UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Wolverine World Wide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY STATEMENT

NOTICE OF

2024 Annual Meeting of Shareholders

WOLVERINE worldwide

LETTER FROM THE CHAIRMAN
March 20, 2024
Dear Fellow Shareholders,
2023 was an important year of change and transition for Wolverine Worldwide. After a difficult first half of the year, the Board of Directors recognized the need to improve the Company’s product pipeline and marketing strategy, strengthen the balance sheet, and enhance revenue and operating income. A substantial transformation of the business was necessary, and I am pleased to share that management has been successfully executing on the transformation and building a strong foundation for sustainable long-term growth.
The Company made significant progress in the back half of the year, stabilizing the business and reorienting as a consumer-focused global brand builder. To drive execution of this strategy, the Board appointed company veteran Chris Hufnagel as President and Chief Executive Officer in August. Chris has extensive brand-building experience and deep knowledge of our business and industry. Under his leadership the Company is moving swiftly in the right direction, building the talent, marketing skills and product development capabilities necessary to restore luster and power to our storied brands.
The Board has continued to actively engage with Chris and the management team in developing and overseeing execution of the Company’s strategy. To ensure the Board is equipped with the right mix of skills and expertise, in 2023 we appointed three new Directors who bring a diverse range of backgrounds and industry experiences that have helped guide and support the Company’s ongoing turnaround efforts. We are pleased with the progress achieved last year and confident the team will continue to make meaningful progress in the year ahead.
The Board is committed to delivering superior returns for our loyal shareholders, and believes the future is bright for Wolverine Worldwide.
On behalf of the entire Board of Directors, thank you for your continued support.
Sincerely,

Tom Long
Chairman of the Board
2024 PROXY STATEMENT	1

LETTER FROM THE CEO
March 20, 2024
Dear Fellow Shareholders,
We took fast and bold action in 2023 to set the Company on a better path to deliver greater returns for you, our shareholders. I was named as Wolverine Worldwide’s new President and Chief Executive Officer in August, and immediately galvanized our team with an actionable path forward and new Vision to become consumer-obsessed, global brand builders.
We took immediate steps to address challenges head-on, particularly in product development and marketing. We quickly developed a comprehensive turnaround plan to stabilize the Company, transform the organization, and ultimately inflect to growth. As a result of our team’s urgent and effective execution, I am proud and encouraged to say that Wolverine Worldwide is a much different and stronger company today than it was just a few months ago.
•
A Focused Portfolio – We rationalized our portfolio through a host of significant actions, including the divestiture of the Sperry brand, the Keds brand, and several other non-core assets. As a result, our portfolio is tightly aligned around brands that design innovative, trend-right apparel and footwear that allow their consumers to live healthier and more productive lives.

•
A Consumer-Obsessed, Brand-Building Organization – In November we completed the largest restructure and redesign in the Company’s history, resulting in a more efficient and more capable organization aligned with our Vision. We added consumer-focused talent in many of our key brand roles and established The Collective, a center-of-excellence created to elevate consumer insights, market intelligence, trend monitoring, and innovation.

•
A More Profitable Business – We developed a plan to meaningfully expand operating margin in 2024 and again generate strong cash flow – as our model has done so effectively in the past – driven by significant gross margin expansion and aggressive profit improvement initiatives executed over the past few months.

•
The Capacity to Invest – Through our profit improvement work, we created the capacity to invest in elevated brand marketing and key strategic capabilities. We believe these investments are essential to better position our brands for growth, while still taking an important step in our transformation to meaningfully improve profitability – a balanced approach committed to long-term, sustainable performance and returns.

•
A Healthier Balance Sheet – We aggressively reduced our inventory throughout the year, and our portfolio management actions generated approximately $380 million of proceeds in 2023 through the first month of 2024. As a result, the Company’s debt level is the lowest in over two and half years, and its balance sheet is much healthier, with line of sight to drive further improvement in 2024.

We are executing on our Vision to become a consumer-obsessed builder of great global brands and are aligning the organization, top to bottom, around doing three things exceptionally well:
1.	Designing Awesome Products – innovative, trend-right, priced-right, covetable products informed by deep insights that solve for consumers’ wants and needs.
2.	Telling Amazing Stories – differentiated, meaningful stories that engage and excite consumers.
3.	Driving the Business – a constant and relentless pursuit to build our brands and to be better tomorrow than today.
2024 PROXY STATEMENT	2

Our brands sit at the epicenter of these activities, and we are directly investing in our brand talent, equipping them with best-in-class technology and processes, and facilitating enhanced collaboration between them. Our improved corporate structure enables our brands to focus on their consumers, product, and marketing and provides additional expertise on key capabilities deemed to be strategically important – including consumer insights, trend, innovation, and brand protection.
Our brands possess incredible, authentic heritages combined with a long legacy of tremendous product innovation in consumer categories that we believe align well with long-term consumer trends. Our platforms are now more efficent and better aligned to enable our brands to grow.
Our Vision is clear, and our teams are energized – their work has been nothing short of remarkable, and we have achieved tremendous progress in a very short period of time. I believe our opportunity is significant and the future of Wolverine Worldwide is bright – I couldn’t be more excited about the work ahead.
Thank you for your continued support of the Company.
Sincerely,

Christopher Hufnagel
President and Chief Executive Officer
2024 PROXY STATEMENT	3

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
10:00 a.m. EDT, May 2, 2024
Wolverine World Wide, Inc.
9341 Courtland Drive, NE
Rockford, MI 49351
March 20, 2024
To Our Shareholders:
We invite you to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Wolverine World Wide, Inc. (“we,” “us,” the “Company,” “Wolverine Worldwide” or “Wolverine”). The meeting will be held on May 2, 2024, at 10:00 a.m. EDT in a virtual format designed to provide shareholders with the same rights and opportunities to participate that they would have at an in-person meeting. At the Annual Meeting, shareholders will vote on the following items:
(1)	Election of the three director nominees named in the Proxy Statement for three-year terms expiring in 2027
(2)	Advisory resolution approving compensation for the Company's named executive officers (“NEOs,” and each an “NEO”)
(3)	Ratification of the Audit Committee's appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2024
(4)	Approval of the Stock Incentive Plan of 2024
Shareholders may also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Shareholders of record as of the close of business on March 4, 2024, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/WWW2024, enter the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.
Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or through the internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.
Rules for the conduct of the Annual Meeting will be available on the meeting website. For information about how to view the rules and the list of shareholders entitled to vote at the Annual Meeting during the ten days preceding the Annual Meeting, please visit our 2024 Annual Meeting website at www.wolverineworldwide.com/2024annualmeeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page.
2024 PROXY STATEMENT	4

This Notice of 2024 Annual Meeting of Shareholders, Proxy Statement, proxy or voting instruction card and Annual Report for our fiscal year ended December 30, 2023 are being mailed or made available to shareholders starting on or about March 20, 2024.
By Order of the Board of Directors,

David A. Latchana
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2024.

Wolverine's Proxy Statement for the 2024 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 30, 2023, are available at: www.wolverineworldwide.com/2024annualmeeting.

2024 PROXY STATEMENT	5

2024 PROXY STATEMENT	6

2024 PROXY STATEMENT	7

Proxy Statement Summary
This summary highlights key information that can be found in greater detail elsewhere in this Proxy Statement. This summary does not contain all the information that shareholders should consider, and shareholders should read the entire Proxy Statement before voting.
Our Brand Portfolio
Wolverine Worldwide maintains a diverse portfolio of category-leading brands:

Our Strategic Vision
We are committed to a singular vision – becoming a consumer-obsessed builder of great global brands. Our portfolio of brands is strategically aligned around designing innovative, trend-right apparel and footwear to allow consumers to live healthier and more productive lives. To grow our brands, we are aligning the organization, top to bottom, around our Brand Building Model:
1.	Designing Awesome Products – innovative, trend-right, priced-right, covetable products – informed by deep insights that solve for consumer’s wants and needs.
2.	Telling Amazing Stories – differentiated, meaningful stories – that engage consumers when and where they want to be engaged.
3.	Driving the Business – a constant and relentless pursuit to build and protect the brand and to be better tomorrow than today.

Our corporate structure enables our brands to focus on their consumers, product, and marketing by providing platforms that efficiently drive operations and back-office activities, and centers-of-excellence help to create competitive advantages for the brands on capabilities deemed to be strategically important – including consumer insights, trend, and innovation.
2024 PROXY STATEMENT	8

MATTERS TO BE VOTED UPON
Shareholders are being asked to vote on the following matters at the 2024 Annual Meeting of Shareholders:
PROPOSAL		BOARD VOTE RECOMMENDATION	PAGE REFERENCE
1.	Election of Three Directors for Terms Expiring in 2027	FOR each Nominee	20
2	Advisory Resolution Approving NEO Compensation	FOR	73
3	Ratification of Ernst & Young LLP as Auditor for Fiscal Year 2024	FOR	74
4.	Approval of the Stock Incentive Plan of 2024 (the “Plan”)	FOR	77
ELECTION OF DIRECTORS FOR TERMS EXPIRING IN 2027
The Company's Board consists of ten directors. The Company's By-Laws establish three classes of directors with each class serving three-year terms.
The Board has nominated three directors for election at the Annual Meeting, as outlined in the table below. Each director nominee has been nominated to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2027. The Board recommends that shareholders vote “FOR” each of the nominees named below.
	Age	Director Since	Independent	Committees	Proposed Term Expiration	Other Public Company Directorships
Brenda J. Lauderback Chair, Denny’s Corporation; Retired President, Wholesale and Retail Group, Nine West Group, Inc.	73	2003	✔	Governance (Chair)	2027	Denny's Corporation (Chair) Sleep Number Corporation
Stacia Andersen Former Executive Vice President, Chief Customer Officer, PetSmart LLC	53	2023	✔	Audit	2027	None
DeMonty Price Former President, Chief Operating, Service and Values Officer, RH, formerly known as Restoration Hardware	62	2023	✔	Compensation and Human Capital	2027	None
Detailed director biographies can be found on pages 21-30 of the Proxy Statement.
2024 PROXY STATEMENT	9

Board Highlights
The following charts illustrate key characteristics of the Company's Board as of the date of this Proxy Statement:

Board is Composed of Directors with the Right Mix of Skills and Experiences
The following chart lists the important experiences and attributes that the Company's directors possess:

Shareholder Engagement
As part of its ongoing shareholder engagement efforts, the Company reached out in early 2024 to shareholders representing holders of approximately 73% of its outstanding shares held by institutional investors, and has held or expects to hold meetings or calls with all shareholders who accepted the Company's invitation. Discussions to date focused on Company strategy, financial performance and governance.
2024 PROXY STATEMENT	10

Corporate Governance Highlights
Wolverine Worldwide is committed to a governance structure that provides strong shareholder rights and meaningful accountability.

✔ Highly independent Board and Committees

✔ Independent Chairman of the Board

✔ Majority voting with director resignation policy

✔ No supermajority vote requirements

✔ Shareholder right to act by written consent

✔ Annual Board and Committee self-evaluations

✔ Robust Board and executive succession planning, including annual written director nominee evaluations

✔ Long-standing commitment to diversity

✔ Director onboarding orientation program and ongoing education initiatives

✔ Active shareholder engagement practices

Meeting Information
The Company's Annual Meeting is scheduled to take place virtually, as set forth in the notice, on May 2, 2024, at 10:00 a.m. EDT. The Company encourages you to vote your shares before the Annual Meeting.
2024 PROXY STATEMENT	11

Corporate Governance
Wolverine Worldwide is committed to the highest level of corporate governance, and the Board has adopted Corporate Governance Guidelines to strengthen management accountability and promote long-term shareholder interests.
BOARD OF DIRECTORS
The shareholders elect directors to serve on the Company's Board of Directors (the “Board of Directors” or “Board”). The Board oversees the management of the business by the Chief Executive Officer (“CEO”) and senior management. In addition to its general oversight function, the Board's responsibilities include, but are not limited to, the following:
•
Reviewing and approving the Company's financial and other key objectives and strategic business plans, and monitoring implementation of those plans and the Company's success in meeting identified objectives

•	Selecting, evaluating and approving the compensation of the CEO and overseeing CEO succession planning
•	Providing advice and oversight regarding the selection, evaluation, development and compensation of management
•	Overseeing the Company's process for assessing and managing risk and mitigation activities
•	Nominating the Company’s director candidates and appointing committee members
•	Engaging in succession planning for the Board and key leadership roles on the Board and its committees
•	Shaping effective corporate governance
•
Reviewing and monitoring administration of policies and procedures to safeguard the integrity of the Company's business operations and financial reporting and to promote compliance with applicable laws and regulations

Board Composition
Board Highlights
The Board prides itself on its ability to recruit and retain directors who have high personal and professional integrity and have demonstrated exceptional ability and judgment to effectively serve shareholders' long-term interests. These skills and attributes will help the Company accomplish its most important strategic objectives, such as global brand-building, investing in the Company's growth brands, direct-to-consumer and digital growth, powerful product, operational excellence, supply chain management, and international growth. The Board also values diversity (including with respect to gender, race, ethnic and national background, and sexual orientation) and considers this an important factor in determining nominees for appointment and election, as evidenced by the current makeup of the Board, which includes four female directors (two of whom are also racial/ethnic minorities) and one other director who is also a racial/ethnic minority. The Governance Committee’s director search process involves including women and minority candidates as part of the pool from which Board nominees are chosen. The Board believes that its directors, including the nominees for election as directors at the Annual Meeting, have characteristics and valuable skills that provide the Company with the variety and depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.
To help achieve the right mix of experience and expertise, and to assist in succession planning, the Board, at the recommendation of the Governance Committee, has identified specified skills and attributes it desires its members to possess. The below graphic lists these skills and attributes and indicates which of the directors possess each. As shown, these skills and attributes are well represented within the Board.
2024 PROXY STATEMENT	12

		SKILLS & ATTRIBUTES
	Totals	Andersen	Boromisa	Bricker	Gerber	Hufnagel	Kollat	Lauderback	Long	Price	Wilson-Thompson
Active Executive	1					✔
Brand Building	9	✔	✔	✔		✔	✔	✔	✔	✔	✔
Current or Former CEO	4			✔		✔	✔		✔
Digital/eCommerce/IT	4	✔		✔		✔	✔
Finance	6		✔		✔		✔		✔	✔	✔
Footwear/Apparel	6	✔		✔	✔	✔	✔	✔
Global Supply Chain	5	✔	✔			✔		✔		✔
International Business	10	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Marketing	7	✔	✔	✔		✔	✔	✔	✔
Public Company Governance	7		✔		✔	✔	✔	✔	✔		✔
Retail	9	✔		✔	✔	✔	✔	✔	✔	✔	✔
The Governance Committee reviews with the Board on an annual basis the skills, experience and characteristics desired of Board members in the context of the current makeup of the Board. The Board, with the assistance of the Governance Committee, annually assesses the current composition of the Board across many dimensions. As set forth in the Company's Corporate Governance Guidelines, which are posted on its website, this assessment addresses the skills and attributes set forth in the table above and the individual performance, experience, age and skills of each director.
Director Nominations
The Board's Governance Committee serves as its nominating committee. The Governance Committee, in anticipation of upcoming director elections and other potential or expected Board vacancies, evaluates qualified individuals and recommends candidates to the Board. As part of the search process for each new director, the Governance Committee includes diverse candidates as part of the pool from which Board nominees are chosen. The Governance Committee may (and typically does) retain a search firm or other external parties to assist it in identifying candidates, and the Governance Committee has the sole authority to select such a firm, approve the search firm's fees and retention terms, and to terminate the firm if necessary.
The Governance Committee considers candidates suggested by directors, senior management or shareholders. Shareholders may recommend individuals as potential director candidates by communicating with the Governance Committee through one of the Board communication mechanisms described under the heading “Shareholder Communications Policy.” Shareholders that wish to nominate a director candidate must comply with the procedures set forth in the Company's By-Laws, which are posted on its website. The deadline for shareholders to submit notice of nominations for next year’s annual meeting is set forth under the heading “Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting” in this Proxy Statement.
Ultimately, upon the recommendation of the Governance Committee, the Board selects the Company’s director nominees for election at each annual meeting. In selecting director nominees, the Board considers each candidate's performance as a director (which is assessed through an anonymous written peer evaluation) if such candidate is serving or has served as a director of the Company; personal and professional integrity; ability and judgment; and likelihood to be effective, working with the other nominees and directors, in serving the long-term interests of the shareholders. The Governance Committee also considers candidates' relative skills, experience, attributes, background and characteristics as well as independence under applicable New York Stock Exchange (“NYSE”) listing standards and the Company's Director Independence Standards, potential to contribute to the composition and culture of the Board, and ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to Board duties.
2024 PROXY STATEMENT	13

Director Onboarding and Ongoing Education Initiatives
The Board provides onboarding orientation programs to familiarize new Board members with the Company’s business and the operation of the Board. Directors are encouraged to participate in continuing education programs to assist them in performing their Board responsibilities. The Company supports director education by coordinating continuing education programs and reimbursing directors for related expenses.
BOARD SELF-ASSESSMENT
As part of an annual Board assessment, each director evaluates over a number of dimensions the performance of the Board and any committee on which he or she serves. Tom Long, the Chairman of the Board, works with the Governance Committee to review the Board self-assessment with directors following the end of each fiscal year and to conduct individual director interviews at the end of each year. Committee Chairpersons review the committee self-assessments with their respective committee members and discuss them with the Board.
In addition, the Governance Committee, working with the Chairman of the Board, develops and implements guidelines for evaluating all directors standing for nomination and election and oversees the evaluation of such nominees.

The Corporate Governance Guidelines (including the Director Independence Standards), the Charter for each Board committee (Audit, Compensation and Human Capital and Governance), the Company's Certificate of Incorporation, By-Laws, Code of Business Conduct, and its Accounting and Finance Code of Ethics all are available on the Wolverine Worldwide website at:
www.wolverineworldwide.com/investor-relations/corporate-governance/.

The Board and applicable committees annually review these and other key governance documents.

RISK OVERSIGHT
The Board oversees the Company's process for assessing and managing enterprise risk and mitigation activities with a focus on the most significant enterprise risks facing the Company, including strategic, inventory, operational and supply chain, financial, environmental, cybersecurity, human capital, environmental, social, and governance (“ESG”), and legal compliance risks. This oversight is conducted through quarterly presentations by and discussions with the President and CEO, Chief Financial Officer (“CFO”), Director of Internal Audit, General Counsel, Chief Information Officer, Chief Information Security Officer, brand and department leaders and other members of management. The General Counsel, Senior Risk Manager, and Director of Internal Audit coordinate management's day-to-day risk management and mitigation efforts, and the Director of Internal Audit reports directly to the Audit Committee.
The General Counsel, Director of Risk Management, and Director of Internal Audit review with the Audit Committee regularly, and with the full Board periodically, management's risk assessment and mitigation strategies. In addition to the above processes, the Board has delegated risk management and mitigation oversight responsibilities to its standing committees, which meet regularly to review and discuss specific risk topics that align with their core responsibilities.
•
The Audit Committee reviews the Company's approach to enterprise risk management generally. The Audit Committee also oversees the Company's risk policies and processes relating to its financial statements and financial reporting processes, credit risks and liquidity risks, major legal and regulatory compliance risk exposures, as well as the Company's management of risks related to cybersecurity and data privacy. The Audit Committee discusses with management and the independent auditors significant risks or exposures and the steps taken by management to mitigate them.

•
The Board has delegated the primary responsibility to oversee cybersecurity matters to the Audit Committee. The Audit Committee regularly reviews the measures implemented by the Company to identify and mitigate data protection and cybersecurity risks. As part of such reviews, the Audit Committee receives quarterly reports and presentations from members of the Company’s team responsible for overseeing the Company’s cybersecurity risk management, including the Chief Information Security Officer, Chief Information Officer, and members of the legal team, which address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to the Company’s peers and third parties. The other members of the Board attend these quarterly reports and presentations to the Audit Committee by members of management. The Company has protocols by which certain cybersecurity incidents that meet established reporting thresholds are escalated within the Company and, where appropriate, reported promptly to the Board and Audit Committee, as well as ongoing updates regarding any such incident until it has been addressed.

•
The Compensation and Human Capital Committee oversees the risks associated with management resources; organization structure and succession planning, hiring, development and retention processes; and it reviews and evaluates risks associated with the

2024 PROXY STATEMENT	14

Company's compensation structure, policies and programs. The Compensation and Human Capital Committee also oversees the relevant risks related to human capital management, including with respect to matters such as talent recruiting, development, progression and retention, diversity, equity and inclusion, human health and safety and total rewards and workplace environment and culture.
•
The Governance Committee oversees the Company's management of risks related to the Company's governance structure and processes and potential risks arising from related person transactions. The Governance Committee also oversees risks related to the Company’s ESG matters.

The Company reviewed its compensation policies and practices to assess whether they are reasonably likely to have a material adverse effect on the Company. As part of this review, the Company compiled information about the Company's incentive plans, including reviewing the Company's compensation philosophy, evaluating key incentive plan design features and reviewing historic payout levels and pay mix. With assistance from Company management and its independent compensation consultant, the Compensation and Human Capital Committee reviewed the executive compensation program, and managers from the Company's human resources and legal departments reviewed the non-executive compensation programs.
ENVIRONMENTAL AND SOCIAL HIGHLIGHTS
As a global marketer of branded footwear, apparel and accessories, Wolverine Worldwide leverages a diverse portfolio making big strides and doing great things since 1883. Our brands continue to think forward and think big as innovators within our communities and our product designs. Our ability to bring about change is grounded in our dedication to our planet and people and guided by the vision of a better tomorrow. These principles are embedded in the governance practices and Code of Business Conduct outlined below, which guide the Board and the Company’s global employees in their actions.
The focus of the Company’s ESG initiatives include the environment, sustainability and responsible sourcing; diversity, equity, and inclusion (“DE&I”); and community impact. These initiatives are a priority for the Company because we believe the Company will grow not just from financial performance and new products, but also the Company's impact on our communities, our employees and the planet. The Board regularly reviews brand initiatives and footwear collections and launches that have environmental and social impacts. The Board has delegated responsibility to its Governance Committee to oversee and make recommendations to it concerning ESG matters, including the Company’s ESG initiatives and their integration into the Company’s business and long-term value creation for the Company and its shareholders. The Governance Committee is also responsible for overseeing the development and disclosure of the Company’s broader ESG initiatives.
Wolverine’s governance structure is designed to enable execution of its policies, strengthens management accountability and enhances Wolverine’s ability to generate long-term shareholder value.
Some of the Company's ESG initiatives are summarized below, and more information is available on the Company’s corporate responsibility website at wolverineworldwide.com/about-us/responsibility/ and in our most recent Global Impact Report at http://tinyurl.com/38b36yzd.1
Environmental, Sustainability, and Responsible Sourcing
Wolverine Worldwide strives to support a more sustainable and responsible future. One of our goals is to reduce and responsibly manage our environmental impact, and we believe the steps we take today can reduce our footprint tomorrow. We aim to achieve this goal by actively implementing environmentally conscious business practices, seeking out additional sustainable products and components and responsibly sourcing our products in accordance with clear and transparent standards.
Protecting Our Planet
•
ReChaco Program – Chaco strives to keep sandals out of landfills by creating durable and repairable products. Since 2004, the brand has saved over 376,100 sandals from landfills through the ReChaco Program, which repairs consumers' sandals. Every pair of sandals saved represents roughly two pounds of material saved from a landfill.

•
Reducing Waste – Wolverine Worldwide creates waste throughout our facilities and operations on a daily basis, so we utilize a variety of recycling programs at many of our buildings to help manage our footprint and reduce our environmental impact. These recycling

[1]	Website references are provided for convenience only, and the content on the referenced websites is not, and shall not be deemed to be, incorporated by reference into this Proxy Statement.
2024 PROXY STATEMENT	15

programs include paper, plastic, cardboard, batteries, electronics, glass, and other items. These initiatives have prevented hundreds of thousands of pounds of waste from ending up in landfills, recycled an estimated 50,000+ pounds of paper and cardboard, and saved hundreds of thousands of gallons of water from being used for paper production.
•
Reducing Energy Consumption – Over the past few years, we have implemented initiatives to improve energy efficiency and increase our support of renewable energy, including purchasing Renewable Energy Credits to offset the energy use at our North America facilities since 2015. In addition, most Wolverine Worldwide buildings are lit by energy-efficient bulbs, which are generally recycled at the end of life.

Sustainability
•
Product Sustainability Standards – Our Product Sustainability Standards establish clear baseline expectations for our brands to promote social responsibility, environmental stewardship and animal welfare. Additionally, these standards incorporate many best practice recommendations, including the use of recycled materials. In 2018, our brands offered approximately 10 styles made with more sustainable materials than traditionally used materials. In 2023, our brands increased the use of sustainable materials and included them in over 550 styles. We’ve been consistently increasing our use of more sustainable materials, such as recycled polyester, rubber, and EVA, organically grown cotton, algae and other biobased materials since 2018.

Responsible Sourcing & Supply Chain
•
Production Code of Conduct – The Wolverine Worldwide Production Code of Conduct outlines our longtime focus on social responsibility. This includes our focus on the human rights of workers and their treatment with dignity and respect, while seeking to improve working conditions within our supply chain. Our Production Code of Conduct establishes the minimum standards that factories and suppliers with whom Wolverine Worldwide does business are required to satisfy when conducting their operations. We routinely perform social compliance audits through our internal teams as well as third parties to monitor compliance with our Production Code of Conduct. In 2023, our internal social compliance team and authorized third parties conducted 156 social compliance audits across our factory base.

•
Supply Chain Transparency – Wolverine Worldwide seeks long-term partnerships rooted in trust, open communication and a shared vision that fosters continued improvement and compliance with our Production Code of Conduct. Under that code, we require that our manufacturers seek to minimize the adverse effects of their manufacturing processes on the community, environment and natural resources and also work to safeguard the health and safety of the public. These requirements include complying with applicable local and national environmental protection laws.

•
Leather Working Group – Wolverine Worldwide joined the Leather Working Group in 2006 to support more responsible leather manufacturing. Nearly 100% of the leather sourced by our brands in 2023 came from LWG Gold or Silver-rated tanneries, which earned high ratings from LWG based upon their environmental stewardship.

Diversity, Equity & Inclusion
The Company's corporate culture welcomes people from all backgrounds who share the values of teamwork, open communications, integrity, respect and accountability. These are the things that bind us together, making Wolverine Worldwide a great company and a great place to grow. As an expanding global company, diversity is much more than simply a goal – it’s a part of our DNA. Because we believe in cultivating a well-rounded, diverse workforce, we seek out individuals who reflect and support this goal. Our thousands of employees around the world reflect a diverse range of cultures, religions, ethnicities and nationalities, as well as varied professional and educational backgrounds.
For more information on the Company's DE&I initiatives, please see our most recent Global Impact Report, available at https://http://tinyurl.com/38b36yzd.2
Our Workforce at a Glance
Below are metrics for Wolverine Worldwide's organizational diversity.3
[2]	Website references are provided for convenience only, and the content on the referenced websites is not, and shall not be deemed to be, incorporated by reference into the proxy statement.
[3]	Ethnicity is reported for U.S. population only. Information provided is as of December 30, 2023.
2024 PROXY STATEMENT	16

DE&I Initiatives: A Cornerstone of Our Workplace Culture
Wolverine is focused on fostering an inclusive environment where every employee feels valued, respected, and empowered. Here are a few of the ways that Wolverine Worldwide made DE&I a focus in the workplace in 2023:
•
Wolverine is a sponsor of the Black Footwear Forum (BFF), which exists to celebrate and safeguard the influence, leadership, and creativity provided by Black people in the global footwear industry. As a collective of footwear industry professionals and supporters from around the country, BFF encourages collaboration in establishing industry goals that center on developing and advancing Black talent at all levels. The Forum also works to cultivate community for Black footwear professionals through its national and regional chapter events and activations.

•
Wolverine sponsored four apprentices across two brands from the Pensole Lewis College Masterclass program. The Pensole Lewis College Masterclass program identifies early career product design talent, while lifting up talented young people who face obstacles in pursuing a career in footwear or footwear design.

•
Wolverine hosted Michal Bornstein, a holocaust survivor, in a widely-attended speaking engagement at our Rockford campus. In addition, Wolverine made a $10,000 donation to the Auschwitz-Birkenau Memorial Foundation.

In January 2024, we proudly inaugurated our DE&I Office. This strategic move signifies our dedication to embedding DE&I into the very fabric of our workplace culture. The DE&I Office will continue much of the great work accomplished by the Diversity Action Council in 2023 and prior years.
Employee Resource Groups
In today’s dynamic corporate landscape, fostering an inclusive workplace is a strategic imperative. Employee Resource Groups (“ERGs”) play a pivotal role in achieving this goal. Wolverine uses ERGs to help amplify voices, foster growth, and create a thriving workplace. ERGs serve as powerful catalysts for diversity and inclusion efforts and our desire to provide equal employment opportunities. By bringing together employees with shared identities, backgrounds, or interests, ERGs can drive business outcomes. ERGs also help contribute to employee retention, reducing turnover costs, and enhance innovation by promoting diverse thinking. Wolverine currently has three U.S.-based ERGs:
•
PRIDE@WWW – Dedicated to fostering an inclusive and supportive workplace that celebrates and empowers the LGBTQIA+ community and allies, its mission is to serve its members and the organization by promoting diversity, equity, and inclusion, while building a visible and vibrant community that encourages belonging, education, and community impact.

•
Womxn’s Resource Group – A company-wide resource providing enrichment and fulfilling experiences for the womxn of Wolverine, WRG works to support and empower womxn in the workplace through professional mentorship and networking.

•	Wolverine Young Professionals – Through social activities, networking, functions, and volunteer opportunities, WYP is building an environment to develop the next generation of business leaders.
2024 PROXY STATEMENT	17

Communication & Learning
In 2023, we continued to offer resources to increase awareness and educate our employees around the world through unconscious bias and other diversity trainings via our global partnership with LinkedIn Learning. To help support these education initiatives, we developed a Diversity, Equity and Inclusion section on WeConnect, our internal employee information and communications platform, to provide team members with support resources and a dedicated space to learn and work together to achieve a better future. In 2023, the Company offered increased engagement on our DE&I education through our DE&I Playlist, available to employees on LinkedIn Learning.
Supporting our Communities
Wolverine Worldwide has historically engaged with and served the communities in which we live and work, as well as our internal community at the Company. As champions for positive change, we believe it is our responsibility to enrich our global communities by giving our time and resources to make the world a better place. At Wolverine Worldwide, we’re proud of our family of brands and their individual commitments to the causes they support. Each of our brands is committed to supporting meaningful causes, understanding internal team cultures, and making a difference for their consumers and communities.
•
Wolverine Worldwide Foundation – Rooted in our commitment to contribute positively to the communities where our employees work and live, the Wolverine Worldwide Foundation was founded in 1959 to support our charitable initiatives. Through the Foundation, the Company is actively involved in supporting charitable organizations with a focus on education, the environment, arts and culture, and human aid and service.

•
United Way – Every year through employee contributions, footwear and apparel sales, and employee-led fundraising events, Wolverine Worldwide has consistently given back to the local communities where we live and work. Over the past nine years, Wolverine Worldwide has donated over $3.6 million to United Way.

•
Two Ten Footwear Foundation – Wolverine Worldwide has continued its longstanding support of the Two Ten Footwear Foundation, which was founded in 1939 and exists to improve the lives and careers of footwear employees and their families through emergency financial assistance, scholarships, and career development opportunities. Wolverine Worldwide and its brands support Two Ten through financial assistance and product donations.

•	Brand-Supported Initiatives – our brands helped those in need in the following ways:
•
Sweaty Betty – Through the Sweaty Betty Foundation, in the UK, Sweaty Betty has worked with several organizations to get girls active, including a partnership with the step-counting and rewards app Sweatcoin and This Girls Can Leeds. This partnership designed a 10-week behavior change program with the girls’ input where they gained rewards and prizes for walking.

•
Saucony – Existing to inspire and serve all humans to live their best lives by providing access to running, celebrating self-expression, and creating a better world, Saucony created its Run For Good platform. In 2023, Run for Good supported a social initiative dedicated to helping more young people discover the power of running and combat childhood obesity through Global Running Day.

•
Merrell – Continuing its multi-year partnership with Big Brothers Big Sisters (“BBBS”), Merrell sponsored a new BBBS program to address the critical need for mentorship and inspire volunteer sign-ups nationwide. The public service announcement is part of BBBS's “It Takes Little to be Big” national campaign that launched in September 2023. Merrell and BBBS remain committed to their shared goal of breaking down the barriers that many youths face in accessing the outdoors and are taking action so all young people can experience the many mental and physical benefits associated with open air activities. This impactful partnership also brings awareness to the need for inclusive outdoor experiences, particularly for youth who do not have equitable access to nature, natural parks, or outdoor spaces.

•
CAT – In 2023, CAT Footwear hosted a Back-to-School campaign celebrating students entering the skilled trades in partnership with Caterpillar Inc.’s ThinkBig Program. ThinkBig is a two-year instructional program that pays students while they train to become a Caterpillar technician. CAT Footwear has been increasingly using their platform to raise awareness about career opportunities in skilled trades, particularly among women and minorities.

2024 PROXY STATEMENT	18

•
Wolverine – Our namesake footwear and apparel brand continued its long-standing commitment to supporting the next generation of skilled trades workers by starting Project Bootstrap. Through strategic partnerships and initiatives, Project Bootstrap works to break down common misconceptions around the skilled trades industry, while supporting and inspiring the next generation of skilled trades workers in an effort to close the trades gap. Wolverine Boots has donated over $2 million to advance the skilled trades.

CODE OF BUSINESS CONDUCT AND ACCOUNTING AND FINANCE CODE OF ETHICS
The Board has adopted a Code of Business Conduct for the Company's directors, officers and employees. The Board also has adopted an Accounting and Finance Code of Ethics (“Accounting and Finance Code”) that focuses on the financial reporting process and applies to the Company's CEO, CFO and Corporate Controller.

The Company discloses amendments to or waivers from both its Code of Business Conduct and Accounting and Finance Code granted to directors or executive officers within four business days following the date of the amendment or waiver on its website at:
www.wolverineworldwide.com/investor-relations/corporate-governance/.

SHAREHOLDER COMMUNICATIONS POLICY
Shareholders and other interested parties may send correspondence to the Board, the non-employee directors as a group, a specific Board committee or an individual director (including the Chairman of the Board) in the manner described below.
The General Counsel will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) as applicable at each regularly scheduled Board meeting.

Communications may be sent via email through various links on our website at:
www.wolverineworldwide.com/investor-relations/corporate-governance/ or by regular mail c/o General Counsel, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, MI 49351.

The General Counsel will alert individual directors if an item warrants a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting a prompt response, but not addressed to a specific director, will be routed to the applicable committee Chairperson.
2024 PROXY STATEMENT	19

Proposal 1 — Election of
Directors for Terms Expiring
in 2027
The Company's Board currently consists of ten directors. The Company's By-Laws establish three classes of directors with each class serving three-year terms. At each annual meeting, the term of one class expires. The Board has nominated three directors for election at the Annual Meeting: Brenda J. Lauderback, Stacia Andersen and DeMonty Price. Each director has been nominated to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2027 or until his or her successor, if any, has been elected and is qualified.
All director nominees are independent directors, as determined by the Board under the applicable NYSE listing standards and the Company's Director Independence Standards. Each director nominee currently serves on the Board. The shareholders most recently elected Ms. Lauderback at the Company's 2021 Annual Meeting. Ms. Andersen and Mr. Price were appointed to the Board in March 2023 on the recommendation of the Company’s Governance Committee. Ms. Andersen and Mr. Price were recommended to the Company’s Governance Committee by a third-party search firm.
The Company is not aware of any nominee who will be unable or unwilling to serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, the incumbent directors may or may not select a substitute nominee. If the directors select a substitute nominee, the proxy holder will vote the shares represented by all valid proxies for the substitute nominee (unless other instructions are given).
The biographies of the three nominees and the other continuing directors of the Company are below, along with a discussion of the experience and skills of each director.
2024 PROXY STATEMENT	20

Director Nominees with Proposed Terms
Expiring in 2027
BRENDA J. LAUDERBACK Age: 73 Director since: 2003
Chair, Denny's Corporation; Retired President, Wholesale and Retail Group, Nine West Group, Inc.	Board Committees: Governance (Chair)	Other Public Directorships: Denny’s Corporation (since 2005), Board Chair (since 2016) Sleep Number Corporation (since 2004)

Career Highlights:
• Nine West Inc., a footwear wholesale retailer and distributor
° President, Wholesale and Retail Group (1995 – 1998)
• US Shoe Corporation, a footwear manufacturer, retailer and distributor
° President, Wholesale and Manufacturing Division, a position that included responsibility for offices in China, Italy and Spain (1993 – 1995)
• Dayton Hudson Corporation (now Target Corporation), a retail company
° Held various positions including Vice President, General Manager of shoes, accessories and children’s (1975 – 1993)

Experience and Skills:
• Footwear/Apparel: Spent more than 25 years in the industry in various positions of increasing responsibility resulting in deep expertise in all aspects of the industry, including merchandising, marketing, product development and design and manufacturing.
• Retail: Comprehensive understanding of what is integral to being a successful retail company gained over her career and further developed through her board experience, where she has been intimately involved in the transformation of retail and consumer preferences to a more digital and technology focus.
• Public Company Governance: Extensive experience gained serving as the Chair of Denny’s, a restaurant company, and a Director of Sleep Number Corporation, a bed manufacturer and retailer, and formerly serving on the board of Big Lots, Inc., a retail company, from 1998 to 2015.
• Ms. Lauderback also brings marketing, brand building, global supply chain, and international business experience and expertise to the Board.

Education: • BS, Marketing, Robert Morris University
Other Affiliations and Acknowledgements: • Named to the National Association of Corporate Directors (NACD) 2017 Directorship 100 list
2024 PROXY STATEMENT	21

STACIA ANDERSEN Age: 53 Director since: 2023
Former Executive Vice President, Chief Customer Officer, PetSmart LLC	Board Committees: Audit	Other Public Directorships: None

Career Highlights:
• PetSmart LLC, a specialty retailer of products, services, and solutions for pets
° Executive Vice President and Chief Customer Officer (2022-2024)
° Executive Vice President, Merchandising and Customer Experience (2019 - 2021)
• Abercrombie & Fitch Co., a specialty retailer of apparel and accessories for men, women and kids
° Brand President (2016 - 2018)
• Target Corporation, a general merchandise retailer (1994 – 2015)
° Held various leadership roles, including Senior Vice President of Merchandising for the Apparel, Accessories and Baby, and Home and Seasonal divisions

Experience and Skills:
• Brand Building: Impressive history overseeing brand development, including serving as Brand President of Abercrombie & Fitch, where she led the rebuilding and transformation of all aspects of the Abercrombie & Fitch and abercrombie kids brands. This builds on her experience at Target where she created strong brand strategies for multiple divisions.
• Digital/eCommerce: Played an instrumental role in overhauling the Abercrombie & Fitch store into a complete omnichannel experience and oversaw the digital and omnichannel transformation at PetSmart.
• Global Supply Chain: Extensive experience gained over her 20 years at Target where she served as a buyer, a divisional sourcing manager, Vice President of Global Sourcing, and President of Target Sourcing Services/Associated Merchandising Corporation, which included responsibility for $30B in annual imports from 40 countries.
• Ms. Andersen also brings footwear/apparel, international business, retail, and marketing experience and expertise to the Board.

Education: • BA, Marketing and Communications, Buena Vista University
2024 PROXY STATEMENT	22

DEMONTY PRICE Age: 62 Director since: 2023
Former President, Chief Operating, Service and Values Officer, RH, formerly known as Restoration Hardware	Board Committees: Compensation and Human Capital	Other Public Directorships: None

Career Highlights:
• RH, a curator of design, taste and style in the luxury lifestyle market
° President and Chief Operating, Service and Values Officer (2017 – 2022)
° Co-President, Chief Operating Services and Values Officer (2016 – 2017)
° Chief Service and Values Officer (2015 – 2016)
° Senior Vice President of Retail Galleries and Operations, and Chief Values Officer (2006 – 2015)
° Vice President of Stores (2003 – 2006)
° West Regional (2002 – 2003)
• Williams-Sonoma, Inc.
° Held various field leadership roles including Northwest District Manager (1999 – 2002)
• Nike Inc.
° Director of P.L.A.Y. (1997 – 1999)
• Gap Inc.
° District Manager (1993 – 1997)
° Manager of Diversity (1993 – 1997)

Experience and Skills:
• Retail: Extensive experience gained over his more than 35 years in senior leadership positions at global leading retailers, where he oversaw all aspects of operations from human resources and store design to supply chain and distribution.
• Operations: Deep understanding of the complexities involved in maintaining a global supply chain gained as President and Chief Operating, Service and Values Officer with responsibilities for overseeing the supply chain function, main brand retail stores, outlets, hospitality, human resources, distribution centers, home delivery, customer service and facilities for RH.
• Brand Building: Strong track record of leading company transformations that drove increased company and shareholder profits, including at Williams-Sonoma, where he rebuilt an underperforming district to become the top-performing stores for the company in the US, and at RH, where he supported the company’s significant operational restructuring that included the implementation of a new workforce in the RH galleries companywide.
• Mr. Price also brings finance, human capital management and international business experience and expertise to the Board.

Education: • BS, Fashion Merchandising, Oregon State University
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” the election of the above nominees for proposed terms expiring in 2027.
2024 PROXY STATEMENT	23

Directors with Terms
Expiring in 2025
JEFFREY M. BOROMISA Age: 69 Director since: 2006
Retired Executive Vice President, Kellogg International, President, Latin America and Senior Vice President, Kellogg Company	Board Committees: Audit (Chair) Governance	Other Public Directorships: None

Career Highlights:
• Kellogg Company, a global food manufacturing company (1981 – 2009)
° Senior Vice President and member of the Global Leadership Team (2004 – 2009)
° Executive Vice President, Kellogg International (2007 – 2009)
° President, Latin America (2008 – 2009)
° President, Asia Pacific (2007 - 2008)
° Chief Financial Officer (2004 - 2006)

Experience and Skills:
• Finance: Deep expertise developed during his 25 years serving in financial roles at Kellogg, where he was hired as a senior auditor and promoted to positions with increasing responsibility until being named Chief Financial Officer. In that role, he had responsibility for the strategic planning, implementation, and management of all finance activities, including business planning, budgeting, forecasting, risk and governance.
• International Business: Substantial experience gained through his tenure at Kellogg, a large global company, where early in his career he was Controller for Kellogg de Mexico based in Queretaro, Mexico and later lead operations for the company’s Asia Pacific and Latin America divisions.
• Audit Committee and Governance: Mr. Boromisa is a Board member of Board of Haworth International, Inc. and serves as the Chair of Haworth’s Audit Committee. Mr. Boromisa is also a Trustee of Hawaii Pacific University and serves at the Vice-Chair of Hawaii Pacific’s Finance and Investment Committee.
• Mr. Boromisa also brings global supply chain, brand building, marketing, and public company governance experience and expertise to the Board.

Education:
• BA, Accounting, Michigan State University
• Completed graduate courses, Thunderbird, the American Graduate School of International Management
• CPA and a member of the American Institute of Certified Public Accountants

2024 PROXY STATEMENT	24

CHRISTOPHER E. HUFNAGEL Age: 51 Director since: 2023
President and Chief Executive Officer, Wolverine Worldwide	Board Committees: None	Other Public Directorships: None

Career Highlights:
• Wolverine World Wide, Inc. (since 2008)
° President and Chief Executive Officer (since 2023)
° President (2023)
° President, Active Group (2022 – 2023)
° Global Brand President, Merrell (2019 – 2022)
° Global Brand President, CAT Footwear (2018 – 2019)
° Senior Vice President & Head of Corporate Strategy (2013 – 2018)
° President of Direct-to-Consumer (2008 – 2013)
• Under Armour, an activewear clothing and accessories retailer
° Vice President of Retail (2007 – 2008)
• Gap, a clothing and accessories retailer
° Vice President of Brand Store Experience (2003 – 2007)
• Abercrombie & Fitch, a specialty retailer of apparel and accessories for men, women and kids
° Director of Presentation (1998 – 2003)

Experience and Skills:
• Footwear/Apparel: Extensive experience in the sector having spent his career at leading global footwear and apparel companies in positions of leadership and increasing responsibility including business development, portfolio management, M&A, investor relations, and corporate communications.
• Brand Building: Demonstrated track record of successfully building global brands gained over decades of omnichannel brand-building experience that began at Abercrombie & Fitch, where he helped create the look of the Hollister brand. As Vice President of Brand Store Experience at Gap, a position the company created for him, he led the very successful redesign of Gap stores to be more friendly, approachable and personal, and to ensure that every aspect of Gap’s stores reinforced how the company wanted its customers to feel about the brand. He further developed this expertise over the past 15 years at Wolverine, where he started the Company’s consumer insights and market intelligence function to build stronger connections with consumers, he led the Company’s transformation initiative, WOLVERINE WAY FORWARD, to help the organization compete better in the fast-changing global marketplace, and he has led all of the Company’s footwear brands.
• Retail: Deep expertise in all aspects of successfully operating a retail company gained at Abercrombie & Fitch and Gap, where he was responsible for in-store presentation, visual merchandising, and marketing, at Under Armour, where he served as Vice President of Retail and was responsible for the development, execution, and roll-out of the company’s retail strategy, and at Wolverine, where he initially was responsible for all direct-to-consumer operations, including e-commerce. Due to his keen sense for global trends and consumer desires, and deep understanding of the importance of having good relationships with the Company’s customers, he was promoted to positions of increasing responsibility including Global Brand President of CAT Footwear, where he took aggressive actions to help the team rapidly evolve its growth and go-to-market strategies. He also served as Global Brand President of Merrell, where he oversaw the Wolverine Worldwide Kid's Group, as well as Global Licensing for the Company, and as President of the Active Group, with responsibility for Merrell, Saucony, and Chaco.
• Mr. Hufnagel also brings executive leadership, international business, digital/eCommerce/IT, and global supply chain experience and expertise to the Board.

Education: • BA, Political Science & History, Alma College
2024 PROXY STATEMENT	25

DAVID T. KOLLAT Age: 85 Director since: 1992
President and Chairman, 22, Inc.	Board Committees: Audit Compensation and Human Capital	Other Public Directorships: None

Career Highlights:
• 22 Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers
° Chairman and President (since 1987)
• The Limited, Inc., a publicly traded, multinational apparel, lingerie, and bath and body retail company that became L Brands
° Served in senior leadership positions, including as Executive Vice President, Marketing, President of Victoria’s Secret Direct, and as a member of its executive committee (1976 – 1987)
• Management Horizons, a research and consulting firm specializing in marketing and retailing for consumer goods companies
° Executive Vice President (1972 – 1976)

Experience and Skills:
• Retail: Comprehensive understanding of the industry developed over many years spent researching, consulting and serving in leadership positions, including co-founding the Retail Intelligence System, a syndicated research program that has served over 200 companies. He developed the first computerized data base of all publicly-held retailing companies; pioneered new demographic, psychographic, and store positioning techniques in retailing; and adapted strategic and long-range planning systems to retailing.
• Marketing: Deep expertise first gained while at Management Horizons, where he directed and participated in consulting and research projects for companies in most major sectors of retailing and consumer goods marketing. This was further developed at Limited, where he, among other things, developed and implemented marketing positioning strategies and marketing departments for Limited Express, Victoria’s Secret and Lane Bryant. This experience informed the six books and numerous articles he has authored or co-authored on consumer behavior as well as marketing strategy, business strategy and corporate strategy.
• Public Company Governance: Significant experience through service on more than 20 boards of directors, including public company boards such as The Limited Inc. and its successor company, L Brands, where he served for 43 years; Sleep Number, a bedding manufacturer and retailer; Big Lots, a general merchandise close-out retailer; Cone Mills, a denim and fabric manufacturer; and Cooker Restaurant Company. He also served as Lead Independent Director of Wolverine from 2007 until November 2022 and has served as chair of the audit, compensation, and nominating and governance committees of additional publicly held companies.
• Dr. Kollat also brings executive leadership, footwear/apparel, brand building, digital/eCommerce/IT, finance, and international business experience and expertise to the Board.

Education:
• BBA, MBA, Marketing & Finance, Western Michigan University – Haworth College of Business
• DBA, Marketing, Finance, Management, Economics, Psychology, Indiana University – Kelley School of Business

Other Affiliations and Acknowledgements:
• Selected as one of the ten outstanding directors in corporate America by the Outstanding Directors Exchange, a New York division of the Financial Times
• Recognized as one of the top 100 directors in America by the National Association of Corporate Directors

2024 PROXY STATEMENT	26

JODI BRICKER Age: 56 Director since: 2023
Former Chief Executive Officer, Quay Australia	Board Committees: Governance	Other Public Directorships: None

Career Highlights:
• Quay Australia, a global eyewear brand that sells sunglasses and prescription eyewear
° Chief Executive Officer (2019-2023)
• The Gap, Inc., a worldwide clothing and accessories retailer
° Executive Vice President of Merchandising, Inventory Management and eCommerce, Athleta, Inc. (2016 - 2018)
° Executive Vice President and General Manager, Old Navy (2013 – 2016)
° Senior Vice President and General Manager, OldNavy.com (2011- 2013)
° Served in multiple roles for Gap Direct, including Director of Merchandising and then Vice President and General Manager of OldNavy.com (2001 – 2006)
° Merchant, across various roles including Women's, Men's and Kids divisions, Old Navy (1994 – 2001)
• Levi Strauss & Co., an apparel company and a global leader in Jeanswear
° Held various senior leadership roles, including Vice President, eCommerce/Digital for Levi’s.com and Dockers.com, Interim General Manager, Dockers Retail, and Vice President, Levi Women's Merchandising (2006 – 2011)

Experience and Skills:
• Retail: An experienced operator and strategic advisor in the consumer and retail space with a strong track record of driving high growth in vertical retail, ecommerce and wholesale channels across her more than 25+ years in senior leadership positions leading multinational apparel, accessories and lifestyle brands.
• Digital/eCommerce: Deep omni-channel expertise gained over a decade of leading and growing e-commerce channels at Old Navy, where she helped launch the e-commerce channel within Gap, Inc., at Levi’s, a traditional brick and mortal retail company, where she built a successful global digital culture and led a multi-brand ecommerce division driving growth and expanding the brand’s presence online. And at Athleta, leading and resetting the product and omnichannel strategy and charting the long-range plan towards achieving 1B in revenue.
• Brand Building and Product Expertise: Strong reputation for building brands beginning at Gap, Inc., where she was among a handful of merchants handpicked to launch Old Navy, which became one of the world's fastest growing retail brands. As CEO of Quay Australia, she led the Company to become one of the fastest growing independent brands in the eyewear industry and has helped expand the brand beyond sunglasses to the broader optical market. She brings deep expertise and a unique ability to connect consumer, product innovation and brand strategy to deliver growth and create products and brands that people love.
• Ms. Bricker also brings CEO/executive leadership, footwear/apparel, sustainability, global business, marketing and brand management expertise to the Board.

Education: • BS, Merchandising, University of Arizona
2024 PROXY STATEMENT	27

Directors with Terms
Expiring in 2026
WILLIAM K. GERBER Age: 70 Director since: 2008
Managing Director, Cabrillo Point Capital LLC; Retired EVP and Chief Financial Officer, Kelly Services, Inc.	Board Committees: Audit Compensation and Human Capital	Other Public Directorships: Cleveland-Cliffs, Inc. (since 2020)

Career Highlights:
• Cabrillo Point Capital LLC, a private investment fund
° Managing Director (since 2008)
• Kelly Services, Inc., a publicly traded global staffing solutions company
° Executive Vice President and Chief Financial Officer (1998 – 2007)
• L Brands, Inc., a multinational apparel and retail company
° Served in various leadership positions (1983-1998), including Vice President, Finance and Vice President, Corporate Controller.

Experience and Skills:
• Audit Committee Leadership: Served as Audit Committee Chair for three public companies including AK Steel Holding, Kaydon, and Wolverine Worldwide.
• Finance: Deep expertise gained over 25 years in senior financial leadership positions that underpin his broad and keen understanding of complex financial and accounting matters and that he utilizes in his current position leading a private investment fund.
• International Business: Experience gained serving at L Brands, a multinational company, and Kelly Services, which has operation in more than 35 countries.
• Public Company Governance: Currently serves as a director of Cleveland-Cliffs, Inc., a publicly traded producer of iron ore and steel products, and was on the board of AK Steel Holding Corporation from 2007 until it merged with Cleveland-Cliffs in 2020.
• Mr. Gerber also brings retail and footwear/apparel experience and expertise to the Board.

Education: • BS, Economics and Finance, University of Pennsylvania’s Wharton School • MBA, Finance, Harvard Business School
2024 PROXY STATEMENT	28

TOM LONG CHAIRMAN OF THE BOARD Age: 65 Director since: 2011
Retired Chief Executive Officer, MillerCoors LLC	Board Committees: None	Other Public Directorships: Amcor PLC (since 2017)

Career Highlights:
• Bridger Growth Partners, LLC, a private investment fund
° Managing Partner (since 2015)
• MillerCoors LLC, a joint venture between SABMiller and Molson Coors, two publicly traded beverage companies
° Chief Executive Officer (2011 – 2015)
° President and Chief Commercial Officer (2008 – 2011)
• Miller Brewing Company, a beverage company
° Chief Executive Officer (2007 – 2008)
° Chief Marketing Officer (2005 – 2007)
• The Coca-Cola Company, a beverage company (1988 – 2005)
° Various senior leadership positions including Vice President of Strategic Marketing, Global Brands; Vice President, Strategic Marketing Research and Trends; President of Coca Cola’s Great Britain and Ireland Division; and President of the Northwest Europe Division

Experience and Skills:
• Brand Building: Established an impressive reputation for building strong global brands over more than 20 years in senior positions at category leading companies and subsequently serving as MillerCoors’ President and Chief Commercial Officer, where he played an integral role in building the now recognized brand of what was then a newly formed company.
• International Business: Oversaw strategy and operations for multiple large, global companies including Coca-Cola, where he served as President of both the Great Britain and Ireland division and the Northwest Europe division.
• Marketing: Developed exceptional marketing acumen and strong and lasting customer relationships at multiple consumer-focused brands.
• Mr. Long also brings executive leadership, retail, and finance experience and expertise to the Board.

Education: • BA, English, University of North Carolina • MBA, Harvard Business School
2024 PROXY STATEMENT	29

KATHLEEN WILSON-THOMPSON Age: 66 Director since: 2021
Retired Executive Vice President & Global Chief Human Resources Officer, Walgreens Boots Alliance Inc.	Board Committees: Compensation and Human Capital (Chair) Governance	Other Public Directorships: Tesla, Inc. (since 2019) McKesson Corporation (since 2022)

Career Highlights:
• Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company
° Executive Vice President and Global Chief Human Resources Officer (2014 – 2021)
° Senior Vice President and Chief Human Resources Officer (2010 – 2014)
• Kellogg Company, a food manufacturing company
° Held various legal and operational roles, including most recently as Senior Vice President, Global Human Resources (1992 – 2010)

Experience and Skills:
• Retail: Developed significant experience over her 25 years at two leading retailers.
• International Business: Experience cultivated through her management roles and responsibilities at two global companies, in particular her responsibilities for employees worldwide.
• Public Company Governance: Experience gained currently serving as a director of Tesla, an electric vehicle manufacturer, clean energy, energy generation and storage company, and McKesson Corporation, a publicly-traded pharmaceutical distribution and healthcare technology company.
• Ms. Wilson-Thompson also brings brand building, legal, human capital management and finance experience and expertise to the Board.

Education: • BA, English Literature, University of Michigan • JD and LLM, Corporate and Finance Law, Wayne State University
2024 PROXY STATEMENT	30

BOARD LEADERSHIP
The Company's Corporate Governance Guidelines give the Board the flexibility to determine the best leadership structure for the Company based upon the Company's evolving needs and opportunities. The Governance Committee periodically reviews the Board's leadership structure and considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. In May 2023, the Board appointed Tom Long, an independent director, as Chairman of the Board. The Board believes its current leadership structure, in which the roles of Chairman and CEO are separated, best serves the Company at this time, as it allows the Company’s CEO to focus on executing the Company’s strategy and transformation, while leveraging our independent Chairman’s experience to drive accountability at the Board level.
Prior to Mr. Long’s appointment as Chairman in May 2023, the Company’s former CEO also served as Chairman of the Board and the independent directors elected Mr. Long as Independent Lead Director, with responsibilities similar to those of an independent Chairman.
DIRECTOR INDEPENDENCE
The Board annually assesses the independence of all directors. To qualify as “independent,” the Board must affirmatively determine that the director is independent under the Company's Director Independence Standards, which are modeled after the listing standards of the NYSE. Under NYSE listing standards and the Company's Director Independence Standards, the Board has determined that except for Mr. Hufnagel, who is a Company employee, each of our non-management directors (Stacia Andersen, Jeffrey M. Boromisa, Jodi Bricker, William K. Gerber, Davit T. Kollat, Brenda J. Lauderback, Tom Long, DeMonty Price, and Kathleen Wilson Thompson) is independent. In addition, the Board determined that David W. McCreight, who served as a director until May 4, 2023, was independent during the time he served as a director. All of the Board's committees are comprised entirely of independent directors. The independent directors generally meet in executive session at each regularly-scheduled Board meeting.
The Company's Director Independence Standards define an “Independent Director” as a director who the Board determines otherwise has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and who:
•	Is not, and in the past three years has not been, an employee of the Company
•	Does not have, and has not had within the last three years, an immediate family member employed as an executive officer of the Company
•
Has not received, and does not have an immediate family member who received, during any 12 month period within the last three years, any direct compensation from the Company in excess of $120,000 (other than compensation for Board service; compensation received by the director for former service as an interim Chairman, CEO or other executive officer; compensation received by the director's immediate family member for service as a non-executive employee; and pension and other forms of deferred compensation for prior service if such compensation is not contingent in any way on continued service)

•	Is not a current employee or partner of a firm that is the Company's internal or external auditor
•
Has not been, and does not have an immediate family member who has been, within the last three years, a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time

•
Does not have an immediate family member who is (i) a current partner of the Company's internal or external auditor, or (ii) a current employee of the Company's internal or external auditor who personally works on the Company's audit

•
Is not, and has not been within the last three years, part of an interlocking directorate in which a current executive officer of Wolverine Worldwide serves or served on the compensation committee of another company where the director or the director's immediate family member concurrently serves or served as an executive officer

•
Is not an employee of, and does not have an immediate family member who is an executive officer of, another company that has made payments to, or received payments from, Wolverine Worldwide for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company's consolidated gross revenues

•	Has not had any other direct or indirect relationship with Wolverine Worldwide that the Board determines is material
2024 PROXY STATEMENT	31

BOARD COMMITTEES, MEETINGS AND MEETING ATTENDANCE
The Board has three committees: Audit, Compensation and Human Capital, and Governance. Each committee meets periodically throughout the year and reports its recommendations to the Board. The Company expects directors to attend every meeting of the Board and the committees on which they serve and to attend the annual meeting of shareholders. In 2023, all directors then serving on the Board attended the 2023 Annual Meeting of Shareholders, and all directors attended at least 75% of the meetings of the Board (9 meetings in 2023) and the committees on which they served held during the period for which he or she served.
All directors are typically invited to and attend all committee meetings. Our non-management directors and independent directors each met regularly in separate executive sessions during fiscal year 2023, all of which were chaired and led by the Independent Lead Director or Independent Chairman of the Board, as applicable.
Each committee annually evaluates its performance to determine its effectiveness. The Board has determined that all committee members are “independent” as defined by NYSE listing standards. Furthermore, each Audit Committee member satisfies the NYSE “financial literacy” requirement. In addition, the Board has determined that Mr. Boromisa and Mr. Gerber are “audit committee financial experts” under Securities and Exchange Commission (“SEC”) rules. Each committee's charter, with a complete list of the duties and responsibilities, is available on the Company's website at www.wolverineworldwide.com/investor-relations/corporate-governance/.
AUDIT COMMITTEE
Committee Members	•	Boromisa (Chair)
	•	Andersen
	•	Gerber
	•	Kollat
Number of Meetings in 2023	7
Highlighted Responsibilities	•	Appoints, evaluates and oversees the work of the independent auditors and oversees the internal audit function
	•	Oversees the Company's approach to enterprise risk management, including policies and processes with respect to enterprise risk management
	•	Oversees the Company's cybersecurity and data privacy risks and exposures
	•	Oversees the Company's program for promoting and monitoring compliance with applicable legal and regulatory requirements
	•	Oversees the integrity of the Company's financial statements, financial reporting process and internal controls
	•	Coordinates with the Governance Committee and the Compensation and Human Capital Committee on the Company’s required ESG disclosures

2024 PROXY STATEMENT	32

COMPENSATION AND HUMAN CAPITAL COMMITTEE
Committee Members	•	Wilson-Thompson (Chair)
	•	Gerber
	•	Kollat
	•	Price
Number of Meetings in 2023	10
Highlighted Responsibilities	•	Assists the Board in fulfilling its responsibilities relating to executive compensation and the Company's compensation and benefit policies and programs
	•	Oversees the overall compensation structure, policies and programs, including whether the compensation structure establishes appropriate incentives for management and employees
	•	Oversees the Company's management of risks relating to the Company's compensation structure, policies and programs
•
Oversees and reviews the Company’s programs, policies and practices related to human capital management and related disclosures, including with respect to matters such as talent recruiting, development, progression and retention, diversity, equity and inclusion, human health and safety and total rewards and workplace environment and culture

	•	The Compensation and Human Capital Committee may delegate its authority to one or more subcommittees of the Compensation and Human Capital Committee
	•	Coordinates with the Governance Committee and the Audit Committee on the Company’s required ESG disclosures

GOVERNANCE COMMITTEE
Committee Members	•	Lauderback (Chair)
	•	Boromisa
	•	Bricker
	•	Wilson-Thompson
Number of Meetings in 2023	5
Highlighted Responsibilities	•	Assists the Board in fulfilling its responsibilities on matters and issues related to the Company's corporate governance practices
•
Working with the Board, establishes qualification standards for membership on the Board and its committees and recommends qualified individuals to become Board members or serve for election as directors

	•	Develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees, and oversees the evaluation process
•
Oversees and makes recommendations to the Board regarding the Company’s programs, policies, practices, relevant risks and opportunities, measures, objectives and performance relating to ESG matters and related disclosures and their integration into the Company's business and long-term value creation for the Company and its shareholders

	•	Coordinates with the Compensation and Human Capital Committee and the Audit Committee on the Company’s required ESG disclosures

2024 PROXY STATEMENT	33

Director Compensation
in Fiscal Year 2023
The Company's non-employee director compensation philosophy is to pay compensation that is competitive with the compensation paid by companies of similar size, in similar industries and with whom Wolverine Worldwide competes for director candidates. The Governance Committee, with input from management and from the Compensation and Human Capital Committee's independent compensation consultant, reviewed director compensation and compared it to market data, including a comparison to director compensation for the Company's Peer Group, as defined on page 51, and broader industry market surveys (FW Cook 2021 Director Compensation Report and NACD 2021-2022 Director Compensation Report).
The following table provides information regarding the compensation of the Company's non-employee directors for fiscal year 2023. In 2023, Mr. Hoffman and Mr. Hufnagel each received compensation for his services as the Company's President and CEO during their respective times in those positions but did not receive any additional compensation for service as a director. Their compensation is reflected in the CD&A Section, the Summary Compensation Table, and related tables and disclosures.
	Fees Paid in Cash		Cash Amounts Voluntarily Deferred		Fees Earned or Paid in Cash[1]		Restricted Stock Unit Awards[2]		Totals
Andersen	$71,250	+	—	=	$71,250	+	$145,009	=	$216,259
Boromisa	—	+	$132,000	=	$132,000	+	$145,009	=	$277,009
Bricker	$69,000	+	—	=	$69,000	+	$145,009	=	$214,009
Gerber	$107,000	+	—	=	$107,000	+	$145,009	=	$252,009
Kollat	$107,000	+	—	=	$107,000	+	$145,009	=	$252,009
Krueger[3]	$49,944	+	—	=	$49,944	+	—	=	$49,944
Lauderback	$115,750	+	—	=	$115,750	+	$145,009	=	$260,759
Long[4]	$144,389	+	—	=	$144,389	+	$255,011	=	$399,400
McCreight[5]	$33,556	+	—	=	$33,556	+	—	=	$33,556
Price	—	+	$69,000	=	$69,000	+	$145,009	=	$214,009
Wilson-Thompson	$119,000	+	—	=	$119,000	+	$145,009	=	$264,009
1.
Represents cash payments received or deferred by non-officer directors for fiscal year 2023. Non-employee directors may defer fees pursuant to the Director Deferred Compensation Plan or Deferred Compensation Plan (each as defined below). The table shows the Fees Earned or Paid in Cash separated into Fees Paid in Cash and Cash Amounts Voluntarily Deferred.

2.
Represents the aggregate grant date fair value of restricted stock units granted to non-officer directors in fiscal year 2023, calculated in accordance with Accounting Standard Codification (“ASC”) Topic 718, without regard to estimated forfeitures. The chart below lists the aggregate outstanding option awards (granted prior to 2018) and restricted stock units held by non-officer directors at the end of fiscal year 2023. For valuation assumptions, see the Stock Based Compensation footnote to the Company's Consolidated Financial Statements for fiscal year 2023 included in its Annual Report on Form 10-K for fiscal year 2023.

3.	Mr. Krueger served as Chairman of the Board of Directors until May 4, 2023.
4.	Mr. Long served as Independent Lead Director through May 4, 2023, when he was appointed as Chairman of the Board.
5.	Mr. McCreight was a member of Wolverine's Board of Directors until May 4, 2023.
2024 PROXY STATEMENT	34

Name	Option Awards Outstanding at December 30, 2023 (#)	Restricted Stock Units held at December 30, 2023[1] (#)
Andersen	—	9,515
Boromisa	35,794	34,023
Bricker	—	9,515
Gerber	35,794	9,515
Kollat	45,458	14,105
Krueger	871,348	—
Lauderback	35,794	9,515
Long	35,794	37,326
McCreight	—	—
Price	—	9,515
Wilson-Thompson	—	19,798
1.
Includes 24,508, 4,590, 20,593 and 10,283 fully vested restricted stock units held by each of Mr. Boromisa, Dr. Kollat, Mr. Long and Ms. Wilson-Thompson, respectively, that were deferred and will be settled on the date elected by the director.

The following table shows the non-employee director compensation program for fiscal year 2023:
	Compensation Plan for 2023
Component	Cash	Restricted Stock Units[1]
Annual Director Fee	$80,000	Number of restricted stock units “RSUs” with a grant date value of $145,000.
Audit Committee Annual Fee	$15,000
Audit Committee Chairperson Annual Fee	$25,000
Compensation and Human Capital Committee Annual Fee	$12,000
Compensation and Human Capital Committee Chairperson Annual Fee	$20,000
Governance Committee Annual Fee	$12,000
Governance Committee Chairperson Annual Fee	$20,000
Chairman of the Board Annual Fee[2]	In lieu of the standard Annual Director Fee, the Chairman of the Board was paid a Cash Retainer of $145,000	In lieu of the standard RSU grant, the Chairman of the Board received a number of RSUs with a grant date value of $255,000
1.
For fiscal year 2023, Messrs. Boromisa, Gerber, Dr. Kollat, Price and Mses. Andersen, Bricker, Wilson-Thompson and Lauderback each received 9,515 restricted stock units. Mr. Long received 16,733 restricted stock units. The above restricted stock units were granted in May 2023 under the Stock Incentive Plan of 2016, as amended, and vest one year from the date of grant.

2.
Represents Chairman of the Board compensation set upon Mr. Long's appointment to that position in May 2023. Prior to May, 2023, the Lead Independent Director's compensation had been set at a $120,000 cash retainer and a number of RSUs with a grant date value of $200,000.

Director Deferred Compensation Plan. The Company's Amended and Restated Outside Directors' Deferred Compensation Plan (the “Director Deferred Compensation Plan”) is a supplemental nonqualified deferred compensation plan for non-employee directors. A separate non-employee director deferred compensation plan applies to benefits accrued under that plan before January 1, 2005. The Director Deferred Compensation Plan permits all non-employee directors to voluntarily defer, at their option, 25%, 50%, 75% or 100% of their director cash fees. The Company establishes a book account for each non-employee director and credits the director's account with a number of stock units equal to the amounts voluntarily deferred, divided by the closing market price of common stock on the payment/deferral date. The Company also credits director accounts with dividend equivalents on amounts previously deferred in the form of additional stock units. The amounts credited to director accounts are treated as if invested in Wolverine Worldwide common stock. The number of stock units held in director accounts is set forth under the “Stock Ownership By Management and Others” table below.
Upon a director's termination of service, or such later date as a director selects, the Company will distribute the stock units in the director's book account in shares of Wolverine Worldwide common stock in either a single, lump sum distribution or annual installment distributions over a period of up to 20 years (10 years under the plan for benefits accrued before January 1, 2005) based on the director's election. The Company converts each stock unit to one share of Wolverine Worldwide common stock.
2024 PROXY STATEMENT	35

Upon a “change in control,” the Company will distribute to the director, in a single, lump sum distribution, Wolverine Worldwide common stock in a number of shares equal to the stock units credited to a director's book account. The Deferred Compensation Plan defines “change in control” as any of the following:
•
The acquisition by any person, or by more than one person acting as a group, of more than 50% of either (i) the then outstanding shares of common stock of Wolverine Worldwide or (ii) the total fair market value of Wolverine Worldwide

•
The acquisition by any person, or more than one person acting as a group, during the 12 month period from and including the date of the most recent acquisition, of ownership of 30% or more of the outstanding common stock of Wolverine Worldwide

•
The replacement of a majority of the individuals who constitute the Board during any 12 month period by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of the appointment or election

•
The acquisition, during any 12 month period ending on the date of the most recent acquisition, by any person of assets from Wolverine Worldwide having a gross fair market value of at least 40% of the gross fair market value of all the assets of Wolverine Worldwide immediately before the acquisition

Deferred Compensation Plan For a description of the non-qualified Deferred Compensation Plan under which directors may also defer cash fees, please see the “Non-Qualified Deferred Compensation” section on page 63.
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES
By the first December 31st following the fifth anniversary of becoming a non-employee director of the Company, a non-employee director must attain (and maintain) a minimum stock ownership level equal to six times the non-employee director annual cash retainer prior to being able to gift or sell any Company stock. The equity that qualifies for determining the non-employee directors’ minimum stock ownership level includes owned shares and unvested restricted stock units that vest based on time (up to a maximum value of 50% of the applicable ownership requirement), but excludes unearned performance shares and units and unexercised options (or any portion thereof, such as the current “in the money” value). During 2023, all non-employee directors were in compliance with these guidelines.
2024 PROXY STATEMENT	36

Securities Ownership of Officers
and Directors and Certain
Beneficial Owners
FIVE PERCENT SHAREHOLDERS
The following table sets forth information about those holders known by Wolverine Worldwide to be the beneficial owners of more than five percent of Wolverine Worldwide's outstanding shares of common stock as of March 4, 2024:
	Amount and Nature of Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Sole Voting Power	Sole Investment Power	Shared Voting Power	Shared Investment Power	Total Beneficial Ownership	Percent of Class[5]
BlackRock, Inc.[1] 50 Hudson Yards New York, NY 10001	12,451,711	12,555,342	—	—	12,555,342	15.71%
Earnest Partners, LLC[2] 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	3,731,937	5,293,193	—	—	5,293,193	6.62%
FMR, LLC[3] 245 Summer Street Boston, MA 02210	11,150,039	11,151,125	—	—	11,151,125	13.95%
The Vanguard Group[4] 100 Vanguard Boulevard Malvern, PA 19355	—	9,295,773	172,773	254,354	9,550,127	11.95%
1.	Based solely on information set forth in a Schedule 13G/A filed on January 22, 2024.
2.	Based solely on information set forth in a Schedule 13G/A filed on February 12, 2024.
3.	Based solely on information set forth in a Schedule 13G/A filed on February 9, 2024.
4.	Based solely on information set forth in a Schedule 13G/A filed on February 13, 2024.
5.	Based on 79,910,836 shares outstanding as of March 4, 2024.
2024 PROXY STATEMENT	37

STOCK OWNERSHIP BY MANAGEMENT AND OTHERS
The following table sets forth the number of shares of common stock beneficially owned as of March 4, 2024, by each of the Company's directors and named executive officers and all of the Company's directors and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock[1]
	Deferred Stock Units, Sole Voting and/or Investment Power[2]	Shared Voting or Investment Power[3]	Stock Options and RSUs Vesting within 60 Days[4]	Total Beneficial Ownership	Percent of Class[5]
Stacia Andersen	—	—	9,515	9,515	*
Jeffrey M. Boromisa	69,435	162,181	45,309	276,925	*
Jodi Bricker	—	—	9,515	9,515	*
William K. Gerber	56,733	—	45,309	102,042	*
Brendan L. Hoffman	8,632	—	—	8,632	*
Christopher Hufnagel	98,971	—	49,436	148,407	*
Amy Klimek	7,565	44,238	28,890	80,693	*
David T. Kollat	244,644	103,081	54,973	402,698	*
Brenda J. Lauderback	92,016	—	45,309	137,325	*
Tom Long	47,311	—	52,527	99,838	*
DeMonty Price	—	—	9,515	9,515	*
Isabel Soriano	29,720	—	—	29,720	*
Michael D. Stornant	17,554	221,844	95,400	334,798	*
Kathleen Wilson-Thompson	—	—	9,515	9,515	*
James D. Zwiers	15,603	62,747	97,979	176,329	*
All directors and executive officers as a group (15 people)	688,183	594,091	553,192	1,835,466	2.28%
*	Represents beneficial ownership of less than 1%.
1.
The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

2024 PROXY STATEMENT	38

2.
The “Deferred Stock Units, Sole Voting and/or Investment Power” column of the table above does not include the following time-vested restricted stock units and performance units owned by directors and NEOs as of March 4, 2024:

	Restricted Units	Performance Units
Andersen	9,515	—
Boromisa	34,023*	—
Bricker	9,515	—
Gerber	9,515	—
Hoffman	—	393,763
Hufnagel	119,004	625,364
Klimek	76,175	64,689
Kollat	14,105*	—
Lauderback	9,515	—
Long	37,326*	—
Price	9,515	—
Soriano	78,761	72,128
Stornant	34,917	159,004
Wilson-Thompson	19,798	—
Zwiers	31,136	63,342
*
Includes 24,508, 4,590, and 20,593 fully vested restricted stock units held by each of Mr. Boromisa, Dr. Kollat, and Mr. Long respectively, that were deferred and will be settled on the date elected by the director.

3.
These numbers include shares over which the listed person is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of such relationship.

4.
The numbers represent shares that may be acquired within 60 days after March 4, 2024, by the exercise of stock options granted under Wolverine's various stock option plans, or upon the vesting of restricted stock units. These numbers are also included in the Total Beneficial Ownership column.

5.
As of March 4, 2024, based on 79,910,836 shares outstanding on that date plus the number of stock options exercisable and restricted stock units vesting that are held by the specified person(s) within 60 days of March 4, 2024, as indicated in the “Stock Options and RSUs Vesting Within 60 Days” column.

2024 PROXY STATEMENT	39

Compensation Discussion
and Analysis
SUMMARY

The Company's Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of the executive compensation program for the Company's named executive officers (“NEOs”). For fiscal year 2023, the Company's NEOs were:

Christopher Hufnagel	President and Chief Executive Officer
Amy Klimek	Executive Vice President, Chief Human Resources Officer
Isabel Soriano	President, International Group
Michael D. Stornant	Executive Vice President, Chief Financial Officer and Treasurer
James D. Zwiers	Executive Vice President and President, Global Operations Group
Brendan Hoffman	Former President and Chief Executive Officer
COMPENSATION PHILOSOPHY AND OBJECTIVES
The Company's compensation philosophy is to provide executives with a competitive compensation package that is heavily weighted towards performance-based (performance units and annual bonus opportunity) and variable (restricted stock units) compensation in order to encourage superior business and financial performance over the short and longer term and, by linking compensation with stock price performance, to closely align the interests of the Company's NEOs with those of its shareholders without encouraging excessive risk-taking. The Compensation and Human Capital Committee (the “Committee”) oversees the Company's executive compensation program.
The executive compensation program has four primary objectives:
•	Attract and retain talented NEOs who will lead Wolverine Worldwide and drive superior business and financial performance
•	Provide incentives for achieving specific pre-established near-term strategic, business unit and corporate goals and reward the attainment of those goals
•	Provide incentives for achieving specific pre-established longer-term corporate financial goals and reward the attainment of those goals
•	Align the interests of NEOs with those of the shareholders through incentives based on achieving performance objectives that enable increased shareholder value
Compensation Decisions in Context: Key 2023 Accomplishments
We took bold and fast action in 2023 to develop a new vision to become consumer-obsessed, global brand builders, and to develop a comprehensive turnaround plan to stabilize the Company, transform the organization, and ultimately inflect to growth. Some highlights are listed below:
•
A Focused Portfolio – We rationalized our portfolio through a host of significant actions, including the divestiture of the Sperry brand, the Keds brand, and several other non-core assets. As a result, our portfolio is tightly aligned around brands that design innovative, trend-right apparel and footwear to allow their consumers to live healthier and more productive lives.

•
A Consumer-Obsessed, Brand-Building Organization – We completed the largest restructure and redesign in the Company’s history, resulting in a more efficient and more capable organization aligned with our Vision to become a consumer-obsessed builder of great global brands. We added consumer-focused talent in many of our key brand roles and established The Collective, a center-of-excellence created to elevate consumer insights, market intelligence, trend monitoring, and innovation.

•
A More Profitable Business – We developed a plan to meaningfully expand operating margin in 2024 and again generate strong cash flow – as our model has done so effectively in the past – driven by significant gross margin expansion and aggressive profit improvement initiatives executed over the past few months.

2024 PROXY STATEMENT	40

•
The Capacity to Invest – Through our profit improvement work, we created the capacity to invest in elevated brand marketing and key strategic capabilities. We believe these investments are essential to better position our brands for growth, while still taking an important step in our transformation to meaningfully improve profitability – a balanced approach committed to long-term, sustainable performance and returns.

•
A Healthier Balance Sheet – We aggressively reduced our inventory throughout the year, and our portfolio management actions generated approximately $380 million of proceeds in 2023 through the first month of 2024. As a result, the Company’s debt level is the lowest in over two and half years, and its balance sheet is much healthier, with line of sight to drive further improvement in 2024.

2023 Compensation Program Overview
The Company's executive compensation program consists of base salary, annual bonus opportunity, long-term incentive compensation and benefits. A breakdown of base salary, annual performance bonus, and long-term incentive compensation is illustrated below:
ELEMENT	COMPONENT	METRICS	WHAT THE PAY ELEMENT REWARDS

Base Salary	• Cash	• Fixed amount based on responsibilities, experience and market data	• Scope of core responsibilities, years of experience, and potential to affect the Company's overall performance

Annual Performance Bonus	• Company/Business Unit Cash Bonus	• 75% revenue and adjusted pretax earnings • 25% annual strategic performance targets	• Achieving specific corporate business and/or divisional financial objectives over which the NEO has reasonable control • Achieving specific annual strategic priorities

Long-Term Incentive Compensation	• Performance-based restricted stock units • Time-vested restricted stock units	• Uses the following performance metrics (weighted as indicated) • 60% Operating Profit • 40% Relative Total Shareholder Return • Three-year vesting for time-vested restricted stock units
• Balances focus on near-term profitability with longer-term shareholder value creation
• Achieving long-term corporate objectives
• Driving long-term shareholder value
• Continued, long-term employment at Wolverine Worldwide
• Significant weighting on relative TSR performance
• Time-vested restricted stock units reward increases in stock price

Pay at Risk
Under the Company's compensation program, a significant portion of the compensation awarded to the NEOs generally, and to the CEO in particular, is at risk (contingent upon the attainment of various pre-established short and long-term financial goals) and variable (contingent on the performance of the Company's stock price). NEO compensation that is significantly at risk and variable incentivizes superior business and financial performance and, by linking compensation with stock price performance, aligns the interests of executives with those of shareholders. For more information on the relation between Company performance and the impact on CEO and other NEO pay, please see the tables and related information under the heading “Pay vs. Performance” on page 70.
2024 PROXY STATEMENT	41

The following graphic illustrates the percentage of 2023 NEO target compensation that is at risk, reflecting the grant values and salary information for Mr. Hufnagel's regular annual compensation package as CEO (not inclusive of promotion RSU grants), and from the February 2023 Compensation and Human Capital Committee actions for the other NEOs.

Long-Term Incentive Program Mix
The long-term incentive program is heavily weighted to at-risk compensation, with a mix for February 2023 grants of 70% performance stock units and 30% time vested restricted stock units for Mr. Hoffman (who was CEO at that time) and 60% performance stock units and 40% time vested restricted stock units for the other NEOs.
Compensation Best Practices
What we do	What we do not do

✔ Vast majority of pay is at risk or variable, i.e., performance-based or equity-based or both

✔ Stringent share ownership requirements (6x base salary for CEO)

✔ Broad-based clawback policy covering both cash and equity

✔ Significant vesting horizon for equity grants

✔ Double trigger equity acceleration

✔ Independent Compensation Committee Consultant

✔ Review executive compensation program to ensure it doesn't promote excessive risk taking

✔ Proactively engage with top shareholders on compensation and governance issues

✔ Conduct annual say-on-pay votes

✔ Balance short-term and long-term incentives

✘ No dividends or dividend equivalents on unearned performance shares/units

✘ No repricing or replacing of underwater stock options

✘ No excessive or unnecessary perquisites

✘ No hedging, pledging or short sales of Company stock

✘ No excise tax gross-ups in change-in-control agreements for new officers (hired after 2008)

2024 PROXY STATEMENT	42

Compensation Discussion and Analysis
2023 COMPENSATION PROGRAM OVERVIEW
Setting Targets
Each February, the Committee recommends (and the independent directors approve) target compensation for the CEO for the upcoming year after considering the latest available information, including the Company's total shareholder return (“TSR”) and other business and financial performance, information provided by the Committee's compensation consultant regarding executive compensation trends and compensation paid to other chief executive officers of companies in the compensation peer group (described below), and information provided by management on recent Company performance and the Company's future business and financial outlook. The Committee's goal is to set the CEO's compensation in line with experience and the anticipated market median compensation for that year.
Given the significant weight the Company's executive compensation program places on at risk and variable compensation, the compensation realized by the CEO and other NEOs can be significantly affected, both positively and negatively, by performance against the various operational and financial performance metrics pre-established by the Committee and by the performance of the Company's stock. The Board and Committee believe such a compensation program aligns the interests of the CEO and other NEOs with the interests of the shareholders.
The Company's executive compensation program consists of four primary elements: base salary, annual bonus opportunity, long-term incentive compensation and benefits. These elements are described in greater detail below.
Base Salary
As part of approving an NEO's base salary, the Committee considers a variety of factors including individual responsibilities, experience, skills, and potential to affect Wolverine Worldwide's overall performance, as well as market surveys and peer group information. The Committee considers these compensation factors subjectively, and no single factor or combination of factors was determinative in setting base salaries for any NEO for fiscal year 2023.
Based on the above factors, the Committee approved the 2023 base salaries for the NEOs as noted in the following table. The base salary increases for the NEOs were based on their performance evaluations as well as consideration of peer group and broad-based industry compensation data, as described in detail below. The cash compensation for Ms. Soriano is paid in Pounds Sterling and was converted into U.S. dollars using the fiscal year-end rate (1.27 for fiscal 2023 and 1.20 for fiscal 2022) here and throughout the CD&A and related disclosures.
Name	2022 Base Salary	2023 Base Salary
Hufnagel[1]	$609,800	$1,000,000
Klimek	$448,800	$471,240
Soriano[2]	$465,972	$575,017
Stornant	$695,250	$695,250
Zwiers	$716,000	$716,000
Hoffman	$1,000,000	$1,000,000
1.	Mr. Hufnagel's increase is due to his 2023 promotion to President and CEO of the Company. Mr. Hufnagel's 2023 base salary is reflected in this table as his annualized salary at the end of 2023.
2.	Ms. Soriano’s 2022 base salary was GBP 388,310, and her 2023 base salary was GBP 452,769.
2024 PROXY STATEMENT	43

Annual Bonus
In 2023, each NEO had the opportunity to earn annual cash incentive compensation (“annual bonus”), consisting of a performance bonus and an annual strategic priorities bonus:
	Key Factors		2023 Company Metrics
Performance Bonus (75% weighting)	•	Based on performance measured against Company and/or business unit performance criteria established at the beginning of 2023	• •	Revenue (50%) Adjusted pretax earnings (50%)
	•	Payout determined by comparing performance against three performance levels: threshold, target, and stretch
Annual Strategic Priorities (ASP) (25% weighting)	•	Measured against company/function ASP	•	Vary for each NEO
	•	Each NEO's payout was determined by comparing performance on ASPs against specific criteria set at the beginning of 2023
	•	Payouts can range from 0% to 200% depending on the NEO's performance against ASPs
A percentage of each NEO's 2023 base salary, as determined in February 2023, was set as the annual bonus target percentage (the “Target Bonus Percentage”), or adjusted thereafter. The Target Bonus Percentage represents the percentage of each NEO's base salary that could be earned as annual incentive compensation at a “target” performance level (100% payout) for each of the performance bonus and annual strategic priorities. Generally, the Committee sets higher Target Bonus Percentages for individuals with greater influence on business strategy, profit or sales. This puts a larger percentage of an NEO's total potential cash compensation at risk, in line with the NEO's ability to influence these factors. For 2023, the NEOs had the following Target Bonus Percentages: Mr. Hufnagel 120%, Ms. Soriano 55%, Mr. Stornant 65%, Mr. Zwiers 60%, Ms. Klimek 50% and Mr. Hoffman 120%.
The Committee selected fiscal year 2023 revenue and adjusted pretax earnings as metrics for the performance bonus because it believes a strong correlation exists between performance on these financial measures and increases in shareholder value.
Performance Bonus
Messrs. Hufnagel, Stornant, Zwiers, and Hoffman, and Ms. Klimek had significant influence on the Company's overall business performance and, accordingly, their respective performance bonus opportunity (75% of their total annual bonus opportunity) is based on the Company performance criteria only. Ms. Soriano was directly responsible for a specific business unit and exerted a significant influence on that business unit in particular, in addition to influencing Company performance. Accordingly, a large percentage of her overall annual bonus opportunity was based on business unit performance, as reflected in the table on page 46.
As shown in the table below, the Committee also set three performance levels for each criterion: threshold (25% payout for adjusted pretax; 50% for revenue), target (100% payout), and stretch (200% payout). The Committee set the revenue and adjusted pretax earnings goals for these performance levels following a review of the Company's operating plan, historical performance, and industry and macroeconomic conditions. The performance targets were set aggressively, including setting the revenue performance target required for 100% payout at revenue growth of over 3% versus the prior fiscal year, after adjusting for businesses sold or discontinued in 2023 (most notably, the Keds brand business). The performance targets required for 100% payout on adjusted pretax goals were also set aggressively – at growth of over 46% versus the prior fiscal year’s adjusted pretax results. 2023 performance targets were set based on planned performance in 2023 and as compared to actual 2022 results.
Company Performance Level (% of Target Payout)[1]
	Revenue (in millions)	Adjusted Pretax Earnings (in millions)
Threshold (25% for pretax; 50% for revenue)	$2,530	$172.2
Target (100%)	$2,590	$191.0
Stretch (200%)	$2,700	$206.0
1.
The maximum payout an NEO can receive is 200% of his or her Target Bonus Percentage, even if performance is above stretch. An NEO would receive 0% of his or her Target Bonus Percentage if performance is below threshold.

2024 PROXY STATEMENT	44

For each business unit, the Committee sets the revenue and adjusted pretax earnings at substantially similar levels of difficulty as the goals for the Company and with a similar degree of difficulty as in prior years. The below table shows historical weighted performance levels achieved by the business unit included as part of an NEO performance bonus in 2023.
	Historical Group Performance
	2023	2022	2021	2020	2019
International Group	Below threshold	Between target and stretch	Between target and stretch	Below threshold	Between threshold and target
	2023 Performance	Overall Weighted Payout by Group
Wolverine Worldwide	Below Threshold	—%
International Group	Below Threshold	—%
Company and International Group revenue and pre-tax performance for 2023 was below threshold and resulted in no payout, as shown in the table below.
Name	Performance Bonus (as a % of Total Annual Bonus Opportunity)	Performance Bonus Opportunity (as a % of an NEO's Target Percentage)[1]	Performance Bonus Percentage Earned[1]	Performance Bonus Paid[1]
Hufnagel	75%	0 - 200%	—%	$0
Klimek	75%	0 - 200%	—%	$0
Soriano	75%	0 - 200%	—%	$0
Stornant	75%	0 - 200%	—%	$0
Zwiers	75%	0 - 200%	—%	$0
Hoffman[2]	75%	0 - 200%	—%	N/A
1.	Not including Annual Strategic Priorities Bonus.
2.
In connection with his termination of employment, Mr. Hoffman was not eligible for a performance bonus payout and instead received a pro-rata target bonus in accordance with the terms of his employment agreement.

Annual Strategic Priorities
At the same time Target Bonus Percentages are set, the CEO approves measurable annual strategic priorities for each NEO's individual bonus, other than for himself. The CEO submits, and the Committee reviews and approves, with such changes as it considers appropriate, the CEO's annual strategic priorities. Such measurable priorities may include goals such as executing strategies supporting the Company's vision, developing employees, and driving operational excellence. Performance is evaluated by the CEO (or, in the case of the CEO, by the Committee and the other independent directors) based on qualitative and quantitative factors.
Each strategic priority is given an achievement rating with weighted performance ratings and payouts consistent with the following table:
Annual Strategic Priority Rating	2023 Payout Level
Stretch	200%
Target	100%
Threshold	50%
The CEO recommended, and the Committee approved, the 2023 cumulative weighted annual strategic priority scores and payout levels for each of the NEOs other than himself. The Committee and the other independent directors of the Board met with the CEO at the end of the year to evaluate his performance against his strategic priorities, considering various factors. The Committee determined the cumulative weighted strategic priorities score for the CEO and recommended to the independent directors of the Board the CEO's payout level.
2024 PROXY STATEMENT	45

Summaries of the strategic priorities for each NEO are outlined in the table below, along with performance information about each objective in parentheses, based on the scale set forth above. This year's annual strategic priorities related to key initiatives intended to drive strategic transformation and shareholder value.
NEO	2023 Annual Strategic Priorities
Hufnagel	Stabilization (Target), Transformation (Target), Inflection (Target), People & Culture (Target)
Klimek
Transform culture (Target), Continue DE&I Journey (Threshold), Create an amazing employee experience to attract and retain talent (Target), Leverage organizational design (Stretch), Create our digital HR journey (Target)

Soriano
Achieve healthy operational basis (Target), Grow with our largest international brands (Below Threshold), Strategic DTC approach (Below Threshold), Expand penetration of our brands in APAC (Target), People & Culture (Target)

Stornant
Integrate financial forecast, inventory planning, and Q-reviews (Target), PIO Cost Savings (Target), Normalize working capital and optimize cash flow (Threshold), Improve work-life balance for team members (Target)

Zwiers
Reduce cost and lead times (Stretch), Restore foundational brand health (Stretch), Sourcing Strategy (Stretch), Digitize Supply Chain (Stretch), People and Culture (Target), Navigate supply chain crisis (Stretch), Modernize distribution platform (Stretch), Modernize logistics platform (Target)

Name	Annual Strategic Priorities (as a % of Total Annual Bonus Opportunity)	2023 Individual Bonus Opportunity (as a % of an NEO's Target Percentage)	2023 Individual Bonus Percentage Achieved	2023 Individual Bonus Paid
Hufnagel	25%	0 - 200%	100%	$300,000
Klimek	25%	0 - 200%	115%	$66,998
Soriano	25%	0 - 200%	109%	$81,688
Stornant	25%	0 - 200%	90%	$112,978
Zwiers	25%	0 - 200%	150%	$161,100
Hoffman[1]	25%	0 - 200%	N/A	N/A
1.
In connection with his termination of employment, Mr. Hoffman was not eligible for a performance bonus payout and instead received a pro-rata target bonus in accordance with the terms of his employment agreement.

Each NEO's total annual bonus opportunity for 2023 ranged from 0% to 200% of the Target Bonus Percentage. The accompanying table shows the aggregate annual incentive compensation payout earned by each NEO for 2023, as well as the portion of that aggregate number that is attributable to the performance bonus and annual strategic priorities bonus.

Hufnagel	120%	25%	75%		$—	$300,000	$300,000	25%
Klimek	50%	25%	75%		$—	$66,998	$66,998	28%
Soriano	55%	25%	30%	45% [2]	$—	$81,688	$81,688	26%
Stornant	65%	25%	75%		$—	$112,978	$112,978	25%
Zwiers	60%	25%	75%		$—	$161,100	$161,100	38%
Hoffman[3]	120%	25%	75%		N/A	N/A	N/A	N/A
2024 PROXY STATEMENT	46

1.	Based on revenue and pretax earnings performance criteria for the Company, as described above under “Annual Bonus — Performance Bonus.”
2.	Based on revenue and pretax earnings as the performance criteria for the International Group.
3.
In connection with his termination of employment, Mr. Hoffman was not eligible for a performance bonus payout and instead received a pro-rata target bonus in accordance with the terms of his employment agreement.

LONG-TERM INCENTIVE COMPENSATION
In 2023, each NEO had the opportunity to earn long-term incentive compensation comprised of a mix of performance stock units and time-based restricted stock unit awards. The 2023 grants were based on the following:
		Key Factors		Performance Share Metrics
Performance Stock Units	•	Performance stock units are based on performance criteria covering three-year periods	•	Operating Profit (60%)[1]
	•	Awards balance focus on near term profitability with longer term shareholder value creation	•	Relative Total Shareholder Return (“TSR”) (40%)[2]
Time-Based Restricted Stock Unit Awards	•	Encourages employee retention and rewards increases in stock price
1.	Operating Profit is the total earnings from the Company’s core business function for a fiscal year after deducting selling, general and administrative costs.
2.	Relative TSR is as compared to TSR for the S&P Composite 1500 Consumer Durables & Apparel Index.
Performance Awards for the 2023-2025 Performance Period
In the beginning of 2023, the Committee evaluated each NEO's long-term incentive target payout opportunity expressed as a dollar amount at target grant value for the grant of performance units for the 2023-2025 period. Performance units are eligible to vest based on achievement of adjusted constant-currency Operating Profit goals (weighted 60%) and relative total shareholder return goals (weighed 40%).
Name	2023-2025 Target
Hufnagel	$390,000
Klimek	$285,000
Soriano	$330,000
Stornant	$715,200
Zwiers	$645,000
Hoffman	$4,060,009
The Company accrues, but does not pay, any dividends on any performance units during the performance period. Once the Committee certifies the Company's performance compared to the pre-determined performance criteria, the restrictions on some, all, none, or multiple of the performance share units awarded to each NEO will vest, and the NEO will receive accrued dividends only on the shares actually earned.
The Committee goes through a rigorous process in setting performance targets, including a careful review of the Company's prior year business and financial performance, current year operating plan and future expectations. To achieve target level Operating Profit for the first year of the performance period would require a more than 30% increase over 2022 actual performance, and to achieve target level Operating Profit for years two and three of the performance period would require double digit growth percentages over the prior year's actual Operating Profit results. Wolverine believes disclosing specific Operating Profit targets while the applicable performance period is ongoing could cause competitive harm. However, such targets will be disclosed once the applicable performance periods have ended as part of our discussion and analysis on awards earned by the NEOs.
For the relative TSR metric, threshold was set at the 25th percentile relative to the S&P Composite 1500 Consumer Durables & Apparel Index, target at the 50th percentile, and stretch at the 75th percentile. In addition, if the Company’s absolute TSR for the three-year period is negative, payouts on this measure are capped at target, regardless of whether the Company outperformed the Index.
2024 PROXY STATEMENT	47

2021-2023 Performance Stock Units
The following tables list the performance levels set by the Committee for performance stock unit awards granted for the 2021-2023 performance period:
Performance Level (Percentage of Target Payout)	2021 EPS	2022 EPS (% increase vs. prior year)	2023 EPS (% increase vs. prior year)
Threshold (50%)	$1.90	4.0%	6.8%
Target (100%)	$2.00	7.7%	11.5%
Goal (150%)	$2.05	12.0%	17.5%
Stretch (200%)	$2.10	16.5%	23.5%
Performance Level (Percentage of Target Payout)	2021 BVA (in millions)	2022 BVA (% increase vs. prior year)	2023 BVA (% increase vs. prior year)
Threshold (50%)	$155	3.7%	4.5%
Target (100%)	$161	9.7%	10.8%
Goal (150%)	$169	14.1%	18.0%
Stretch (200%)	$177	20.4%	23.6%
In February 2024, the Committee evaluated and certified the Company's performance for the 2021-2023 performance period against the criteria set forth in the table above. These targets and the related results exclude revenue attributable to the Sweaty Betty brand, which was acquired during the 2021 fiscal year. During the 2021-2023 performance period, the Company's TSR performance against the Russell 3000 Index was at the 11th percentile so the actual shares vesting was reduced by 25% pursuant to the TSR adjustment mechanism built into the awards. The table below showing shares vested for each NEO under the 2021-2023 performance stock unit grant reflects this adjustment. After the adjustment, vesting was at 19.3% of target. In calculating the number of stock units that vest, the Company uses the stock price on the date of the grant, which results in the NEOs bearing the risk of stock price performance during the performance period.
Name	Stock Units Vesting (#)
Hufnagel	4,716
Klimek	1,428
Soriano	1,445
Stornant	3,494
Zwiers	3,088
Hoffman	13,950[1]
1.	Based on actual performance and prorated to reflect Mr. Hoffman's time of employment during this performance period.
Restricted Stock Unit Awards
The following table reflects the grant date value of the service-based restricted stock unit awards granted to each NEO:
Name	2023 Time-vested Restricted Stock Units
Hufnagel	$1,260,019
Klimek	$690,010
Soriano	$743,353
Stornant	$476,815
Zwiers	$430,007
Hoffman	$1,740,012
The Committee generally grants annual equity awards at its regularly scheduled February meeting, and the independent directors of the Board approve equity grants to the CEO generally on the same day that the Committee meets. Restricted stock units awarded vest one-third on each of the anniversaries. Mr. Hufnagel's amount includes promotion grants of $1,000,117 in connection with his promotion to President and later in the year, President and CEO. Mses. Klimek's and Soriano's amounts each include a retention grant of $500,008. These grants were made to encourage retention of these key individuals while the Company was experiencing a CEO transition and beginning a strategic transformation. All promotional and retention grants have the Company’s standard three-year vesting schedule, as described above.
2024 PROXY STATEMENT	48

BENEFITS
Retirement, Deferred Compensation and Welfare Plans
The NEOs in the United States participate in Wolverine Worldwide's medical and dental plans and receive life and disability insurance. In 2023, Messrs. Hufnagel, Stornant and Zwiers and Ms. Klimek also participated in the Wolverine Worldwide Employees' Pension Plan (a defined benefit plan) and Messrs. Hufnagel, Stornant, and Zwiers participated in the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (an unfunded, non-qualified plan). For a description of the benefits under Wolverine Worldwide's retirement plans, see “Pension Plans and 2023 Pension Benefits” below. Ms. Soriano is located outside of the United States and participates in local medical, life and disability insurance plans and receives an annual retirement benefit payment consistent with the benefits generally made available to employees in the UK.
All full-time employees of the Company in the United States, including the NEOs located in the United States, are also eligible to participate in one of Wolverine's 401(k) Plans (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including the NEOs in the United States, may elect to defer a portion of their salary and receive a Company match on eligible deferrals of up to 3% of salary for 2023 (5.5% for those who do not participate in the Pension Plan), subject to limits set forth in the Internal Revenue Code of 1986, as amended.
In 2016, the Company adopted the Deferred Compensation Plan. This plan allows directors, executives and other eligible senior employees of the Company to elect to defer a portion of their eligible compensation. Wolverine Worldwide may, but need not, credit a participant with an additional discretionary Company contribution. The Company adopted the Deferred Compensation Plan as a retention and recruitment tool to facilitate retirement savings and provide financial flexibility for key employees, and because many of the companies with which it competes for executive talent provide similar plans to their key employees. For a description of the benefits under the Deferred Compensation Plan, see “Non-Qualified Deferred Compensation” below.
Perquisites
The Company generally provides limited perquisites to NEOs other than to account for relocation assignments. The Company feels the perquisites are necessary to provide a competitive total compensation package for each NEO. For details on perquisites, see footnote 5 to the “Summary Compensation Table” on page 54. Ms. Soriano also receives benefits generally made available to Company employees located in the U.K., a car and travel allowance, and tax equalization tied to her relocation to the U.K. when she was hired by the Company in 2018.
POST-EMPLOYMENT COMPENSATION
Each NEO is party to an Executive Severance Agreement that provides for certain payments and benefits upon termination of employment after a change in control of Wolverine Worldwide. The Board believes Executive Severance Agreements will motivate management to actively pursue a business transaction that is in the best interests of the shareholders, even if it could ultimately result in his or her job elimination, and also will promote management stability during the transition period accompanying a change in control. Each NEO is eligible to receive compensation if his or her employment is terminated within two years following a change in control of Wolverine Worldwide. Even following a change in control, an NEO does not receive payment under the Executive Severance Agreement if his or her employment terminates:
•	Due to death or retirement in accordance with Wolverine Worldwide's policy or as otherwise agreed,
•	For cause or disability, or
•	By resignation of the NEO, other than for “good reason,” which is discussed under the heading “Benefits Triggered Upon a Change in Control.”
NEOs may also be eligible under Wolverine Worldwide's retirement plans or equity plans to receive certain payments and benefits upon termination of employment or in connection with a change in control as described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
Mr. Hufnagel is also party to an Employment Agreement under which he is eligible to receive certain payments and benefits if the Company terminates his employment, even if not following a change in control, other than for “cause” or if he terminates his employment for “good reason.” The Committee determined upon appointing Mr. Hufnagel as the President and CEO that, given the Company's strategic initiatives the Board asked him to lead, it was appropriate for the Company to enter into such arrangement.
2024 PROXY STATEMENT	49

The Company includes accelerated retirement vesting provisions for equity awards, provided certain conditions are met, and for the payout of a prorated annual bonus for a qualifying retirement more than six months into the fiscal year. Details on these provisions and information on benefits payable to Mr. Hufnagel under his Employment Agreement, and to each of the NEOs under the Executive Severance Agreements, as well as information on the other retirement and equity plans of Wolverine Worldwide, are included in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
Upon termination of his employment with the Company, the Company made payments and offered benefits to Mr. Hoffman in accordance with his employment agreement; a narrative description of Mr. Hoffman’s employment agreement and actual payments and benefits provided to Mr. Hoffman are reflected in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.
SAY ON PAY ADVISORY VOTE
We asked shareholders to vote on a “say-on-pay” advisory vote on our executive compensation in 2023. Shareholders expressed substantial support for the compensation of our named executive officers, with approximately 98% of the votes cast for the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2023 advisory vote. The Committee also considers many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee's assessment of total shareholder return, the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the Committee's fiduciary duty to act as the directors determine to be in shareholders' best interests. While each factor bore on the Committee's decisions regarding our named executive officers' compensation, the Committee made no changes to our executive compensation program and policies directly as a result of the 2023 say-on-pay advisory vote.
COMPENSATION SETTING PROCESS
Setting Targets
The Committee goes through a rigorous process in setting performance targets, including a careful review of the Company's prior year business and financial performance, current year operating plan, and future expectations. The Committee engages with management in this process over several months leading up to setting final annual bonus and three-year performance targets in February.
Competitive Philosophy and Competitive Market Data
When making compensation recommendations and decisions, the Committee considers the CEO's assessment of the performance of each NEO, other than himself; the performance of the individual and the individual's respective business unit or function; the scope of the individual's responsibilities, years of experience with the Company (or in similar positions with other companies), skills and knowledge; market compensation data; market and economic conditions; Company performance; retention considerations; and Wolverine Worldwide's compensation philosophy (collectively, the “compensation factors”). The Committee considers these compensation factors both subjectively and objectively, and no single factor or combination of factors is determinative. With respect to CEO compensation, the Committee seeks to set compensation in line with experience and the anticipated market median for a given year.
The Committee uses market surveys and Peer Group (as defined below) information provided by its compensation consultant as market reference points. The Committee also considers information the Company learns through recruiting NEOs and the experience levels and responsibilities of NEOs prior to joining the Company as reference points in setting NEO compensation.
As part of its competitive data review in connection with determining 2023 compensation, the Committee considered information presented by its consultant Frederic W. Cook & Co. (“FW Cook”) based on publicly-disclosed Peer Group information and on the Willis Towers Watson (WTW) CDB Executive Compensation Survey Report (General Industry and Retail/Wholesale).
2024 PROXY STATEMENT	50

Peer Group
Below is the peer group used in late 2022 and early 2023 in connection with 2023 compensation decisions. In determining the Peer Group, the Committee considered each potential peer company's industry, channels of distribution, revenue and market capitalization. The Company also considered the typicality of a company's pay practices, excluding companies whose chief executive may not receive market compensation because of a founder relationship, family ownership position, or other similar relationships.
Abercrombie & Fitch Co.	Chico's FAS, Inc.	G-III Apparel Group, Ltd.	Hanesbrands Inc.	The Children's Place, Inc.
American Eagle Outfitters Inc.	Deckers Outdoor Corporation	Genesco Inc.	Kontoor Brands, Inc.
Caleres, Inc.	Designer Brands, Inc.	Gildan Activewear, Inc.	Skechers USA, Inc.
Carter's, Inc.	Foot Locker, Inc.	Guess?, Inc.	Tapestry, Inc.
CEO Role
Within the framework of the Company's executive compensation program, the CEO recommends the level of base salary, annual bonus, long-term incentive compensation, equity awards and other compensation components for his direct reports, including the other NEOs. The CEO bases his recommendation upon his assessment of the compensation factors applicable to each NEO. The CEO considers these compensation factors both objectively and subjectively, and no single factor is determinative. The Committee discusses these recommendations with the CEO prior to setting the compensation for each NEO, other than the CEO. The Committee, however, ultimately determines all compensation for NEOs other than the CEO, whose compensation is determined by the independent directors as a whole.
Compensation Consultant Role
FW Cook was first engaged as the Committee's independent compensation consultant in 2016 and reports directly to the Committee. The Committee determines the scope of engagement and may replace the consultant or hire additional consultants at any time. The Committee has evaluated FW Cook's independence under the rules established by the NYSE and has determined that FW Cook is “independent” as defined by NYSE rules. In addition, the Committee has evaluated whether the engagement of FW Cook raised any conflicts of interest and has determined that no such conflicts of interest exist.
At the Committee's invitation, a representative of FW Cook generally attends all Committee meetings and also communicates with the Committee Chair and management regularly between meetings. However, the Committee makes all decisions regarding NEO compensation. FW Cook provides various executive compensation services to the Committee pursuant to a consulting agreement with the Committee. Generally, these services include advising the Committee on the principal aspects of the Company's executive compensation program, evolving industry practices, and providing market information and analysis regarding the competitiveness of the Company's program design.
During 2023, FW Cook performed the following specific services:
•	Attended Committee meetings, as requested
•	Reviewed the Company's peer group and advised the Committee on the composition of the peer group
•	Reviewed survey data for competitive comparisons
•	Provided market data and recommendations on CEO and other NEO compensation
•	Advised the Committee on market trends related to compensation policies and programs
•	Proactively advised the Committee on best practice approaches for governance features of executive compensation programs
•	Reviewed the Compensation Discussion & Analysis and other executive compensation related disclosures included in the Company's Proxy Statement
The total fees the Company paid to FW Cook for services to the Committee in 2023 were $131,485, less than 1% of FW Cook's total consulting income during the same period. The Company did not pay or incur any other fees to or with FW Cook.
2024 PROXY STATEMENT	51

OTHER COMPENSATION POLICIES AND PRACTICES
NEO Stock Ownership Guidelines
Each NEO, as well as each non-employee director, must attain (and maintain) a minimum stock ownership level prior to being able to gift or sell any Company stock. The equity that qualifies for determining the NEOs’ minimum stock ownership level includes owned shares and unvested restricted stock units that vest based on time (up to a maximum of value of 50% of the applicable ownership requirement), but excludes performance shares and units and unexercised options (or any portion thereof, such as the current “in the money” value). During 2023, each NEO complied with the requirements of these guidelines by not selling or transferring shares while their respective stock ownership levels were below the minimum ownership level.
Covered Positions	Guideline
CEO	6x Annual Salary
President	3x Annual Salary
Other NEOs	2x Annual Salary
Non-Employee Directors	6x Annual Cash Retainer
Stock Hedging and Pledging Policies
Under the Company's Insider Trading Policy, all directors, officers and other employees are prohibited from engaging in any hedging transactions involving Company securities beneficially owned by them. The Company also considers it inappropriate for any such person to engage in speculative transactions in the Company's securities, including short sales, publicly traded options, margin accounts and pledges and standing and limit orders. Also, all directors, officers and other employees are prohibited from pledging Company securities as collateral for a loan.
Clawback Policy
The Company has adopted a Policy for Recovery of Incentive Compensation (“Clawback Policy”) which empowers the Board or a committee of the Board to seek recovery of specified incentive compensation covering both cash and equity received by executive officers under specific circumstances where there is a material restatement of the Company's financial results that would have led to a lower level of incentive compensation payout.
On July 31, 2023, the Company revised the Clawback Policy to comply with the requirements of NYSE Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
Impact of Accounting and Tax Treatments on Compensation
As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. Under Section 162(m) of the Internal Revenue Code, a limitation exists on the deductibility of compensation paid to certain “covered employees,” including all of our NEOs, in excess of $1 million per year and thus we are unable to deduct compensation payable to our NEOs in excess of such limit. While the Committee considers the impact of this tax treatment, the primary factors influencing program design are the support of our business objectives and the Committee’s commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance. Accordingly, the Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Committee determines to be more appropriate.
2024 PROXY STATEMENT	52

Compensation and Human Capital Committee
Report
The Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board of Directors that the Company include the Compensation Discussion and Analysis section in this Proxy Statement and incorporate it by reference into the Company's Annual Report on Form 10-K.
Respectfully submitted,
Kathleen Wilson-Thompson (Chair)
William K. Gerber
David Kollat
DeMonty Price
Compensation and Human Capital Committee Interlocks and Insider Participation. During fiscal year 2023, none of the members of the Compensation and Human Capital Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K of the Securities Act of 1933. None of the Company's executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company's Board or on the Compensation and Human Capital Committee.
2024 PROXY STATEMENT	53

Summary Compensation Table

Christopher Hufnagel President and CEO, Wolverine Worldwide
	2023	$813,672	$—	$1,650,032	$300,000	$366,393	$44,380	$3,174,477
	2022	$606,377	$—	$665,652	$97,162	$—	$43,405	$1,412,596
Amy Klimek Executive Vice President, Chief Human Resources Officer
	2023	$465,199	$—	$975,015	$66,998	$97,489	$37,157	$1,641,858
Isabel Soriano[6] President, International Group	2023	$543,831	$—	$1,073,356	$81,688	$—	$1,015,643	$2,714,518
	2022	$463,850	$—	$454,094	$280,390	$—	$991,681	$2,190,015
	2021	$480,641	$—	$597,096	$326,554	$—	$1,075,445	$2,479,736
Michael D. Stornant Executive Vice President, CFO, Treasurer and Chief Accounting Officer	2023	$695,250	$—	$1,192,022	$112,978	$417,090	$33,304	$2,450,644
	2022	$691,356	$—	$1,113,295	$49,881	$—	$31,931	$1,886,463
	2021	$657,865	$—	$1,819,680	$577,880	$86,187	$30,883	$3,172,495
James D. Zwiers Executive Vice President and President, Global Operations Group	2023	$716,000	$—	$1,075,018	$161,100	$440,351	$44,047	$2,436,516
	2022	$711,962	$—	$988,296	$48,057	$—	$37,310	$1,785,625
	2021	$683,856	$—	$1,578,188	$481,625	$70,550	$38,953	$2,853,172
Brendan Hoffman Former President and CEO, Wolverine Worldwide	2023	$634,615	$—	$5,800,021	$—	$—	$1,144,079	$7,578,715
	2022	$997,308	$—	$5,183,029	$144,007	$—	$195,310	$6,519,654
	2021	$924,231	$—	$5,083,847	$1,073,446	$—	$113,015	$7,194,539
1.	Includes any amounts deferred under the Company's qualified 401(k) plan or Deferred Compensation Plan.
2.	Includes the grant date fair value of restricted stock unit awards, and performance unit awards, as follows for 2023:
Name	Service-based Restricted Stock Unit Value	Performance Unit Value 23-25 Grant	Total
Hufnagel	$1,260,020	$390,012	$1,650,032
Klimek	$690,011	$285,004	$975,015
Soriano	$743,353	$330,003	$1,073,356
Stornant	$476,815	$715,207	$1,192,022
Zwiers	$430,007	$645,011	$1,075,018
Hoffman	$1,740,012	$4,060,009	$5,800,021

Restricted stock units were valued using the closing market price of Wolverine Worldwide common stock on the date of the grant of the respective award. Performance units were valued using the closing market price of Wolverine Worldwide common stock on the date of grant of the respective award and assuming target performance for all performance periods. Assuming maximum payout, the aggregate grant date fair value of performance units awarded in 2023 for each NEO (and, in parentheses, the maximum value is combined with the grant date fair value of restricted stock unit awards and restricted stock awards for 2023) would have been $8,120,017; ($9,860,029) for Mr. Hoffman; $780,023 ($2,040,043) for Mr. Hufnagel, $660,006 ($1,403,359) for Ms. Soriano; $1,430,414 ($1,907,229) for Mr. Stornant; $1,290,022

2024 PROXY STATEMENT	54

($1,720,029) for Mr. Zwiers; and $570,008 ($1,260,019) for Ms. Klimek. Restrictions on such performance unit awards will lapse in the February following the last year of the performance period, if at all, based on the Company's performance for the period (capped at 200%). The actual value of shares that vest is also dependent on the stock price at the time of vesting. For additional valuation assumptions, see the Stock Based Compensation footnote to Wolverine Worldwide's Consolidated Financial Statements for the fiscal year ended December 30, 2023 included in its Form 10-K for this year.
3.	Reflects the sum of performance bonus and individual bonus amounts, as adjusted by any applicable modifier, earned in 2023, 2022 and 2021, respectively, and paid in 2024, 2023 and 2022 respectively.
4.
All amounts in this column reflect, where applicable, the aggregate change in the actuarial present value of the accumulated benefits under the Wolverine Worldwide Employees' Pension Plan (“Pension Plan”) and Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”) for Messrs. Stornant, Hufnagel, Zwiers, and Klimek (Pension Plan only). The amounts in the table were determined using assumptions consistent with those used in Wolverine Worldwide's Consolidated Financial Statements for each respective year. See the “Pension Plans and 2023 Pension Benefits” section starting on page 61.

5.
The amounts listed in this column for 2023 include Wolverine Worldwide's contributions to the accounts of the NEOs under Wolverine Worldwide's 401(k) plans (or, in the case of Ms. Soriano, a payment in lieu of a retirement plan contribution) and the Wolverine Worldwide Deferred Compensation Plan, payments made by Wolverine Worldwide for the premiums on certain life insurance policies, tax, housing/relocation expenses and estate planning services and health care reimbursements in the amounts listed in the table below. Unlike the other NEOs, Ms. Soriano is not a participant in the Company's Pension Plan, and instead received a retirement benefit payment.

Name	401(k) Match	Tax and Estate Planning	Health	Life Insurance Premiums	Moving/Living Expenses	Deferred Compensation Plan Contribution	Car Allowance	Tax Equalization	Other
Hufnagel	$9,900	$11,000	$22,625	$855	$0	$0	$0	$0	$0
Klimek	$9,900	$11,000	$15,720	$537	$0	$0	$0	$0	$0
Soriano	$43,506	$50,510	$15,269	$1,599	$128,262	$0	$0	$776,497	$0
Stornant	$9,900	$0	$20,136	$3,268	$0	$0	$0	$0	$0
Zwiers	$9,900	$11,204	$19,740	$3,203	$0	$0	$0	$0	$0
Hoffman	$0	$6,570	$0	$0	$7,430[1]	$0	$0	$0	$1,130,079[2]
1.	Temporary housing and costs related to relocation.
2.	Termination payments and benefits paid out under Mr. Hoffman's separation agreement. For details, please see the “Potential Payments upon
Termination or Change in Control” section of this Proxy Statement.
6.
The cash compensation for Ms. Soriano is paid in Pounds Sterling. Her cash compensation was converted into U.S. dollars using the fiscal year-end rate of $1.35 for fiscal year 2021, $1.20 for fiscal year 2022 and 1.27 for fiscal year 2023.

2024 PROXY STATEMENT	55

Grants of Plan-Based Awards in
Fiscal Year 2023
The following table provides information concerning each grant of an award made to the NEOs in fiscal year 2023:

Hufnagel	Annual Bonus		$488,203	$976,406	$1,952,812
	FY23-FY25 Performance Units	02/08/2023				12,940	25,880	51,760		$390,012
	Restricted Units	02/08/2023							17,253	$260,003
	Restricted Units	07/31/2023							39,464	$500,009
	Restricted Units	10/30/2023							61,051	$500,008
Klimek	Annual Bonus		$116,300	$232,599	$465,199
	FY23-FY25 Performance Units	02/08/2023				9,456	18,912	37,824		$285,004
	Restricted Units	02/08/2023							12,608	$190,003
	Restricted Units	10/30/2023							61,051	$500,008
Soriano	Annual Bonus		$141,310	$282,621	$565,242
	FY23-FY25 Performance Units	02/08/2023				10,949	21,898	43,796		$330,003
	Restricted Units	02/08/2023							14,599	$220,007
	Restricted Units	07/31/2023							1,842	$23,338
	Restricted Units	10/30/2023							61,051	$500,008
Stornant	Annual Bonus		$225,956	$451,913	$903,825
	FY23-FY25 Performance Units	02/08/2023				23,730	47,459	94,918		$715,207
	Restricted Units	02/08/2023							31,640	$476,815
Zwiers	Annual Bonus		$214,800	$429,600	$859,200
	FY23-FY25 Performance Units	02/08/2023				21,401	42,801	85,602		$645,011
	Restricted Units	02/08/2023							28,534	$430,007
Hoffman	Annual Bonus		$380,769	$761,538	$1,523,077
	FY23-FY25 Performance Units	02/08/2023				134,705	269,410	538,820		$4,060,009
	Restricted Units	02/08/2023							115,462	$1,740,012
1.
Estimated payout levels relating to the performance bonus and strategic priorities bonus. Maximum amount assumes stretch revenue and pretax earnings performance. For a description of these bonuses and the payouts under them, see pages 44-47. Ms. Soriano's payout levels have been converted to U.S. dollars from Pounds Sterling based on the fiscal year-end exchange rate of 1.27.

2.
Estimated payout levels as of the grant date of performance stock units granted under the Stock Incentive Plan of 2016, as amended (the “Stock Incentive Plan of 2016”). Restrictions on such performance unit awards typically lapse in the February following the last year of the performance period, if at all, based on the Company's performance for the period (capped at 200%). The actual value of shares that vest is also dependent on the stock price at the time of vesting. The Company accrues, but does not pay, dividends on the performance shares during the performance period. At the end of the performance period, the Company will pay to the NEO the accrued dividends (if any) on the performance units that vest. For a description of the performance units granted in 2023 under the Stock Incentive Plan of 2016, see pages 47.

3.
The Company awarded service-based restricted stock unit awards in February 2023 under the Stock Incentive Plan of 2016 to all NEOs. One third of the shares vest on each of the first three anniversaries of the date of grant of the award. All restricted stock units vest upon an NEO's death, disability or retirement. Holders of restricted stock units and awards are entitled to receive dividend equivalents on restricted stock units and awards. Mr. Hufnagel's grants include promotion grants on July 31, 2023 and October 30, 2023. Mses. Klimek's and Soriano's grants each include an October 30, 2023 retention grant, and Ms. Soriano's grants include a July 31, 2023 promotion grant.

4.
Represents the award date fair value for performance stock units and service-based stock unit awards made in fiscal year 2023, determined as described in footnote 2 to the “Summary Compensation Table.”

2024 PROXY STATEMENT	56

Outstanding Equity Awards at
2023 Fiscal Year-End
The following table provides information concerning options and stock awards that have not vested for each NEO outstanding as of December 30, 2023:

Hufnagel
	Various				134,980	$1,199,972
	Various						82,588	$734,207
	02/11/14	17,022	$27.13	02/10/24
	02/11/15	16,789	$28.00	02/10/25
	02/10/16	32,294	$16.51	02/09/26
Soriano
	Various				87,560	$778,408
	Various						29,638	$263,482
Klimek
	Various				86,019	$764,709
	Various						27,376	$243,373
	02/10/16	10,214	$16.51	02/09/26
	07/13/16	18,676	$22.92	07/12/26
Stornant
	Various				56,643	$503,556
	Various						66,387	$590,180
	02/11/14	11,912	$27.13	02/10/24
	02/11/15	11,765	$28.00	02/10/25
	06/12/15	12,687	$29.31	06/11/25
	02/10/16	70,948	$16.51	02/09/26
Zwiers
	Various				50,532	$449,229
	Various						59,590	$529,755
	02/11/15	33,514	$28.00	02/10/25
	02/10/16	64,465	$16.51	02/09/26
Hoffman
	Various				—	$0
	Various						366,303	$3,256,434
2024 PROXY STATEMENT	57

1.	The following table sets forth the vesting dates for the unvested service-based restricted stock or stock unit awards of each NEO as of December 30, 2023:
Named Executive Officer	Vesting Date	Number of Shares to Vest
Hufnagel
	02/05/24	1,553
	02/08/24	10,751
	02/09/24	3,672
	04/29/24	353
	07/31/24	13,155
	10/30/24	20,351
	02/08/25	5,751
	02/09/25	4,413
	07/31/25	13,154
	10/30/25	20,350
	02/08/26	5,751
	02/09/26	2,221
	07/31/26	13,155
	10/30/26	20,350
Klimek
	02/05/24	1,736
	02/08/24	4,203
	02/09/24	3,905
	10/30/24	20,351
	02/08/25	4,202
	02/09/25	4,609
	10/30/25	20,350
	02/08/26	4,203
	02/09/26	2,110
	10/30/26	20,350
Soriano
	02/05/24	1,096
	02/08/24	4,867
	02/09/24	2,836
	07/31/24	614
	08/02/24	390
	10/30/24	20,351
	02/08/25	4,866
	02/09/25	3,467
	07/31/25	614
	08/02/25	391
	10/30/25	20,350
	02/08/26	4,866
	02/09/26	1,888
	07/31/26	614
	10/30/26	20,350
2024 PROXY STATEMENT	58

Named Executive Officer	Vesting Date	Number of Shares to Vest
Stornant
	02/05/24	3,526
	02/08/24	10,547
	02/09/24	7,653
	02/08/25	10,546
	02/09/25	9,196
	02/08/26	10,547
	02/09/26	4,628
Zwiers
	02/05/24	3,248
	02/08/24	9,512
	02/09/24	6,636
	02/08/25	9,511
	02/09/25	8,005
	02/08/26	9,511
	02/09/26	4,109
2.	The dollar values are calculated using a per share stock price of $8.89, the closing price of Wolverine Worldwide common stock on December 29, 2023, the last business day of fiscal year 2023.
3.
Following the end of the applicable performance period, performance units vest depending upon the Company's achievement of the relevant performance criteria. Shares actually vested for the 2021-2023 cycle are included in the “Number of Shares or Units of Stock That Have Not Vested” column. Performance between threshold and target level was assumed for the 2022-2024 cycle and performance at target was assumed for the 2023-2025 cycle. For Mr. Hufnagel, shares included for the 2022-2024 cycle were adjusted to reflect the structure of the performance award agreement for that cycle.

2024 PROXY STATEMENT	59

Option Exercises and Stock
Vested in Fiscal Year 2023
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting[1] ($)
Hufnagel	—	—	17,454	$260,465
Klimek	—	—	16,441	$245,386
Soriano	—	—	13,065	$193,590
Stornant	—	—	34,583	$515,825
Zwiers	—	—	30,604	$456,818
Hoffman	—	—	96,963	$1,419,538
1.	The Company calculates the dollar values using the closing price of Wolverine Worldwide common stock on the date of vesting.
2024 PROXY STATEMENT	60

Pension Plans and 2023
Pension Benefits
Wolverine Worldwide maintains the following defined benefit retirement plans: (1) the Wolverine Worldwide Employees' Pension Plan (“Pension Plan”), which is a funded and tax-qualified defined benefit plan under the Internal Revenue Code that covers eligible employees, and (2) the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”), which is an unfunded, non-qualified plan that covers individuals recommended by the CEO and approved by the Compensation and Human Capital Committee. Messrs. Hufnagel, Stornant, and Zwiers participate in the Pension Plan and SERP and Ms. Klimek participates in the Pension Plan.
QUALIFIED PENSION PLANS
Participants vest in the Pension Plan after five years of qualifying service. Subject to the limitations imposed by the Internal Revenue Code, the Pension Plan generally pays a monthly benefit in an amount equal to a percentage of the participant's final average monthly earnings multiplied by his or her number of years of service less a monthly social security allowance. For purposes of this benefits formula, the Pension Plan caps years of service at 30 (25 for SERP participants), and the percentages of final average monthly earnings are 1.6% (2.0% for SERP participants). “Earnings” under the Pension Plan generally includes all W-2 compensation and pre-tax benefit plan deferrals other than taxable fringe benefits and deferred compensation, and for 2023 was capped at $330,000, the IRS limit applicable to tax qualified plans.
Upon retirement, a participant may elect to receive the benefit in the form of a life annuity, 5 or 10-year certain and life annuities, or joint and 50%, joint and 75%, or joint and 100% survivor annuities. The payments are actuarially adjusted based on the participant's election. Any election, other than an election to receive life annuity benefits, reduces the monthly benefit payable. The “normal” age at which benefits may be drawn under the Pension Plan is 65.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Messrs. Hufnagel, Stornant and Zwiers participate in the SERP, which provides retirement benefits above amounts available under the Company's tax qualified Pension Plan. The SERP benefit generally equals the difference between the participant's retirement benefit under the Pension Plan and the benefits the participant would have received if there were no IRS imposed cap on earnings when calculating the Pension Plan benefit. The SERP caps years of service at 25 in calculating a participant's benefit. The SERP also allows a retired participant who has five years of service to draw earlier (beginning at age 55) and on different terms than under the Pension Plan. A participant's earnings percentage multiplier is the same under the SERP as it is under the Pension Plan. The Compensation and Human Capital Committee may grant additional deemed years of service under the SERP to a participant, subject to the cap of 25 years. The full benefit of any additional years of deemed service is paid under the SERP.
If a retired participant draws the SERP benefit prior to age 65, the reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. As of the end of fiscal year 2023, Mr. Stornant and Mr. Zwiers are the only NEOs eligible to retire and begin drawing benefits under the SERP.
SERP benefits are paid monthly, and the SERP has a lump sum payment option which may apply to certain terminations of employment after a change in control or, if elected, upon death. The SERP also includes a disability benefit and a death benefit payable to the participant's designated beneficiary if the participant dies before retiring. The SERP provides for lump sum payments equal to 125% of the net present value of accrued benefits without regard to any reduction for early payment to participants who resign for good reason or are terminated by Wolverine other than for cause or due to death or disability within two years after a change in control.
The SERP also contains non-competition, confidentiality and employee non-solicitation provisions in favor of Wolverine Worldwide. Under the SERP non-competition provisions, a participant is not entitled to any benefit payment if the participant enters into certain relationships with a competing business prior to the date on which such benefit payment is due. If the participant's employment is terminated for serious misconduct, or if Wolverine Worldwide cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons, the Company may terminate a participant's benefits under the SERP. Wolverine Worldwide may terminate the SERP or stop further accrual of SERP benefits for a participating NEO at any time, but termination will not affect previously accrued benefits.
2024 PROXY STATEMENT	61

PENSION BENEFITS IN FISCAL YEAR 2023
The following table provides for each NEO certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement:
	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Hufnagel	SERP	15	$864,343	—
	Pension	15	$567,487	—
Klimek[2]	SERP	—	—	—
	Pension	19	$431,656	—
Soriano[2]	SERP	—	—	—
	Pension	—	—	—
Stornant	SERP	25	$2,719,932	—
	Pension	25	$1,288,786	—
Zwiers	SERP	25	$2,981,468	—
	Pension	25	$1,167,711	—
Hoffman [3]	SERP	—	—	—
	Pension	—	—	—
1.
These values are as of December 30, 2023, and are calculated assuming the participants will commence their benefits at age 65 (or current age if older), and that those benefits will be paid in the form according to each participant's 409A election and use the PRI-2012 mortality tables for males and females (white collar for SERP and no collar for Pension Plan), projected forward from base year 2012 with generational projection using an unmodified MP-2021 projection scale, with contingent annuitant mortality tables applied after the death of the participant and using the following discount rates: 5.28% Pension Plan; 5.33% SERP.

2.	Ms. Soriano does not participate in the SERP or Pension Plan and Ms. Klimek does not participate in the SERP.
3.	Mr. Hoffman did not participate in the SERP or Pension Plan.
2024 PROXY STATEMENT	62

Non-Qualified Deferred
Compensation
Wolverine Worldwide maintains a Deferred Compensation Plan. This unfunded and non-qualified plan allows executives and other eligible senior employees of the Company to elect to defer all or a portion of their base salary, cash bonus, or other performance-based cash compensation. Wolverine Worldwide may, but need not, credit a participant's account under the plan with additional discretionary Company contributions, which may be subject to a vesting schedule and which would vest in full on a change in control. Amounts deferred pursuant to the Deferred Compensation Plan may be invested, at the direction of the participant, in an investment fund, index, or other investment vehicle, as designated by the Compensation and Human Capital Committee to be available under the plan, and earnings, if any, are credited to the participant's account.
Accounts are paid out upon the earliest to occur of (i) a qualifying separation from service, (ii) a change in control (as such term is defined in the Deferred Compensation Plan), and (iii) a termination of the Deferred Compensation Plan. Payment must generally be made, or installment payments must begin, (as elected by the participant at the time of deferral), within 60 days of the event triggering payment.
In 2023, Mr. Hufnagel was the only NEO who elected to defer amounts under the Deferred Compensation Plan and no NEOs received a Company contribution. Mr. Stornant is the only other NEO who has previously elected to defer amounts under the Deferred Compensation Plan.
Name	Executive Contributions in 2023 ($)	Registrant Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)[1]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Hufnagel	$74,810	—	$32,949	—	$408,028
Stornant	—	—	$643	—	$14,774
1.	Reflects market-based earnings on amounts credited to Mr. Stornant and Mr. Hufnagel under the Deferred Compensation Plan.
2024 PROXY STATEMENT	63

Potential Payments Upon
Termination or Change in
Control
Wolverine Worldwide has entered into an Executive Severance Agreement with each NEO that provides certain rights, including the right to receive payments in the event of a termination of employment following a change in control. The Company also has entered into an agreement with Messrs. Hufnagel and Hoffman and Ms. Soriano regarding certain termination benefits in the event of termination of employment under certain other circumstances described below.
BENEFITS TRIGGERED BY TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION
An NEO is not entitled to receive any additional forms of severance payments or benefits upon termination of employment for Cause or upon the NEO's voluntary decision, other than for Good Reason, to terminate his or her employment, as discussed in further detail below.
BENEFITS TRIGGERED BY TERMINATION OTHER THAN FOR CAUSE OR FOR GOOD REASON NOT IN CONNECTION WITH A CHANGE IN CONTROL
Mr. Hufnagel entered into an Employment Agreement upon his appointment as President and CEO of the Company in August 2023. The Employment Agreement states that upon termination of his employment by Wolverine Worldwide without Cause, or termination by Mr. Hufnagel with Good Reason, as such terms are defined in his Employment Agreement, Wolverine Worldwide will pay Mr. Hufnagel the following payments in exchange for a general release of claims in favor of Wolverine Worldwide: (1) continued base salary for 24 months; (2) payment of Company COBRA premiums for up to 24 months, or, if earlier, until eligible for coverage through another employer; (3) a pro rata target bonus opportunity for the year of termination; (4) pro rata vesting of outstanding performance-based equity awards as though Mr. Hufnagel had retired as of the date of termination, and pro-rata vesting of outstanding time-based equity awards that would have vested over the 12 month period following the date of termination; and (5) 12 months of outplacement assistance.
“Cause” generally is defined in Mr. Hufnagel’s Employment Agreement to mean: (1) any intentional act of fraud, embezzlement, theft, dishonesty, misrepresentation or breach of fiduciary duty with respect to the Company or its subsidiaries; (2) gross negligence or willful misconduct in the performance of duties; (3) material failure or refusal to follow any reasonable directive of the Board or the officer to whom Mr. Hufnagel reports, and if such failure and refusal is curable, if not cured within ten (10) days after written notice; (4) material breach of any noncompetition, nonsolicitation, confidentiality or other covenant with the Company, material breach of any material written policy of the Company which if curable, is not cured within ten (10) days after the Company’s written notice of such breach, or material breach of Mr. Hufnagel’s Employment Agreement, which if curable, is not cured within ten (10) days after the Company’s written notice of such breach; or (5) conviction of or indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude.
“Good Reason” generally is defined in Mr. Hufnagel’s Employment Agreement to mean: (1) a material diminution in duties or a reduction of title, (2) a material breach by the Company of the Employment Agreement, (3) relocation of Mr. Hufnagel’s principal place of employment to a location that is more than fifty (50) miles from the Company’s corporate headquarters without Mr. Hufnagel’s consent, (4) termination of the Employment Agreement by the Company serving a notice of nonextension or (5) a reduction in Mr. Hufnagel’s base salary, unless such reduction is part of an across the board reduction for senior executives of the Company.
On June 8, 2018, Ms. Soriano entered into a Service Agreement with Wolverine Europe Limited, which is typical for senior executives based in the United Kingdom. Ms. Soriano’s agreement states that upon certain terminations of her employment by Wolverine Europe Limited, Wolverine Europe Limited will provide Ms. Soriano with written notice nine (9) months prior to such termination or, alternatively, will pay Ms. Soriano her base salary for such period (or any portion thereof) in lieu of such notice. In addition, upon voluntary termination of Ms. Soriano’s employment by Ms. Soriano for any reason, she is required to give written notice six (6) months prior to such termination and
2024 PROXY STATEMENT	64

Wolverine Europe Limited may pay Ms. Soriano her base salary for such period (or any portion thereof) in lieu of such notice. If Wolverine Europe Limited chooses to pay Ms. Soriano her base salary in lieu of notice, in either case, such amounts will be in full and final settlement of all claims Ms. Soriano may have against Wolverine and its affiliates and, further, such amounts will be reduced by any income earned from subsequent employment.
For purposes of Ms. Soriano’s Service Agreement, Wolverine Europe Limited will generally not be required to provide notice to terminate her employment if she (1) commits, repeats or continues any material breach of her Service Agreement or her obligations thereunder, (2) commits an act of gross misconduct or serious/gross incompetence or negligence including any deliberate act of discrimination or harassment, (3) acts in a manner which prejudices or is likely in the reasonable opinion of the Board to prejudice the interests or reputation of Ms. Soriano, Wolverine or its affiliates, (4) commits any material breach of the Code of Conduct, (5) commits or is charged or convicted of any criminal offense other than an offense which does not affect her position or any road traffic violation, (6) is declared bankrupt, (7) is prohibited by law from being a director of a company, (8) is removed as a director of Wolverine Europe Limited or any affiliate for a reason related to misconduct, (9) is in breach of the warranties contained in the Service Agreement, (10) breaches a material policy of Wolverine or its affiliates, (11) becomes incapacitated and no longer able to perform her duties for a period exceeding 26 weeks in any 12 month period, or (12) ceases to hold any necessary qualification to carry out her duties and/or is in breach of any rules and regulations or any relevant regulatory body.
Mr. Hoffman entered into an Employment Agreement on August 7, 2020, which was amended on December 17, 2021, which states that upon termination of his employment by Wolverine Worldwide without Cause, or termination by Mr. Hoffman with Good Reason, as such terms are defined in Mr. Hoffman’s Employment Agreement, Wolverine Worldwide will pay Mr. Hoffman the following payments in exchange for a general release of claims in favor of Wolverine Worldwide: (1) continued base salary for 18 months offset by the amount of salary and guaranteed compensation, if any, he is entitled to from another employer; (2) payment of Company COBRA premiums for 18 months, or, if earlier, until eligible for coverage through another employer; and (3) a pro rata target bonus opportunity for the year of termination.
“Cause” generally is defined in Mr. Hoffman’s Employment Agreement to mean: (1) any intentional act of fraud, embezzlement, theft, dishonesty, misrepresentation or breach of fiduciary duty with respect to the Company or its subsidiaries; (2) gross negligence or willful misconduct in the performance of duties; (3) material failure or refusal to follow any reasonable directive of the Board or the officer to whom Mr. Hoffman reports, and if such failure and refusal is curable, if such failure or refusal is not cured within ten (10) days after written notice; (4) breach of any noncompetition, nonsolicitation, confidentiality or other covenant with the Company, material breach of any material written policy of the Company which if curable, is not cured within ten (10) days after the Company’s written notice of such breach, or material breach of Mr. Hoffman’s Employment Agreement, which if curable, is not cured within ten (10) days after the Company’s written notice of such breach; or (5) conviction of or indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude.
“Good Reason” generally is defined in Mr. Hoffman’s Employment Agreement to mean: (1) a material diminution in duties or a reduction of title, (2) a material breach by the Company of the Employment Agreement, (3) relocation of Mr. Hoffman’s principal place of employment to a location that is more than fifty (50) miles from the Company’s corporate headquarters or Waltham, Massachusetts office as of January 2, 2022, without Mr. Hoffman’s consent, (4) termination of the Employment Agreement by the Company serving a notice of nonextension or (5) a reduction in Mr. Hoffman’s base salary, unless such reduction is part of an across the board reduction for senior executives of the Company.
Amounts in the table below reflect actual payments and benefits paid or provided to Mr. Hoffman in connection with the termination of his employment with the Company in August 2023.
BENEFITS TRIGGERED UPON A CHANGE IN CONTROL
Benefits Upon Termination Following a Change in Control. Under the Executive Severance Agreements entered into with the NEOs, payments and benefits are triggered when employment is terminated without “Cause” or when an executive terminates employment for “Good Reason” within two years following a change in control of Wolverine Worldwide.
Upon such a qualifying termination, Wolverine Worldwide will pay the lump sum severance payment under the Executive Severance Agreement composed of the following: (1) unpaid base salary and bonus payments that had been earned; (2) in lieu of a bonus payment under the Annual Bonus Plan, an amount equal to the quotient of the number of days the NEO was employed by Wolverine Worldwide, or any successor company in the year of termination, divided by the number of days in the year; multiplied by 100% of the greater of either (a) the bonus awarded to the NEO under the annual bonus plan for the preceding year and (b) the average paid to the NEO over the preceding two year period under the annual bonus plan; (3) in lieu of payments under the various three year performance periods that remain open on the date of termination, if any, an amount equal to the bonus the NEO would have received based on actual and assumed performance measures, multiplied by the quotient of the number of days the NEO participated in the performance period prior to the termination, divided by the total number of days in the performance period (in determining the earnings per share or other performance measures that can be
2024 PROXY STATEMENT	65

determined annually for any year subsequent to the year of termination, performance will equal the level required to attain the maximum goal under the three year plan for that year); (4) two times the sum of (a) the NEO's highest annual base salary during the 12 month period prior to termination and (b) the greater of (i) the average amount earned by the NEO during the previous two years under the annual bonus plan and (ii) the amount earned during the previous year under the Annual Bonus Plan; (5) 100% of the positive spread for any stock options held by the NEO on the date of termination, whether or not vested; (6) in the case of Mr.  Zwiers, an excise tax gross up adjustment (note: the agreements with Messrs. Hoffman, Hufnagel and Stornant, Ms. Soriano and Ms. Klimek were entered into after 2008, and the Committee determined to not provide such gross ups after that date); and (7) in the case of Mr. Hufnagel, the present value of an additional three years of deemed service under the Pension Plan and SERP (this benefit does not apply to Mr. Hoffman and Ms. Soriano since they do not participate in the Pension Plan or SERP or to Messrs. Zwiers or Stornant since they have maximum years of service under these plans). Upon a termination of employment following a change of control, Wolverine Worldwide or any successor company will maintain for a period of six months to one year the NEO's benefits under the then current benefit plans, programs or arrangements that the NEO was entitled to participate in immediately prior to the termination date. In addition, Wolverine Worldwide or any successor company will provide outplacement services through the last day of the second calendar year following the calendar year of termination.
“Change in Control” under the Executive Severance Agreements generally means certain changes in composition of the Board of Directors, certain acquisitions of 20% or more of Wolverine Worldwide's common stock or combined outstanding voting power of Wolverine World Wide, Inc., and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or distributions of substantial assets (unless such transactions result in the creation of an entity in which at least 50% of the common stock and combined voting power is owned by the owners of record prior to the transaction, no single shareholder owns more than 20% of the combined voting power and a majority of the board remains unchanged). In all cases, an event will not qualify as a change in control unless it qualifies as “a change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets of the Company,” each as determined under the stringent requirements of Section 409A of the Tax Code. Under this standard, for example, transactions must be consummated, not just approved by shareholders.
“Cause” is defined under the Executive Severance Agreements to generally mean the willful and continued failure to substantially perform duties or willfully engaging in gross misconduct that is injurious to the Company.
“Good Reason” is defined under the Executive Severance Agreements to generally mean: (1) any materially adverse change in position, duties, responsibilities or title, or any removal, involuntary termination or failure to re-elect an officer; (2) a reduction in annual base salary; (3) any relocation or requirement to substantially increase business travel; (4) the failure to continue providing any executive incentive plans or bonus plans; (5) the failure to continue any employee benefit plan or compensation plan unless a comparable plan is available; (6) the failure to pay any salary, bonus, deferred compensation or other compensation; (7) the failure to obtain an assumption agreement from any successor; (8) any purported termination of the employment which is not effected in a manner prescribed by the Executive Severance Agreement; or (9) any other material breach by Wolverine Worldwide or any successor company of its obligations under the Executive Severance Agreement.
Benefits Upon a Change in Control Only. The Company has double-trigger equity vesting upon a change in control, meaning that vesting only accelerates upon a qualifying termination of employment after a change in control. To the extent that the Company has made discretionary contributions under the Deferred Compensation Plan that are subject to a vesting schedule, any unvested portion of these contributions will vest on a change in control. Change in control for this purpose generally means certain changes in the composition of the Board of Directors, certain acquisitions of 20% of Wolverine Worldwide's common stock (50% in the case of the Deferred Compensation Plan) and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or dispositions of substantial assets.
Excise Tax Gross Up. The Compensation and Human Capital Committee previously determined that Wolverine Worldwide would not provide excise tax gross up payments in employment agreements entered into after 2008. Mr. Zwiers is the only NEO who has excise tax gross up protection in his agreement.
BENEFITS TRIGGERED BY RETIREMENT, DEATH OR PERMANENT DISABILITY
Pension Plan. In the event of death before retirement, the Pension Plan provides the surviving spouse of a vested participant a death benefit equal to the qualified pre-retirement survivor annuity as defined in the Internal Revenue Code (generally 50% of the participant's accrued normal retirement benefit). This benefit is paid annually to the surviving spouse beginning when the participant would have turned 60 and continues for the life of the surviving spouse. For participants with at least three years of service as of December 31, 2003, and who have at least 10 years of service and are employed by the Company at the time of death, the amount of the survivor benefit under the Pension Plan is calculated as though the participant had continued as an employee of the Company until age 65 at the compensation level as of the date of death
2024 PROXY STATEMENT	66

and the benefit begins upon the date of death, unreduced for early commencement. The survivor benefit for participants who meet all the criteria set forth in the preceding sentence, but who die when they are not employed by the Company, are entitled to a joint and survivor benefit commencing upon the date of death, unreduced for early commencement.
SERP. If a SERP participant dies before beginning to receive benefits under the SERP, the Company must, based on the participant's election, pay the beneficiary either a monthly annuity or a lump sum death benefit equal to the present value of the benefit computed as if the participant had retired on the date of death, had begun receiving benefits at age 55, and had continued to receive benefits for the remainder of the participant's life expectancy. If the participant dies after beginning to receive benefit payments, benefits cease unless the participant was receiving benefits in the form of one of the joint and survivor annuity optional elections under the plan or had elected benefits in a form that provides for a continuation of benefits.
If a participant becomes disabled (as defined in the SERP), the SERP provides a disability benefit equal to 60% of the normal retirement accrued benefit based upon years of service up to the date that the participant became disabled through the date the participant reaches age 65 (at which point, the participant would begin drawing full SERP benefits) or is no longer disabled.
Annual Bonus Plan. Upon termination of employment at least six months after the beginning of a fiscal year due to death, disability, or early or normal retirement, an NEO is entitled to receive a pro rata portion of any annual bonus award earned under the Annual Bonus Plan based on the NEO's service during such fiscal year and actual performance under the Annual Bonus Plan. The annual bonus is payable at the same time and in the same manner as awards are paid to other NEOs for the fiscal year.
Stock Incentive Plans. Upon death, disability or voluntary termination of employment after attaining age 59 with ten years of service with the Company, subject to certain conditions, the restrictions on time-vested units vest. Upon death, disability or voluntary termination of employment after attaining age 59 with ten years of service with the Company, subject to certain conditions, the restrictions on performance units will vest on a prorated basis based on Company performance for each open three-year cycle.
Deferred Compensation Plan. Upon death, disability, or other qualifying separation from service, including retirement, all in accordance with Section 409A of the Internal Revenue Code, all amounts deferred by the NEOs under the Deferred Compensation Plan, including any vested amounts credited to the NEOs pursuant to a discretionary Company contribution, shall generally be paid, or commence payment, within 60 days of the termination in accordance with the schedule elected by the NEO at the time of deferral.
DESCRIPTION OF RESTRICTIVE COVENANTS THAT APPLY DURING AND AFTER TERMINATION OF EMPLOYMENT
The SERP contains non-competition, confidentiality, and employee non-solicitation provisions in favor of Wolverine Worldwide. Under the non-competition provisions of the SERP, the participant will not be entitled to any benefit payment if, prior to the date on which such benefit payment is due, the participant enters into certain relationships with a competing business.
2024 PROXY STATEMENT	67

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the potential payments and benefits payable to each NEO upon a change in control or termination of employment following each of the triggering events set forth in the table. As required, the amounts in the table assume that the termination of employment or change in control of Wolverine Worldwide took place on the Company's last day of fiscal year 2023, which was December 30, 2023. The amounts set out below are in addition to benefits that are generally available to the Company's employees such as distributions under the Company's 401(k) savings plan, disability or life insurance benefits and accrued vacation. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, Wolverine Worldwide's stock price and the NEO's age and years of service.
The value of the accelerated vesting of unvested equity-based compensation awards was computed using the closing market price $8.89 of Wolverine Worldwide's common stock on December 29, 2023, the last business day in fiscal year 2023. The value for unvested restricted stock is computed by multiplying $8.89 by the number of shares of the NEO's restricted stock that would vest as a result of an event.
Each of the hypothetical events described in the following table (the highlighted blue headings in the left-hand column) is calculated and reported as a discrete event. For example, the amounts disclosed under the “Change in Control Only” heading are not cumulative with the amounts disclosed under the “Change in Control/Termination” heading.
Notwithstanding the foregoing, the amounts for Mr. Hoffman reflect actual payments and benefits paid or provided to him under his employment agreement in connection with the termination of his employment with the Company in August 2023.
Termination Event and Payment / Benefits	Hufnagel	Klimek	Soriano	Stornant	Zwiers	Hoffman

Termination by Company for Cause or Voluntary Termination (other than for Good Reason or due to Retirement)	—	—	—	—	—	—

Termination by Company Other Than for Cause or by Executive for Good Reason or In Lieu of Notice	$3,967,336	—	$431,262[11]	—	—	$1,123,412[12]

Change in Control / Termination
Executive Severance Agreement[1]	$5,605,615	$2,925,759	$3,293,524	$4,914,785	$6,572,165	—
Benefits under Executive Severance Agreement[2]	$40,704	$33,073	$34,868	$48,160	$41,065	—
Stock Incentive Plans[3]	$1,199,963	$764,725	$778,394	$503,550	$449,218	—
Lump sum payment under the SERP[4]	$2,008,656	—	—	$5,366,224	$6,657,249	—

Death
SERP[5]	$1,827,497	—	—	$4,159,565	$4,465,493	—
Pension Plan[6]	$309,013	$192,544	—	$994,004	$998,185	—
Stock Incentive Plans[3]	$1,199,963	$764,725	$778,394	$503,550	$449,218	—
Earned Incentive Compensation[7]	$1,877,034	$364,835	$428,767	$839,311	$455,486	—

Disability
SERP[8]	$1,628,197	—	—	$3,800,606	$4,561,013	—
Stock Incentive Plans[3]	$1,199,963	$764,725	$778,394	$503,550	$449,218	—
Earned Incentive Compensation[7]	$1,877,034	$364,835	$428,767	$839,311	$455,486	—

Retirement
SERP[9]	$1,342,553	—	—	$3,932,037	$4,416,531	—
Pension Plan[9]	$637,588	$486,297	—	$1,466,000	$1,323,837	—
Stock Incentive Plans[3]	—	—	—	—	—	—
Earned Incentive Compensation[7]	—	—	—	—	—	—

Change in Control Only
Stock Incentive Plans[10]	—		—	—	—	—
1.
Payments would be triggered after termination of employment under certain circumstances within two years following a change in control. Includes amounts payable in cash under the terms of the Executive Severance Agreement, excluding the value of the cash payout to each NEO of the option spread for already vested options. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the tax code. The value of service-based restricted units that vest upon a change in control under the terms of the Company's stock incentive plans are included in the Stock Incentive Plans row.

2024 PROXY STATEMENT	68

2.
These estimates assume that Wolverine Worldwide, or any successor company, maintains the benefit plans for a period of one year after termination and the outplacement services for a period beginning with the date of termination and ending on the last day of the second calendar year following the calendar year in which the date of termination occurred.

3.	Reflects the value of unvested shares of restricted stock units that would vest because of the event.
4.
Reflects the entire lump sum benefit payable to applicable NEOs, including any accumulated benefit. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the Tax Code.

5.	Reflects the entire lump sum death benefit payable to a participating NEO's beneficiary, including any accumulated benefit.
6.
Amounts reflect the net present value of the annuity paid to the surviving spouse calculated using the same discount rate and mortality assumptions used in the Pension Benefits table under the heading “Pension Benefits in Fiscal Year 2023” under the heading “Pension Plans and 2023 Pension Benefits.” In accordance with the terms of the Pension Plan, the death benefit for Messrs. Stornant and Zwiers was calculated as though the NEO had continued as an employee of Wolverine Worldwide until age 65 at the compensation level as of the date of death.

7.
Under the Annual Bonus Plan and the terms of performance unit awards, each NEO may be eligible to receive a pro rata portion of any award if employment is terminated as a result of any of the specified events in the table. The amount reported represents (a) actual payout under the Annual Bonus Plan for fiscal year 2023, (b) actual payout under the 2021-2023 performance cycle and (c) target performance for the 2022-2024 and 2023-2025 performance cycles. Performance units would vest on a prorated basis based on actual Company performance.

8.
Reflects the net present value of the annuity using the same discount rate and mortality assumptions used in the Pension Benefits table and assuming the NEO drew the disability benefit until age 65 followed by the normal retirement benefit.

9.
Reflects the net present value of benefits according to actual elections in place and assuming SERP benefits begin at age 55 (or immediately if older than 55) and pension benefits as of age 60 with 10 years of service.

10.	Unvested restricted stock units (including performance share awards) do not vest based on a change in control only.
11.
Represents 9 months of base salary and is the maximum amount payable if the company chooses to terminate her employment without notice. If Ms. Soriano voluntarily terminates, the maximum payout in lieu of notice is six months of base salary ($287,508).

12.	Represents actual amounts paid and benefits provided under the terms of Mr. Hoffman's employment agreement in connection with the termination of Mr. Hoffman's employment in 2023.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Christopher Hufnagel, the Company's Chief Executive Officer during fiscal year 2023. We calculated the CEO's annual total compensation by annualizing the compensation of Mr. Hufnagel, the CEO on the date used to identify the median employee.
For 2023, our last completed fiscal year, the annual total compensation of the employee of the Company identified at median was $50,238 and the annual total compensation of the CEO utilizing the method outlined above was $3,360,805.
Based on this information, the 2023 ratio of the annual total compensation of Mr. Hufnagel to the median of the annual total compensation of all employees was estimated to be 67 to 1.
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees in 2023, as well as to determine the annual total compensation of our “median employee” and our CEO, are described below.
•
We determined that, as of December 30, 2023, our employee population consisted of approximately 4,098 (2,251 in the U.S. and 1,847 outside the U.S.) individuals globally. After excluding employees from Austria (2), Belgium (1), Cayman Islands (1), Chile (13), Dominican Republic (4), Hong Kong (29), India (8 employees), Ireland (58), and Thailand (1) pursuant to the “de minimis” exception provided for in the rules, we used a base of 3,981 employees for purposes of determining the “median employee.” We selected December 30, 2023, as the date upon which we would identify the median employee in order to align with year-end.

•
To identify the median employee from our employee population, we used annual base salary, plus bonus and other cash incentives paid for the 12-month period ending December 30, 2023 as our consistently applied compensation measure - the same approach used in prior years.

○	In making this determination, we annualized the compensation of all newly hired regular employees during this period.
○	Additionally, for our full-time population, we used annualized salary; for our part-time population, we used the hourly rate of pay multiplied by the regularly scheduled hours expected to work.
•	Once we identified our median employee, we combined the elements of such employee's compensation for fiscal 2023 in accordance with the SEC's rules, resulting in annual total compensation of $50,238.
•	With respect to the annual total compensation of our CEO, we annualized the compensation of Christopher Hufnagel, our CEO on the date used to identify the median employee.
2024 PROXY STATEMENT	69

PAY VS. PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following information is provided about the relationship between Compensation shown on the Summary Compensation Table (SCT), Compensation Actually Paid (CAP), Total Shareholder Return (TSR), Net Income, and Non-GAAP Pre-Tax Income as the Company Selected Measure.
									Value of Initial Fixed $100 Investment Based On:
Year	Summary Comp. Table Total for Krueger CEO(a)	Summary Comp. Table Total for Mr. Hoffman CEO(a)	Summary Comp. Table Total for Mr. Hufnagel CEO(a)	Comp. Actually Paid to Krueger CEO(a),(b)	Comp. Actually Paid to Hoffman CEO(a),(b)	Comp. Actually Paid to Hufnagel CEO(a),(b)	Average Summary Comp. Table Total for Non-CEO NEOs(a)	Average Comp. Actually Paid to Non-CEO NEOs(a),(b)	Wolverine World Wide TSR	Peer Group (c) TSR	Net Income (in Millions)	Non-GAAP Pre-Tax Income (in Millions) (d)
2023	N/A	$7,578,715	$3,174,477	N/A	$3,230,490	$2,691,339	$2,310,884	$1,841,974	$28.98	$134.84	($39.2)	$4.8
2022	N/A	$6,519,654	N/A	N/A	$207,454	N/A	$1,818,674	$868,826	$34.33	$108.06	($189)	$133.1
2021	$14,405,857	N/A	N/A	$3,570,244	N/A	N/A	$3,924,986	$2,336,212	$88.24	$151.33	$67	$191.5
2020	$9,519,491	N/A	N/A	$5,934,954	N/A	N/A	$3,547,178	$2,591,063	$94.56	$120.70	($138.6)	$92.4
(a)	NEOs included in these columns reflect the following:
Year	CEO (or Principal Executive Officer)	Non-CEO NEOs
2023	Brendan Hoffman (through 8/5/2023) & Christopher Hufnagel (through end of year)	Isabel Soriano, Michael Stornant, James Zwiers, Amy Klimek
2022	Brendan Hoffman	Isabel Soriano, Michael Stornant, James Zwiers, Christopher Hufnagel
2021	Blake Krueger	Brendan Hoffman, Isabel Soriano, Michael Stornant, James Zwiers
2020	Blake Krueger	Brendan Hoffman, Michael Jeppesen, Michael Stornant, James Zwiers
(b)
The following table details the adjustment to the Summary Compensation Table Total Pay for our CEO, as well as the average for our other NEOs, to determine “compensation actually paid,” as computed in accordance with Item 402(v), with dividends accounted for in the change in fair value of the awards. Amounts do not reflect actual compensation earned by or paid to our NEOs during 2023.

	CEO		NEO Average
	Hoffman (2023)	Hufnagel (2023)	2023
Summary Compensation Table Total	$7,578,715	$3,174,477	$2,310,884
Less: Reported Fair Value of Equity Awards(1)	$5,800,021	$1,650,032	$1,078,853
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year(2)	$2,693,615	$1,323,518	$822,604
Add: Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year(2)	$219,399	$55,401	$62,459
Add: Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years(2)	($464,034)	($84,675)	($89,668)
Less: Fair Value at the End of Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year(2)	$1,114,007	$—	$—
Add: Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	$116,824	$25,586	$26,233
Less: Change in Pension Value Reported in the Summary Compensation Table	$—	$366,393	$330,331
Add: Pension Service Cost for Services Rendered During the Year	$—	$213,457	$118,647
Compensation Actually Paid	$3,230,490	$2,691,339	$1,841,974
(1)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(2)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. For performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. Dividends are accounted for in the change in fair value calculations. We did not grant any equity awards that vested in the year of grant.

(c)	Peer Group reflects the same S&P 1500 Consumer Durables & Apparel Index used for the performance graph included in the 10-K as required under S-K Item 201(e)(1)(ii).
(d)	For a reconciliation of GAAP Pre-tax Income to non-GAAP Pre-tax Income, as used in the third table below, See the Non-GAAP reconciliation table in Appendix A.
2024 PROXY STATEMENT	70

Tabular list of Company Performance Measures
The four measures listed below, in no particular order, represent the most important metrics to link Compensation Actually Paid for FY 2023 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation.”
Most Important Performance Measures
Non-GAAP Pre-Tax Income
Revenue
Non-GAAP Operating Profit
Relative TSR
Compensation Actually Paid versus Total Shareholder Return
The Chart below compares CEO and other NEOs’ Compensation Actually Paid to the Company’s TSR and Peer Group TSR. The TSR calculation assumes a $100 investment made on 12/28/2019.

2024 PROXY STATEMENT	71

Compensation Actually Paid versus Net Income
The chart below compares the CEO and other NEOs’ Compensation Actually Paid to our Company’s GAAP Net Income.

Compensation Actually Paid versus Non-GAAP Pre-Tax Income
The chart below compares the CEO and other NEOs’ Compensation Actually Paid to our Company Selected Measure, Non-GAAP Pre-Tax Income.

2024 PROXY STATEMENT	72

Proposal 2 — Advisory Resolution to
Approve Executive Compensation
The Company is asking its shareholders to indicate their support for Wolverine Worldwide's NEO compensation, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company's shareholders the opportunity to express their view on compensation for the Company's NEOs. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Human Capital Committee or the Board. Even though non-binding, the Board and Compensation and Human Capital Committee value the opinions of Wolverine Worldwide's shareholders and will review and consider the voting results when making future decisions regarding the Company's executive compensation program.
At the 2023 annual meeting of shareholders, the Company held an advisory vote on the frequency of future say-on-pay votes. Our shareholders approved, on an advisory basis, an annual say-on-pay vote, and after consideration of the shareholders’ vote, the Board determined to proceed with an annual say-on-pay vote. After the 2024 Annual Meeting of Shareholders, our next advisory vote to approve executive compensation will occur at our 2025 annual meeting of shareholders. Further, in accordance with Rule 14a-21(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders will be asked to vote again on how frequently the Company should hold future say-on-pay votes at the Company's 2029 annual meeting of shareholders.
The Company encourages shareholders to read the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement beginning on page 40. As described in the CD&A section, the Compensation and Human Capital Committee has structured the executive compensation program to achieve the following key objectives:
•	Align the interests of NEOs with those of the shareholders through incentives based on achieving performance objectives that enable increased shareholder value
•	Provide incentives for achieving specific, near term corporate, business unit and strategic goals and reward the achievement of those goals
•	Provide incentives for achieving pre-established, longer-term corporate financial goals and reward achievement of those goals
•	Attract and retain talented NEOs who will lead Wolverine Worldwide and drive superior business and financial performance
The executive compensation program is designed to achieve these objectives, in part, by:
•	Weighting at-risk and variable compensation (annual bonuses and long-term incentives) much more heavily than fixed compensation (base salaries)
•	Rewarding annual performance while maintaining emphasis on longer-term objectives
•	Blending cash, non-cash, long- and short-term compensation components and current and future compensation components
The Company encourages shareholders to read the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 54-72, which provide detailed information on the compensation of the Company's NEOs.
The Compensation and Human Capital Committee and the Board of Directors believe the Company's compensation program and its policies and procedures articulated in the CD&A section are effective in aligning the interests of the Company's NEOs with the interests of shareholders, promoting the achievement of the Company's near and long-term objectives and increasing shareholder value.
In accordance with the rules under Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company asks shareholders to approve the following advisory resolution at the 2024 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of Wolverine World Wide, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2024 Annual Meeting of Shareholders.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” approval of the advisory resolution to approve executive compensation.
2024 PROXY STATEMENT	73

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP (“Ernst & Young”) was the Company's independent registered public accounting firm for the fiscal year ended December 30, 2023. The Audit Committee has reappointed Ernst & Young as the Company's independent registered public accounting firm for the current fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Ernst & Young to the Company's shareholders for ratification. If this appointment is not ratified by the holders of a majority of votes cast affirmatively or negatively on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm any time during the year if it determines that such a change would be in the best interests of the Company and the Company's shareholders.
The Audit Committee reviewed Ernst & Young's performance prior to appointing it as the Company's independent registered public accounting firm, and considered:
•
The historical and recent performance of Ernst & Young on the Company's audit, including the quality of the engagement team and Ernst & Young's experience, client service, responsiveness and technical expertise

•	The Public Company Accounting Oversight Board (“PCAOB”) report of selected Ernst & Young audits
•	The appropriateness of fees charged
•	Ernst & Young's familiarity with the Company's accounting policies and practices and internal control over financial reporting
•	Ernst & Young's financial strength and performance
Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” ratification of the Audit Committee's selection of the firm of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2024.
2024 PROXY STATEMENT	74

Audit Committee Report
The Audit Committee of the Board of Directors consists of four directors who are independent under the Company's Director Independence Standards, the NYSE listed company standards and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the Company's financial statements and the financial reporting process, the internal control over financial reporting, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the independent registered public accounting firm, the annual independent audit of Wolverine Worldwide's financial statements and internal control over financial reporting and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine Worldwide's independent registered public accounting firm. Wolverine Worldwide's management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. Wolverine Worldwide's independent registered public accounting firm is responsible for expressing an opinion on the conformity of Wolverine Worldwide's financial statements with generally accepted accounting principles and for auditing the effectiveness of Wolverine Worldwide's internal control over financial reporting.
The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine Worldwide's independent registered public accounting firm and the integrity of Wolverine Worldwide's financial statements and disclosures. These steps include: (i) reviewing the Audit Committee Charter; (ii) reviewing with legal counsel and the independent registered public accounting firm the Accounting and Finance Code of Ethics; (iii) maintaining financial, accounting and business ethics complaint procedures to allow employees, shareholders and the public to report concerns regarding Wolverine Worldwide's financial statements, internal controls and disclosures; and (iv) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by Wolverine Worldwide's independent registered public accounting firm.
As part of its supervisory duties, the Audit Committee has reviewed Wolverine Worldwide's audited financial statements for the fiscal year ended December 30, 2023, and has discussed those financial statements with Wolverine Worldwide's management and internal financial staff, and the internal auditors and independent registered public accounting firm with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine Worldwide's management and the financial staff, and with the internal auditors and independent registered public accounting firm with and without management present:
•	Accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements
•	Allowances and reserves for accounts receivable, inventories and taxes
•	Accounting for acquisitions, pension plans and equity-based compensation plans
•	Goodwill and intangible asset impairment analysis
•	Other significant financial reporting issues and practices
The Audit Committee has discussed with Wolverine Worldwide's independent registered public accounting firm the results of its examinations and its judgments concerning the quality, as well as the acceptability, of Wolverine Worldwide's accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed their independence from Wolverine Worldwide and Wolverine Worldwide's management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After, and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 30, 2023, be included in Wolverine Worldwide's Annual Report on Form 10-K for the year then ended to be filed with the SEC.
Respectfully submitted,
Jeffrey M. Boromisa (Chair)
Stacia Andersen
William K. Gerber
David T. Kollat
2024 PROXY STATEMENT	75

Independent Registered Public
Accounting Firm
The Company's Audit Committee has adopted a policy under which the Audit Committee must approve all audit and non-audit services provided by the Company's independent registered public accounting firm, Ernst & Young LLP, and which prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the SEC or the PCAOB. The Company's Audit Committee provides categorical pre-approval for routine and recurring services, with specific service descriptions and budgets that include sufficient information to confirm the determination that the provision of such service will not impair the independent registered public accounting firm’s independence. All services not within the specifically pre-approved service descriptions and budgets require engagement specific pre-approval. With certain exceptions (such as pre-approval of audit services), the Audit Committee may delegate engagement specific pre-approval to one or more Audit Committee members, and has so delegated in certain instances to the Audit Committee Chairperson. Management must communicate to the Audit Committee at its next regularly scheduled meeting any services approved by an Audit Committee member. Wolverine Worldwide's Audit Committee pre-approved all fees paid to Ernst & Young LLP for services performed in 2023 and 2022. The aggregate fees billed by Ernst & Young LLP for audit and non-audit services were:
	2023	2022
Audit Fees[1]	$3,027,500	$2,781,300
Audit-Related Fees	$—	$—
Total Audit & Audit-Related Fees	$3,027,500	$2,781,300
Tax Fees[2]
Tax Compliance	$596,500	$1,027,900
Tax Planning & Advisory	$140,500	$211,300
Total Tax Fees	$737,000	$1,239,200
All Other Fees	$—	—
TOTAL FEES	$3,764,500	$4,020,500
1
“Audit Fees” are comprised of fees for the annual audit, including the audit of internal control over financial reporting, interim reviews of the financial statements included in Wolverine Worldwide's Quarterly Reports on Form 10-Q, foreign statutory audits, consultations concerning accounting matters associated with the annual audit, and audit services performed in connection with registration statements and issuance of comfort letters and consents.

2	“Tax Fees” are comprised of fees for the preparation of domestic and foreign tax returns, tax compliance services, and routine tax advisory and tax planning services.
Wolverine Worldwide's Audit Committee has adopted a policy restricting the Company's hiring of current or former partners or employees of the independent registered public accounting firm retained by the Company.
2024 PROXY STATEMENT	76

Proposal 4 – Approval of Stock Incentive
Plan of 2024
Overview
On March 7, 2024, the Board unanimously adopted and approved the Wolverine World Wide, Inc. Stock Incentive Plan of 2024 (the “Plan”), subject to shareholder approval. The Plan supersedes the Wolverine World Wide, Inc. Stock Incentive Plan of 2016, which was approved by Company shareholders at the 2016 annual meeting and approved in a restated and amended form by Company shareholders at the 2018 annual meeting, at the 2021 annual meeting and again at the 2023 annual meeting (the “Current Plan”). The Plan allows grants of cash awards, stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards, any of which may be performance-based, and for incentive bonuses. If shareholders approve the Plan, the Company will not grant any additional awards under the Current Plan and the number of shares remaining available under the Current Plan as of the effective date of the Plan will become available for grant under the Plan. Awards previously granted under the Current Plan would be unaffected by the adoption of the Plan, and they would remain outstanding under the terms pursuant to which they were previously granted. If shareholders do not approve the Plan, the Current Plan will remain in existence, but the Company will not have sufficient shares to make its anticipated February 2025 employee grants.
Why You Should Vote For the Plan
The Board recommends that the Company’s shareholders approve the Plan because it believes that equity awards are a critical part of the Company’s compensation program and are essential to the Company’s ability to effectively compete for and appropriately motivate and reward key talent. The Board believes that it is in the interests of both the Company and its shareholders to strengthen the Company’s ability to attract, motivate and retain high quality employees and directors to incentivize achievement of the Company’s financial and strategic goals through the issuance of equity and other performance-based awards.
The Company is seeking shareholder approval of the Plan because the Board does not believe that the shares available for issuance with respect to equity awards under the Current Plan are sufficient to meet even the Company’s short-term needs. There are not enough shares available under the Current Plan to make anticipated employee grants in February 2025 in accordance with the Company’s compensation program, as described in connection with NEO compensation in the CD&A Section of this Proxy Statement. The Plan is broad-based, with 377 employees receiving grants under the Current Plan in February 2024, aligning employee and shareholder interests during a time of significant transformation of the Company.
Equity grants are a key feature of the Company’s compensation program, which has been approved by an average 97% shareholder say-on-pay vote over the last three years. Equity grants include performance share units (PSUs) that tie executive compensation to both the Company’s stock price and the Company’s financial and relative TSR performance. PSUs are the most at-risk component of executive compensation at the Company and are an effective way to link executive compensation to Company performance. The Company heavily weights CEO and NEO equity awards to this form of grant (70% for the CEO and 60% for other NEOs in 2024). Without shareholder approval of additional shares under the Plan, the Company’s ability to grant shares and focus on at-risk compensation that aligns executive and shareholder interests would be jeopardized at a time when the Company is seeking to make transformational changes under challenging industry conditions. The Company would also potentially face negative cash-flow, accounting and financial implications if it had to shift its compensation programs to be more heavily cash weighted because of insufficient available shares.
The Company believes that the availability of 3.3 million shares under the Plan in addition to the remaining shares under the Current Plan (approximately 1.1 million shares as of the Company’s March 4, 2024 record date) would provide sufficient additional shares to continue to make awards at historical average rates for one year.
Management of Dilution and Burn Rate
The Company has demonstrated responsible use of shares under the Current Plan and reasonable management of overall dilution. This is explained below in more detail under the “Reasonable Annual Grant Levels” and “Overhang” headings. The Company understands the dilutive effect of equity grants and weighs this effect against the benefits of equity grants under its executive compensation program.
2024 PROXY STATEMENT	77

Reasonable Annual Grant Levels
The Company tracks the number of shares subject to equity awards that it grants annually, commonly referred to as the burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation awards and equals the number of equity awards granted as incentives during the year divided by the weighted average number of shares of common stock outstanding during the year. Below is the Company’s burn rate for the past three years:
Fiscal Year	Stock Options Granted	Full Value Awards	Weighted Average Shares Outstanding	Burn Rate Percentage
2023	—	2,364,879	79,400,000	2.98%
2022	20,171	1,417,709	79,700,000	1.80%
2021	23,610	1,285,894	82,300,000	1.59%
The above burn rate is reasonably aligned to market levels.
The Company also tracks an alternative burn rate measure that includes PSUs that vest during a year rather than PSUs that were granted during a year. This measure reflects how many PSUs are earned by executives, providing valuable supplemental information on actual share usage. As the table below shows, when looking at PSU shares earned, the Company’s burn rates are even lower than under the standard measure:
Fiscal Year	Stock Options Granted	Full Value Awards	Weighted Average Shares Outstanding	Burn Rate Percentage
2023	—	1,864,992	79,400,000	2.35%
2022	20,171	1,323,746	79,700,000	1.67%
2021	23,610	836,555	82,300,000	1.03%
The Company has demonstrated responsible grant rates and share usage.
Overhang
The following table provides information regarding equity awards outstanding and shares available for future awards under all Company stock incentive plans as of February 29, 2024.
Total shares underlying all outstanding stock options	1,608,079
Weighted average exercise price of outstanding stock options	$21.57
Weighted average remaining contractual life of outstanding stock options (years)	1.9
Total shares underlying all outstanding and unvested performance shares and units	2,030,192
Total shares underlying all outstanding and unvested restricted stock and units (excluding performance shares and units)	3,145,095
Shares available for future awards that could be issued under Current Plan	1,090,272
New shares requested under the Plan	3,300,000
Total Shares Outstanding	79,900,000
The Board believes that the additional one-year share request is reasonable in light of the Company’s historic share usage rates, the importance of supporting the Company’s at-risk compensation philosophy, and the limited request to cover one additional year. The Board requests shareholder approval of the Plan, further details of which are included below.
Promotion of Good Corporate Governance Practices
The Plan includes provisions that we believe promote good corporate governance and the interests of shareholders. Under the Plan:
•	Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date
•	The administrator may not, without prior approval of the Company’s shareholders, “reprice” any previously granted underwater stock options or stock appreciation rights
2024 PROXY STATEMENT	78

•	No liberal share recycling of stock options or full-value awards
•
The Plan administrator may recover awards made under the Plan and payments under or gain in respect of any award in accordance with the Company’s Policy for Recovery of Incentive Compensation or any other clawback policy maintained by the Company

•	Awards generally must be granted with vesting schedules pursuant to which they will not vest or become exercisable for at least one year
•	The Plan limits the aggregate grant date value of awards that may be granted to non-employee directors
•
No dividends or dividend equivalents will be paid with respect to restricted stock units or restricted stock, including any performance-based restricted stock units or restricted stock, until the underlying awards vest or are earned, as applicable

•	No dividends or dividend equivalents will be paid with respect to shares subject to stock options or stock appreciation rights
•
Awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the administrator, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order

•	Awards subject to time-based vesting are subject to “double-trigger” vesting on a change in control of the Company
Plan Summary
The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete statement of the Plan, which is set forth in Appendix B to this Proxy Statement.
Administration
The Plan will be administered by the Compensation and Human Capital Committee, which is referred to in this summary in its capacity as administrator of the Plan as the “administrator.” Any power of the Compensation and Human Capital Committee as administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act. Subject to the express provisions of the Plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan. All decisions, determinations and interpretations by the Compensation and Human Capital Committee regarding the Plan and awards granted under the Plan will be final and binding on all participants and other persons holding or claiming rights under the Plan or to an award under the Plan. The Compensation and Human Capital Committee may authorize one or more officers of the Company to perform any or all things that the administrator is authorized and empowered to do or perform under the Plan; provided, however, that no such officer may designate himself or herself as a recipient of any awards granted under the authority delegated to such officer and that any delegation of the power to grant awards to an officer must otherwise be consistent with the requirements of Section 157(c) of the Delaware General Corporation Law. The Compensation and Human Capital Committee has designated the Company’s CEO, CFO, general counsel and secretary, and head of the human resource function to assist in administering the Plan and executing award agreements and other documents entered into under the Plan. In addition, the Compensation and Human Capital Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.
Eligibility
Any person who is a current or, to the extent consistent with Section 409A of the Code, prospective officer or employee of the Company or of any Company subsidiary, will be eligible for selection by the administrator for the grant of awards under the Plan. In addition, non-employee directors and any service providers who have been retained to provide consulting, advisory or other services to the Company or to any Company subsidiary will be eligible for the grant of awards under the Plan. Stock options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code may only be granted to employees of the Company or a Company subsidiary. As of March 4, 2024, approximately 4 executive officers, 377 total employees, and 9 non-employee directors would be eligible to participate in the Plan. As of this same date, the closing price of a share of common stock of the Company was $9.63.
2024 PROXY STATEMENT	79

Shares Subject to the Plan and to Awards
Subject to changes in the Company’s capitalization, as of May 2, 2024 (the “Effective Date”), the number of shares of the Company’s common stock authorized for future grant under the Plan will equal 3,300,000 shares plus the number of shares remaining available for grant under the Current Plan as of the Effective Date (as of March 4, 2024, such number is equal to approximately 1.1 million), plus any shares of the Company’s common stock underlying awards outstanding as of the Effective Date granted under the Current Plan or the Company’s Stock Incentive Plan of 2013 and the Company’s Stock Incentive Plan of 2010 (collectively, the “Prior Plans”), that, after the Effective Date, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). In addition, if, after the Effective Date, any shares subject to an award granted under the Plan are forfeited, the award expires or is settled for cash (in whole or in part), the shares subject to such award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future awards under the Plan. The shares issued pursuant to awards granted under the Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company, including shares purchased in the open market. No fractional shares will be delivered under the Plan.
For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the Plan at any time will equal only the number of shares actually issued (as calculated above) upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the Plan or the Prior Plans may not again be made available for issuance under the Plan if such shares were: (i) subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) used to pay the exercise price of a stock option or the purchase price, if any, for an award, (iii) delivered to or withheld by the Company to pay the withholding taxes related to an award, or (iv) repurchased on the open market with the proceeds of a stock option exercise. Shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Plan for purposes of the above limit.
Subject to certain adjustments, the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Plan may not exceed 3,300,000. The aggregate grant date fair value of awards (computed as of the date of grant in accordance with applicable financial accounting rules) granted under the Plan during any calendar year to any one non-employee director will not exceed $600,000.
In addition, (i) no portion of any grant of restricted stock will be scheduled to vest prior to the date that is one year following the date the restricted stock is granted; (ii) no portion of any grant of an option or stock appreciation right will be scheduled to become exercisable prior to the date that is one year following the date the option or stock appreciation right is granted; and (iii) no portion of any grant of a restricted stock unit or incentive bonus will be scheduled to vest or be settled, paid or distributed prior to the date that is one year following the date the award is granted; provided; however, that awards that result in the issuance of an aggregate of up to 5% of the gross number of shares reserved for issuance under the Plan may be granted to eligible persons without regard to the minimum vesting, exercisability, settlement, payment and distribution provisions described in this paragraph.
Stock Options
Stock options granted under the Plan may either be ISOs or stock options that are not intended to qualify as ISOs (“nonqualified stock options” or “NQSOs”). The administrator will establish the exercise price per share under each stock option, which will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to individuals who own more than 10% of the Company’s common stock) of a share on the date the stock option is granted, except in certain cases where substitute or replacement awards are granted in connection with a merger or acquisition. The administrator will establish the term of each stock option, which in no case may exceed a period of 10 years from the date of grant (or five years in the case of ISOs granted to individuals who own more than 10% of the Company’s common stock). Unless the administrator determines otherwise, (i) upon termination of employment other than due to death, disability, retirement or termination for cause, to the extent vested on the date of such termination, stock options remain exercisable for three months following such date (or until the expiration date of the stock option, if earlier), (ii) upon death or disability, stock options become fully vested and remain exercisable for one year following such event (or until the expiration date of the stock option, if earlier), (iii) upon retirement, stock options become fully vested and remain exercisable until their expiration date, and (iv) upon termination of employment for cause, all stock options are forfeited.
No dividends or dividend equivalents may be paid or granted in respect of shares subject to stock options or stock appreciation rights and no holder of a stock option is entitled to any dividends with respect to the shares subject to stock options or appreciation rights unless and until such awards have vested and have been exercised in accordance with the terms of the Plan and the applicable award agreement and such shares are reflected as issued and outstanding.
2024 PROXY STATEMENT	80

Stock Appreciation Rights
A stock appreciation right provides the right to receive the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the Plan, and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate.
Restricted Stock and Restricted Stock Units
Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to certain conditions (including continued employment or performance conditions) determined by the administrator. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Notwithstanding the satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under an award of restricted stock or restricted stock units on account of either financial performance or personal performance evaluations may be reduced, but not increased, by the administrator on the basis of such further consideration as the administrator may determine.
Unless the administrator determines otherwise, (i) upon termination of employment for any reason other than death, disability or retirement, all restricted stock and restricted stock units still subject to restrictions as of the date of termination will be forfeited, and (ii) upon death, disability or retirement, in general, the restrictions remaining on a participant’s restricted stock and restricted stock units will lapse, except that any applicable performance criteria will not lapse upon a participant’s retirement.
Unless otherwise determined by the administrator, participants holding shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares during the period of restriction, but participants will have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.
The administrator will determine the extent to which participants are entitled to receive dividends or dividend equivalents with respect to restricted stock and shares underlying restricted stock units. Any cash or stock dividends and dividend equivalents with respect to restricted stock and restricted stock units, if any, will be withheld by the Company for the participant’s account and will be paid, if at all, (i) in the case of restricted stock, upon the satisfaction of any restrictions imposed on the restricted stock in respect of which the dividends were paid (including, if applicable, the achievement of applicable performance measure(s)) and (ii) in the case of restricted stock units, at the time the shares and/or cash underlying such restricted stock units is paid, and any dividends deferred in respect of any restricted stock and restricted stock units will be forfeited upon the forfeiture of such restricted stock and restricted stock units. Any non-cash dividends or distributions paid with respect to restricted stock and restricted stock units will be subject to the same restrictions that apply to the award to which they relate.
Stock Awards
Stock awards may be granted under the Plan with such terms and conditions as determined by the administrator, consistent with the 5% limit set forth above under “Shares Subject to the Plan and to Awards.” Participants will have all voting, dividend, liquidation and other rights with respect to shares underlying a stock award upon becoming a shareholder of record, but such awards may be subject to restrictions on transfer as determined by the administrator.
Incentive Bonuses
An incentive bonus will confer upon the participant the opportunity to earn a future payment, in cash or shares, tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The administrator will establish the terms and conditions to which the award is subject, including performance criteria and the level of achievement of the criteria that will determine the target and maximum amounts payable under an incentive bonus award, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding the satisfaction of any performance goals, the amount paid under an incentive bonus award on account of either financial performance or personal performance evaluations may be adjusted by the administrator as set forth in the Plan.
2024 PROXY STATEMENT	81

Deferral of Gains
The administrator may, in an award agreement or otherwise, provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock or restricted stock units, or for the deferred payment or satisfaction of an incentive bonus. However, in no event will any deferral of the delivery of shares or any other payment with respect to any award be allowed if the administrator determines, in its sole and absolute discretion that the deferral would result in the imposition of the additional tax under Section 409A of the Code. Notwithstanding the foregoing and to the extent compliant with Section 409A of the Code, if the administrator permits any deferral of shares or any other payment as described above, payment of any vested award that a participant has elected to defer will be made regardless of any deferral election within thirty (30) days of a change in control or the participant’s separation from service (including death).
Performance Criteria
With respect to performance-based awards the administrator may establish performance criteria and level of achievement of such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations.
For purposes of the Plan, the term “performance criteria” means an objectively determinable measure of performance relating to any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division, line or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to an index or indices or a designated comparison group or groups, in each case as specified by the administrator: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (ii) income, net income or operating income, (iii) revenues, (iv) net sales, (v) return on sales, (vi) return on equity, (vii) return on capital (including return on total capital or return on invested capital), (viii) return on assets or net assets, (ix) earnings per share, (x) economic or business value added measurements (xi) return on invested capital, (xii) return on operating revenue, (xiii) cash flow (before or after dividends), (xiv) stock price, (xv) total shareholder return, (xvi) market capitalization, (xvii) economic value added, (xviii) debt leverage (debt to capital), (xix) operating profit or net operating profit, (xx) operating margin or profit margin, (xxi) cash from operations, (xxii) market share, (xxiii) product development or release schedules, (xxiv) new product innovation, (xxv) cost reductions, (xxvi) customer acquisition or retention, (xxvii) customer service, (xxviii) customer satisfaction, or (xxix) other performance criteria selected by the Administrator.
The administrator may adjust performance results for any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Administrator, in its sole and absolute discretion, of distorting the applicable performance criteria involving the Company.
Suspension or Termination of Awards
Unless otherwise determined by the administrator, (i) if the Company’s chief executive officer or any other person designated by the administrator reasonably believes that a participant may have committed an act of misconduct (as defined in the Plan), then the participant’s rights to exercise any stock option, vest in any award and/or receive payment for or shares in settlement of an award, may be suspended pending a determination of whether such misconduct has been committed, and (ii) if the administrator, the Company’s chief executive officer or any other person designated by the administrator determines that a participant has committed an act of misconduct, then the participant (a) may not exercise any stock option or stock appreciation right, vest in any award, have restrictions on an award lapse or otherwise receive payment of an award, (b) will forfeit all outstanding awards, and (c) may be required, at the discretion of the administrator, to return or repay to the Company any then unvested shares previously issued under the Plan. In addition, the administrator may seek to recover awards made under the Plan and payments under or gain in respect of any award in accordance with the Company’s Policy for Recovery of Incentive Compensation or any successor or additional clawback or recoupment policy or as otherwise required by applicable law or applicable stock exchange listing standards.
Settlement of Awards
Awards (other than stock awards), may be settled in shares, cash or a combination thereof, as determined by the administrator.
2024 PROXY STATEMENT	82

No Repricing Without Shareholder Approval
Other than in connection with certain changes in the Company’s capitalization, the administrator may not, without prior approval of the Company’s shareholders, effect any “repricing” of a previously granted stock option or stock appreciation right that is “underwater” (i.e., the fair market value of the shares underlying such award is less than the exercise price of such award) by (i) amending or modifying the terms of the award to lower the exercise price; (ii) canceling the underwater award and granting either (a) replacement stock options or stock appreciation rights, as applicable, having a lower exercise price or (b) restricted stock, restricted stock units, performance awards or stock awards in exchange; or (iii) cancelling or repurchasing the underwater award for cash or other securities.
Amendment and Termination
The Board may amend, alter or discontinue the Plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the Plan, except that, unless in connection with a change in the capitalization of the Company or a change in control, no such amendment or alteration may, without the approval of the shareholders of the Company: (i) increase the maximum number of shares for which awards may be granted under the Plan, (ii) reduce the minimum price set forth in the Plan at which stock options or stock appreciation rights may be granted, (iii) reduce the exercise price of outstanding stock options or stock appreciation rights, (iv) extend the term of the Plan, (v) change the class of persons eligible to be participants, (vi) otherwise amend the Plan in any manner requiring shareholder approval by law or under the New York Stock Exchange listing requirements (or the listing requirements of any successor exchange that is the primary stock exchange for trading of the Company’s shares), or (vii) increase the individual maximum limits set forth in the Plan.
Except as set forth in the Plan, no amendment or alteration to the Plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder’s consent. In addition, the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code, unless the Board expressly determines to amend the Plan to be subject to Section 409A of the Code.
The administrator may, in its sole and absolute discretion, modify the provisions of the Plan or an award as they pertain to a participant who is employed or providing services outside the United States in order to comply with applicable foreign law or to recognize differences in local law, currency or tax policy.
Change in Control
Awards granted under the Plan that are subject to vesting based on continuous employment or service, to the extent awards are assumed or substituted by an acquirer in the change in control (as defined in the Plan) awards shall not immediately vest upon the change in control and instead shall continue to vest in accordance with their terms, provided that if a participant experiences a termination of employment (as defined in the Plan) by the Company without cause (as defined in the Plan) or by the participant for good reason (as defined in the Plan), in each case, within the twenty-four (24) month period following the change in control, the awards shall immediately vest and become exercisable or shall be settled upon such qualifying termination. If, at any time during the vesting period of an award, a participant is or becomes eligible to terminate his or her employment with the Company or its Subsidiaries due to retirement, the award shall immediately vest in full upon the change in control.
For awards granted under the Plan that are subject to performance conditions, if a change in control occurs prior to the end date of a performance period, to the extent the performance award is outstanding immediately prior to such change in control, such award will vest (a) based on actual performance through the date of the change in control as determined by the administrator (treating the change in control as the end of the applicable performance period) without proration for the time elapsed in such performance period prior to such change in control for purposes of determining performance, but in the discretion of the administrator, prorated for purposes of elapsed time in a manner consistent with subsection (b) below, (b) assuming that target level of performance is attained and prorated based on the number of days in the performance period that elapsed prior to the change in control over the total number of days in the performance period, or (c) a combination of (a) and (b) (without double counting). Any portion of the performance award (or the full award as applicable) that does not vest in connection with a change in control as contemplated herein will automatically terminate upon such change in control.
Subject to and limited by the requirements of the preceding paragraphs, the administrator shall determine the effect of a change in control (as defined in the Plan) on outstanding awards. These effects, which need not be the same for all participants, may include, but are not limited to (i) substituting for the shares subject to an outstanding award or portion thereof the stock or securities of the surviving corporation or any successor corporation (or parent or subsidiary thereof), in which event the aggregate exercise price of the award will remain the same, and/or
2024 PROXY STATEMENT	83

(ii) converting any outstanding award or portion thereof into a right to receive cash or other property following the consummation of the change in control in an amount equal to the value of the consideration to be received for one share of the Company’s common stock in connection with such transaction less the purchase or exercise price of the shares subject to the award, if any, multiplied by the number of shares subject to the award or portion thereof.
The administrator may determine that some or all participants holding vested and exercisable stock options or stock appreciation rights will receive with respect to some or all of the shares subject to such awards cash in an amount equal to the excess of (i) the greater of (a) the highest sales price of the shares on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of the Company’s shares) on the date immediately prior to the change in control and (b) the highest price per share actually paid in connection with the change in control, over (ii) the exercise price of the award.
Adjustments
The number and kind of shares available for issuance under the Plan, and the number and kind of shares subject to the individual and ISO limits set forth under the Plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.
In the event there is a change in the number or kind of outstanding shares under the Plan as a result of a change of control, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised (subject to the limitations described above under the “Change in Control” heading) and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.
Transferability
Unless the administrator determines otherwise, awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each stock option or stock appreciation right may be exercisable only by the participant during his or her lifetime. To the extent permitted by the administrator, the person to whom an award is initially granted may transfer awards, in certain limited circumstances, to certain family members, family trusts, or family partnerships.
No Right to Company Employment
Nothing in the Plan or an award agreement will interfere with or limit in any way the right of the Company, its subsidiaries and/or its affiliates to terminate any participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor will the Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither an award nor any benefits arising under the Plan will constitute an employment contract with the Company, any subsidiary and/or its affiliates.
Effective Date and Termination of the Plan
The Plan was adopted by the Board on March 7, 2024, subject to shareholder approval. The Plan will remain available for the grant of awards until March 6, 2034, unless earlier terminated by the Board. If shareholders do not approve this proposal, the Company can continue to make awards under the Current Plan to the extent of the number of shares authorized and remaining available under the Current Plan.
Federal Income Tax Treatment
The following discussion is a general summary as of the date of this Proxy Statement of the significant U.S. federal income tax consequences to the Company and the participants in the Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations are frequently revised and may change at any time. Therefore, each recipient is urged to consult a
2024 PROXY STATEMENT	84

tax advisor before exercising any award or before disposing of any shares acquired under the Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences. The Company does not anticipate that awards granted under the Plan will qualify as performance-based compensation under Section 162(m) of the Code.
Stock Options
ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.
In general, a participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date may, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO until the later of two years following the stock option grant date and one year following exercise, the gain, if any, upon a subsequent disposition of such shares will be long-term capital gain. The amount of the gain will be the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price). If a participant disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize as ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company generally will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.
The Company does not guarantee that any option intended to be an ISO will qualify for the tax treatment of ISOs described above. If an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO, as described below.
In general, a participant is not taxed on the grant of an NQSO. On exercise, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is generally entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. The participant’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). The Company does not receive a deduction for any such capital gain.
Stock Appreciation Rights
In general, the recipient of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the freestanding SAR is settled in cash, the cash will be taxable as ordinary income to the recipient at the time that it is received. If the freestanding SAR is settled in shares, the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the day the freestanding SAR is exercised over any amounts paid by the recipient for the shares.
With respect to tandem SARs, if a holder elects to surrender the underlying stock option in exchange for cash or stock equal to the appreciation inherent in the underlying stock option, the tax consequences to the employee will be the same as discussed above relating to freestanding SARs. If the employee elects to exercise the underlying stock option, the holder will be taxed at the time of exercise as if he or she had exercised an NQSO (discussed above).
The Company generally is entitled to a deduction with respect to a SAR at the same time the recipient recognizes ordinary income with respect thereto.
Restricted Stock and Restricted Stock Units
A participant who is awarded or purchases shares subject to a substantial risk of forfeiture, or restricted stock, generally does not recognize income at the time of the grant. When the risk of forfeiture lapses, the participant generally recognizes ordinary income in an amount equal to the excess of the fair market value of the shares over the purchase price, if any, and a deduction is generally available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to recognize taxable ordinary income at the time the shares are transferred to the participant, rather than later, when the risk of forfeiture lapses, in an amount equal to the fair market value of the shares at the time of such transfer. Such election must be made no later than 30 days after the date the shares are transferred to the participant. If the participant makes a timely and effective election, when the restrictions on the shares lapse, the participant will not recognize any additional income. For purposes of determining capital gain or loss on a sale of shares acquired under a restricted stock award under the Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. If the participant
2024 PROXY STATEMENT	85

forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends (if any) paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are paid, if an effective 83(b) election was not made with respect to the shares.
A participant who is awarded restricted stock units generally does not recognize income at the time of grant. Instead, the participant is generally taxed upon settlement of the award (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. (FICA taxes will apply upon the vesting of the restricted stock unit award.) If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.
Stock Awards
A participant who receives a stock award generally is required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares. The Company generally will be entitled to a deduction with respect to stock awards at the same time the recipient recognizes ordinary income with respect thereto.
Incentive Bonuses
A participant will have taxable income at the time an incentive bonus is paid. At that time, the participant will recognize ordinary income equal to the value of the amount then payable and, the Company generally will be entitled to a corresponding deduction.
Certain Change in Control Payments
Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax, which is non-deductible to the Company.
Plan Benefits
The benefits that will be awarded or paid under the Plan are not currently determinable. Awards granted under the Plan are within the discretion of the Compensation and Human Capital Committee. Information about awards granted in fiscal year 2023 under the Current Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards in Fiscal Year 2023” on page 56 of this proxy statement. As of December 29, 2023, the closing price of a share of Wolverine common stock on the NYSE was $8.89.
Registration with the SEC
The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the Plan in the second quarter of 2024.
Equity Compensation Plan Information
The following table provides information about the Company’s equity compensation plans as of December 30, 2023 (and does not include the 3.3 million shares of common stock that are the subject of this Proposal 4):
Plan Category[1]	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,961,016[2,3]	$22.56	8,085,425[4]
Equity compensation plans not approved by security holders	—	—	—
Total	1,961,016	$22.56	8,085,425
1.
Each plan for which aggregated information is provided contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in the Company’s capitalization.

2.
Includes: (i) 1,772,382 stock options awarded to employees under the Stock Incentive Plan of 2013 and the Stock Incentive Plan of 2016, as amended and restated; and (ii) and 188,634 stock options awarded to non-employee directors under the Stock Incentive Plan of 2013 and the Stock Incentive Plan of 2016, as amended and

2024 PROXY STATEMENT	86

restated. Column (a) does not include stock units credited to outside directors’ fee accounts or retirement accounts under the Outside Directors’ Deferred Compensation Plan. Stock units do not have an exercise price. Each stock unit credited to a director’s fee account and retirement account under the Outside Directors’ Deferred Compensation Plan will be converted into one share of common stock upon distribution. Column (a) also does not include shares of restricted or unrestricted common stock previously issued under the Company’s equity compensation plans.
3.	Of this amount, 10,959 options were not exercisable as of December 30, 2023 due to vesting restrictions.
4.
Comprised of: (i) 93,742 shares available for issuance under the Outside Directors’ Deferred Compensation Plan upon the retirement of the current directors or upon a change in control; and (ii) 7,991,683 shares issuable under the Stock Incentive Plan of 2016, as amended and restated.

The Outside Directors’ Deferred Compensation Plan is a supplemental, unfunded, nonqualified deferred compensation plan for non-employee directors. Beginning in 2006, the Company began paying an annual equity retainer to non-management directors in the form of a contribution under the Outside Directors’ Deferred Compensation Plan. Non-management directors may also voluntarily elect to receive, in lieu of some or all directors’ fees, a number of stock units equal to the amount of the deferred directors’ fees divided by the fair market value of the Company’s common stock on the date of payment. These stock units are increased by a dividend equivalent based on dividends paid by the Company and the amount of stock units credited to the participating director’s fee account and retirement account. Upon distribution, the participating directors receive a number of shares of the Company’s common stock equal to the number of stock units to be distributed at that time. Distribution is triggered by termination of service as a director or by a change in control of the Company and can occur in a lump sum, in installments or on another deferred basis. A total of 303,702 shares have been issued to a trust to satisfy the Company’s obligations when distribution is triggered and are included in shares the Company reports as issued and outstanding.
The Stock Incentive Plan of 2016, as amended and restated, is an equity-based incentive plan for officers, key employees, and directors. Such plan authorizes awards of stock options, restricted common stock, common stock, restricted stock units and/or stock appreciation rights. The Stock Incentive Plan of 2016, as amended and restated, provides that each share of restricted or unrestricted common stock and each restricted stock unit issued under the plan is counted as 2.6 shares against the total number of shares authorized for issuance under the plan. The number of securities listed as remaining available in column (c) of the table assumes only stock options will be issued under the plan in the future; each stock option counts as only one share against the total number of shares authorized for issuance under the plan. Actual shares available under the plan will be less to the extent that the Company awards restricted common stock, unrestricted common stock or restricted stock units under the plan. The numbers provided in this footnote and in column (c) will increase to the extent that options relating to the number of shares listed in column (a) of the table or other outstanding awards (e.g., shares of restricted or unrestricted stock, restricted stock units or stock appreciation rights) previously issued under the plan are canceled, surrendered, modified, exchanged for substitutes, expire or terminate prior to exercise or vesting because the number of shares underlying any such awards will again become available for issuance under the plan under which the award was granted.
Of the total number of shares available under column (c), the number of shares with respect to the following plans may be issued other than upon the exercise of an option, warrant or right outstanding as of December 30, 2023:
•	Outside Directors’ Deferred Compensation Plan: 93,742
•	Stock Incentive Plan of 2016, as amended and restated: 3,073,724
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of the Wolverine World Wide, Inc. Stock Incentive Plan of 2024, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter for approval.
BOARD RECOMMENDATION
The Board recommends that you vote “FOR” approval of the Stock Incentive Plan of 2024.
2024 PROXY STATEMENT	87

Related Party Matters
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2023, the Company has not engaged in any “related person” transactions with any person who is or was during the last fiscal year a director, executive officer, nominee for director or holder of 5% or more of Company voting securities, affiliate or any member of the immediate family of the foregoing persons.
RELATED PERSON TRANSACTIONS POLICY
Wolverine Worldwide's Board adopted written policies and procedures regarding related person transactions. They require the Governance Committee to review and either approve or disapprove the Company entering into any Interested Transactions (defined below). If advance approval is not feasible, then the Governance Committee must review and ratify the Interested Transaction at its next meeting.
Interested Transaction	Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
	(1)	The aggregate amount involved exceeds or is expected to exceed $120,000 since the beginning of Wolverine Worldwide's last completed fiscal year;
	(2)	The Company or any of its subsidiaries is a participant; and
	(3)	Any Related Person (defined below) has or will have a direct or indirect interest.

An Interested Transaction does not include:
	(1)	Any employment compensation paid to an executive officer of the Company if the Compensation Committee approved or recommended to the Board of Directors for approval of such compensation;
	(2)	Any compensation paid to a director for service as a director of the Company;
(3)
Any transaction in which a Related Person has an indirect interest solely as a result of being (i) a director or, together with all other Related Persons, as defined below, a less than 10% beneficial owner of an equity interest in another entity, or both, or (ii) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

(4)
Any transaction in which the Related Person's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g., a dividend); or

(5)
Any transaction with another publicly traded company where the Related Person's interest arises solely from the ownership of more than 5% of the Company's common stock and the ownership of a non-controlling interest in the other publicly traded company.

Related Person	Any:
(a)
Person who is or was (at any time since the beginning of the Company’s last completed fiscal year even if they do not presently serve in that role), an executive officer, a director or, to the extent information regarding such nominee is being presented in a proxy or information statement relating to the election of that nominee as a director, a nominee for election as a director;

	(b)	Beneficial owner of greater than five percent of Wolverine Worldwide's common stock; or
	(c)	Immediate family member* of any of the foregoing.
*
Immediate family member is defined as a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law, and anyone residing in such person's home (other than a tenant or employee).

The Governance Committee considers whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the Related Person's interest in the transaction, and other factors that it deems relevant. No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Person, except to provide information to the Governance Committee.
2024 PROXY STATEMENT	88

Additional Information
SHAREHOLDERS LIST
For information about how to view the list of shareholders entitled to vote at the Annual Meeting during the ten days preceding the Annual Meeting, please visit our 2024 Annual Meeting website at www.wolverineworldwide.com/2024annualmeeting.
DIRECTOR AND OFFICER INDEMNIFICATION
The Company indemnifies its directors and NEOs to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.
DELINQUENT SECTION 16 REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish Wolverine Worldwide with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2023, its officers and directors filed the required reports under Section 16(a) on a timely basis, except two transactions each for Mr. Rasch, Ms. Klimek, Mr. Stornant and Mr. Zwiers, due to administrative errors.
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT
Pursuant to SEC Rule 14a-8, some shareholder proposals may be eligible for inclusion in Wolverine Worldwide's 2024 Proxy Statement and proxy card. Any such shareholder proposals must be submitted in writing to the Secretary of Wolverine Worldwide no later than the close of business on November 20, 2024. You should address all shareholder proposals to the attention of Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351.
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING
The Company's By-Laws require that any shareholder proposal that is not submitted for inclusion in next year's Proxy Statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2025 Annual Meeting of Shareholders, must be received at the Company's principal executive offices by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the 2024 Annual Meeting. As a result, proposals, including director nominations submitted pursuant to these provisions of the By-Laws, must provide the information set forth in the By-Laws (which includes information required under Rule 14a-19) and be received no earlier than January 2, 2025 and no later than the close of business on February 1, 2025. You should address a proposal to Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351, and include the information and comply with the requirements set forth in those By-Laws, which the Company has posted on its website. SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder's compliance with this deadline.
VOTING SECURITIES
Shareholders of record at the close of business on March 4, 2024, are eligible to vote at the Annual Meeting. The Company's voting securities consist of its $1.00 par value common stock, and there were 79,910,836 shares outstanding and entitled to vote on the record date. Each share outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter. Treasury shares are not voted. Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who acknowledge their responsibility to comply with this policy of confidentiality.
2024 PROXY STATEMENT	89

CONDUCT OF BUSINESS
A majority of the outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the meeting if you are present at the Annual Meeting and vote, a proxy card has been properly submitted by you or on your behalf, or you have submitted your proxy by telephone or by internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope. Both abstentions and broker non-votes (explained below in “Vote Required for Election and Approval”) are counted as present for the purpose of determining the presence of a quorum.
VOTE REQUIRED FOR ELECTION AND APPROVAL
For Proposal 1, Election of Directors for Terms Expiring in 2027, directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director nominee exceeds the number of votes cast “against” the Director nominee. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, under the Company's Corporate Governance Guidelines, the director is required to submit a letter of resignation to the Board for consideration by the Governance Committee. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Governance Committee and the Board, in making their decisions, may implement any procedures they deem appropriate and may consider any factor or other information that they deem relevant. The Board will then act on the tendered resignation, taking into account the Governance Committee's recommendation, and will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders at which such director faces re-election and until such director's successor is elected and qualified.
Proposal 2, Advisory Vote to Approve Executive Compensation, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter for approval.
Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter for approval.
Proposal 4, Approval of the Stock Incentive Plan of 2024, requires the affirmative vote of a majority of votes cast affirmatively or negatively on the matter for approval.
Generally, brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Abstentions occur when you provide voting instructions but instruct the broker to abstain from voting on a particular matter instead of voting for or against the matter.
Abstentions and broker non-votes are not considered “votes cast.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors and will have no effect on the outcome of any other matters proposed for a vote at the Annual Meeting.
VOTING RESULTS OF THE ANNUAL MEETING
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K within four business days following the Annual Meeting. If final results are not known within four business days of the Annual Meeting, then the Company will file a Current Report on Form 8-K with the preliminary results and file an amended Current Report on Form 8-K within four business days of the availability of the final results.
2024 PROXY STATEMENT	90

ATTENDING THE ANNUAL MEETING
You may vote shares held directly in your name as the shareholder of record at the Annual Meeting. If you choose to vote at the meeting, please access instructions as set forth in the Notice of annual meeting. Even if you plan to attend the Annual Meeting, Wolverine Worldwide recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. You may vote shares held in “street name” through a brokerage account or by a bank or other nominee if you obtain a proxy from the record holder giving you the right to vote the shares. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
MANNER FOR VOTING PROXIES
The shares represented by all valid proxies received by telephone, by internet or by mail will be voted in the manner specified. Where the shareholder has not indicated a specific choice, the shares represented by all valid proxies received will be voted in accordance with the Board's recommendations as follows: (1) for each of the nominees for directors named earlier in this Proxy Statement, (2) for approval of the advisory resolution to approve executive compensation, (3) for ratification of the appointment of the independent registered public accounting firm and (4) for the approval of the Stock Incentive Plan of 2024. The Board has not received timely notice of any other matter that may come before the Annual Meeting. However, should any matter not described above be properly presented at the Annual Meeting, the persons named in the proxy form will vote in accordance with their judgment, as permitted.
REVOCATION OF PROXIES
A shareholder who gives a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting in the manner described in the Notice of 2024 Annual Meeting of Shareholders, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.
SOLICITATION OF PROXIES
The accompanying proxy is solicited by and on behalf of the Board, and the Company will pay the expenses of solicitation of proxies for the Annual Meeting. Solicitations may be made in person or by telephone, by officers and employees of the Company, or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. These individuals will not be paid any additional compensation for any such solicitation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of the Company's common stock.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
If you are the beneficial owner, but not the record holder, of shares of Wolverine Worldwide stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and the Company's 2023 Annual Report to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and its 2023 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, or shareholders who share an address and receive multiple copies of the Proxy Statement and annual report but would like to receive a single copy, should submit this request to Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.
ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
Distribution of this Proxy Statement and enclosed proxy card to shareholders is scheduled to begin on or about March 20, 2024. Wolverine Worldwide's financial statements for the fiscal year ended December 30, 2023, are included in the Company's 2023 Annual Report, which the Company is providing to shareholders at the same time as this Proxy Statement. Wolverine Worldwide's Proxy Statement for the 2024 Annual Meeting and the Annual Report to Shareholders for the fiscal year ended December 30, 2023 are available at www.wolverineworldwide.com/2024annualmeeting. If you have not received or do not have access to the 2023 Annual Report, write to: Wolverine World Wide, Inc., 9341 Courtland Drive, NE, Rockford, Michigan 49351, Attn: Investor Relations or call (616) 866-5500 and ask for Investor Relations, and the Company will send a copy to you without charge.
2024 PROXY STATEMENT	91

APPENDIX A
APPENDIX A – Forward-Looking
Statements and Non-GAAP Reconciliation Tables
2024 PROXY STATEMENT	A-1

APPENDIX A
FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements,” which are statements relating to future, not past, events, including without limitation, statements relating to: the Company's plans to build a foundation for sustainable growth, expand operating margin, generate strong cash flow, invest in elevated brand marketing and key strategic capabilities, and improve profitability; and the benefits of the Company’s corporate structure. In this context, forward-looking statements often address management’s current beliefs, assumptions, expectations, estimates and projections about future business and financial performance, national, regional or global political, economic and market conditions, and the Company itself. Such statements often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “should,” “will,” variations of such words, and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain. Uncertainties that could cause the Company’s performance to differ materially from what is expressed in forward-looking statements include, but are not limited to, the following:
•
changes in general economic conditions, employment rates, business conditions, interest rates, tax policies and other factors affecting consumer spending in the markets and regions in which the Company’s products are sold;

•	the inability for any reason to effectively compete in global footwear, apparel and direct-to-consumer markets;
•	the inability to maintain positive brand images and anticipate, understand and respond to changing footwear and apparel trends and consumer preferences;
•	the inability to effectively manage inventory levels;
•	increases or changes in duties, tariffs, quotas or applicable assessments in countries of import and export;
•	foreign currency exchange rate fluctuations;
•	currency restrictions;
•
supply chain and capacity constraints, production disruptions, including reduction in operating hours, labor shortages, and facility closures resulting in production delays at the Company’s manufacturers, quality issues, price increases or other risks associated with foreign sourcing;

•	the cost, including the effect of inflationary pressures and availability of raw materials, inventories, services and labor for contract manufacturers;
•	labor disruptions;
•	changes in relationships with, including the loss of, significant wholesale customers;
•	risks related to the significant investment in, and performance of, the Company’s direct-to-consumer operations;
•	risks related to expansion into new markets and complementary product categories as well as direct-to-consumer operations;
•	the impact of seasonality and unpredictable weather conditions;
•	the impact of changes in general economic conditions and/or the credit markets on the Company’s manufacturers, distributors, suppliers, joint venture partners and wholesale customers;
•	changes in the Company’s effective tax rates;
•	failure of licensees or distributors to meet planned annual sales goals or to make timely payments to the Company;
•	the risks of doing business in developing countries and politically or economically volatile areas;
•	the ability to secure and protect owned intellectual property or use licensed intellectual property;
2024 PROXY STATEMENT	A-2

APPENDIX A
•
the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health;

•
risks of breach of the Company’s databases or other systems, or those of its vendors, which contain certain personal information, payment card data or proprietary information, due to cyberattack or other similar events;

•	problems affecting the Company's supply chain and distribution system, including service interruptions at shipping and receiving ports;
•
strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses, including Sweaty Betty®, and implementing new initiatives and ventures;

•	risks related to stockholder activism;
•	the potential effects of outbreaks of COVID-19 or future health crises on the Company’s business, operations, financial results and liquidity;
•	the risk of impairment to goodwill and other intangibles;
•	the success of the Company’s restructuring and realignment initiatives undertaken from time to time; and
•	changes in future pension funding requirements and pension expenses.
These or other uncertainties could cause a material difference between an actual outcome and a forward-looking statement. The uncertainties included here are not exhaustive and are described in more detail in Part I, Item 1A: “Risk Factors” of the Annual Report on Form 10-K. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company does not undertake an obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Any standards of measurement and performance made in reference to our environmental, social, governance and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation or prospect can or will be achieved.
2024 PROXY STATEMENT	A-3

APPENDIX A
NON-GAAP RECONCILIATION TABLES
The following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:
RECONCILIATION OF REPORTED EARNINGS (LOSS) BEFORE INCOME TAXES
TO ADJUSTED EARNINGS (LOSS) BEFORE INCOME TAXES (PRE-TAX INCOME)*
(Unaudited)
(In millions)
	GAAP Basis	Adjustments (1)	As Adjusted
Earnings (loss) before income taxes - Fiscal 2023	$(134.2)	$139.0	$4.8
Earnings (loss) before income taxes - Fiscal 2022	$(252.9)	$386.0	$133.1
Earnings (loss) before income taxes - Fiscal 2021	$80.3	$111.2	$191.5
Earnings (loss) before income taxes - Fiscal 2020	$(184.1)	$276.5	$92.4
(1)
2023 adjustments reflect $185.3 million for non-cash impairments of long-lived assets, $50.8 million of reorganization costs, $5.5 million of costs associated with divestitures, partially offset by $90.4 million gain on the sale of businesses, trademarks and long-lived assets, $10.4 million of environmental and other related costs net of recoveries, $1.0 million SERP curtailment gain and $0.8 million earnings associated with the Keds business and Wolverine Leathers business results included in the consolidated condensed statement of operations. 2022 adjustments reflect $428.7 million for a non-cash impairment of the Sperry® trade name and the Sweaty Betty® trade name and goodwill, $9.1 million for reorganization costs, $33.7 million of environmental and other related costs net of recoveries, $3.7 million of costs associated with Sweaty Betty® integration and $0.8 million of receivables securitization transaction costs, partially offset by $90.0 gain on the sale of the Champion trademarks. 2021 adjustments reflect $56.4 million of environmental and other related costs net of recoveries, $34.3 million of debt extinguishment costs, $18.7 million of costs associated with the acquisition of Sweaty Betty® and $1.8 million for non-cash impairment related to one of the Company's joint ventures. 2020 adjustments reflect $222.2 million for a non-cash impairment of the Sperry® trade name, $37.7 million of expenses related to the COVID-19 pandemic including $10.9 million of severance expenses, $8.5 million of credit loss expenses, $4.9 million of inventory charges, $3.9 million of air freight charges related to production delays, $3.6 million of facility exit costs and $5.9 million of other costs, $5.5 million of debt extinguishment costs and $11.1 million of environmental and other related costs net of recoveries.

To supplement the consolidated condensed financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company describes what earnings would have been if environmental and other related costs net of recoveries, non-cash impairments of assets and goodwill, SERP curtailment gain, earnings associated with the Keds and Wolverine Leathers businesses included in the 2023 consolidated condensed statement of operation, Sweaty Betty® integration costs, reorganization costs, receivable securitization transaction costs, costs associated with acquisitions and divestitures, debt extinguishment costs, non-cash impairment related to one of the Company's joint ventures, gains on the sale of businesses and assets and costs related to the COVID-19 pandemic including air freight costs, credit loss expenses, severance expenses and other related costs were excluded. The Company believes this non-GAAP measure provides useful information to both management and investors by increasing comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in the Company's business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.
Management does not, nor should investors, consider non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this Proxy Statement, to the most directly comparable GAAP measures are found in the financial tables above.
2024 PROXY STATEMENT	A-4

APPENDIX B
APPENDIX B
WOLVERINE WORLD WIDE, INC. STOCK INCENTIVE PLAN OF 2024 (EFFECTIVE AS OF MAY 2, 2024)
1. Purpose
The purpose of the Wolverine World Wide, Inc. Stock Incentive Plan of 2024 (as it may be amended or amended and restated from time to time, the “Plan”) is to advance the interests of Wolverine World Wide, Inc. (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company's Stock Incentive Plan of 2010 (the “2010 Plan”), the Company's Amended and Restated Stock Incentive Plan of 2013 (the “2013 Plan”), and the Company’s Stock Incentive Plan of 2016, as amended and restated (the “2016 Plan” and together with the 2010 Plan and the 2013 Plan, the “Prior Plans”), with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator. No new awards shall be issued under the Prior Plans after the date the Plan is approved by the Company's stockholders.
2. Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)	“Act” means the Securities Exchange Act of 1934, as amended from time to time and in effect, or any successor statute as from time to time.
(b)
“Act of Misconduct” means an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement (to the extent enforceable under applicable law), induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship in effect.

(c)	“Administrator” means the Administrator of the Plan in accordance with Section 19 of the Plan.
(d)
“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit, Stock Award or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(e)
“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments (which do not need to be executed) as approved by the Administrator

(f)	“Board” means the board of directors of the Company.
2024 PROXY STATEMENT	B-1

(g)
“Cause” means, in the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement remains in effect; if a Participant is party to multiple such agreements, any Cause determination must meet the standards of all such agreements to qualify as for Cause under this Plan. In the case of any other Participant, “Cause” means (i) a substantial failure of the Participant to perform the Participant's duties and responsibilities to the Company or its Subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its Subsidiaries, including, but not limited to, any Act of Misconduct; (iv) a significant violation by the Participant of the code of conduct of the Company or its Subsidiaries of any material policy of the Company or its Subsidiaries, or of any statutory or common law duty of loyalty to the Company or its Subsidiaries, including, but not limited to, any Act of Misconduct; or (v) a material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or subsidiaries and the Participant.

(h)
“Change in Control” unless otherwise defined in an Award Agreement, means (i) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (ii) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of twenty percent (20%) or more of the outstanding Shares or the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; (iii) the consummation of a reorganization, merger, or consolidation of the Company, unless such reorganization, merger or consolidation is with or into a Permitted Successor and clauses (i), (ii), or (iv) of this Section 2(h) have not been triggered; or (iv) a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment under an Award subject to the requirements of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, the term “Change in Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.
(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time and in effect, or any successor statute as from time to time in effect, and the rulings and regulations issued thereunder.
(j)	“Company” means Wolverine World Wide, Inc., a Delaware corporation.
(k)
“Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company's stockholders was approved by a vote of three-quarters (3∕4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(l)	“Determination Period” means the fourteen (14) day period following a Termination of Employment by a Participant.
(m)	“Disability” has the meaning set forth in the Company's long-term disability plan. The determination of the Administrator as to an individual's Disability shall be conclusive on all parties.
(n)	“Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.
(o)
“Excluded Holder” means (i) any Person who at the time this Plan was adopted was the beneficial owner of twenty percent (20%) or more of the outstanding Shares; or (ii) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Shares or other securities pursuant to the terms of an Employee Benefit Plan.

(p)
“Factors” means such considerations as would result in a determination by the Administrator that a Termination of Employment does not constitute a Retirement, and shall include the Participant's: (i) inadequate job performance; (ii) inadequate notice of resignation; (iii) intention for comparable future employment at a third party organization; (iv) intention for future employment or other service or advisory relationship with a competitor of the Company; or (iv) any other similar consideration.

(q)
“Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold in the regular way on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Shares) or, if no Shares are

2024 PROXY STATEMENT	B-2

traded on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Shares) on the date in question, then for the next preceding date for which Shares were traded on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Shares).
(r)
“Good Reason” means, in the case of a Participant who is party to an employment or other severance-benefit agreement that contains a definition of “Good Reason,” the definition set forth in such agreement will apply with respect to such Participant under the Plan so long as such agreement remains in effect; provided, however, that if the Participant is party to multiple such agreements, “Good Reason” under any such agreement shall count as “Good Reason” for purposes of this Plan. If the Participant is not party to any such agreement, “Good Reason” shall mean any of the following, with the below notice provision applying: (i) a reduction in the Participant's base salary, annual bonus opportunity, or long-term incentive opportunity below the level in effect immediately prior to a Change in Control; (ii) failure by the Company or its Subsidiaries to pay amounts owed to the Participant as salary, bonus, deferred compensation or other compensation; (iii) any material adverse change to the Participant's position, duties, responsibilities, reporting responsibilities or title from that or those in effect immediately prior to a Change in Control; or (iv) any requirement that the Participant be based at a location that is more than twenty-five (25) miles from his or her regular place of employment immediately prior to a Change in Control, unless such change results in a shorter commute for the Participant. Notwithstanding the foregoing, no Termination of Employment shall be for Good Reason unless (i) such Termination of Employment occurs during the twenty-four (24) month period following a Change in Control and (ii) the Participant gives the Company written notice within ninety (90) days of the Participant obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within thirty (30) days of receipt of such notice and the Participant terminates employment not later than thirty (30) days thereafter.

(s)	“Gross Share Reserve” means the total number of Shares reserved and available for grant and issuance pursuant to Section 5(a) of this Plan, subject to adjustment pursuant to Sections 5(b) and 13.
(t)
“Incentive Bonus” means a bonus opportunity awarded under Section 10 of the Plan pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement or otherwise.

(u)	“Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(v)	“Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.
(w)
“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each stock option granted pursuant to the Plan will be treated as providing by its terms that it is to be a Nonqualified Stock Option unless, as of the date of grant, it is expressly designated as an Incentive Stock Option.

(x) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.
(y)	“Participant” means any individual described in Section 3 of the Plan to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.
(z)
“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance-based criteria established pursuant to Section 14 of the Plan or otherwise by the Administrator.

(aa)
“Permitted Successor” means a company that, immediately following the consummation of a transaction specified in clauses (iii) and (iv) of the definition of “Change in Control” above, satisfies each of the following criteria: (i) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company's outstanding Shares and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (ii) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall

2024 PROXY STATEMENT	B-3

include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (iii) at least a majority of the board of directors of the company is comprised of Continuing Directors.
(bb)	“Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.
(cc)	“Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.
(dd)
“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 of the Plan that is an unfunded and unsecured promise pursuant to which Shares or cash in lieu thereof may be issued in the future.

(ee)
“Retirement” means the voluntary Termination of Employment by a Participant after the Participant has attained 59 years of age and ten years of service (as a director and/or an employee of the Company or a Subsidiary, provided, for the avoidance of doubt, that any service by a Participant for a Subsidiary prior to the time when such Subsidiary is owned directly or indirectly by the Company shall be disregarded for purposes of a “Retirement” determination hereunder), absent a determination to the contrary by the Administrator (after taking into consideration the Factors) within the Determination Period; Retirement shall be deemed to occur on the date immediately following the last day of the Determination Period in the absence of a determination to the contrary by the Administrator.

(ff)	“Share” means a share of the Company's common stock, par value $1.00, subject to adjustment as provided in Section 13 of the Plan.
(gg)
“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(hh)	“Stock Award” means an award of Shares to a Participant pursuant to Section 9 of the Plan.
(ii)
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(jj)
“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(kk)
“Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d) of the Plan, that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment; (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is an equity owner is not considered a Termination of Employment; (iii) unless otherwise determined by the Administrator, service as a member of the Board or other service provider shall not constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee; and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant's Awards, and the Administrator's decision shall be final and binding.

3. Eligibility
Any person who is a current or, to the extent consistent with Section 409A of the Code, prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall
2024 PROXY STATEMENT	B-4

be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any subsidiary of the Company within the meaning of the Code, as selected by the Administrator. Eligibility for Options other than Incentive Stock Options is limited to individuals described this Section 3 who are providing direct services on the date of grant of the Option (or it is reasonably anticipated that the individuals will begin to provide direct services) to the Company or to a subsidiary of the Company that would be described in the first sentence of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).
4. Effective Date, Approval Date and Termination of Plan
The Plan was adopted by the Board on March 7, 2024 (the “Approval Date”), subject to approval by the Company’s stockholders. The Plan will become effective upon the approval of this Plan by the stockholders of the Company at the Company’s Annual Meeting of Shareholders scheduled for May 2, 2024 (if so approved, the “Effective Date”) by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at such meeting or by written consent in accordance with the laws of the State of Delaware; and, if such approval is not so obtained, the Plan shall be terminated and no Awards will be issued hereunder. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Approval Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
5. Shares Subject to the Plan and to Awards
(a)
Aggregate Limits. Subject to adjustment as provided in Sections 5(b) and 13, the number of Shares that shall be authorized for grant under the Plan shall equal a total of (i) 3,300,000 Shares, plus (ii) any Shares that, as of the Effective Date, remain available for future grant (and not subject to outstanding awards) under the 2016 Plan. Any Shares granted under Awards shall be counted against this limit on a one-for-one basis. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market. No fractional Shares will be delivered under the Plan. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 3,300,000, which aggregate number shall be calculated and adjusted pursuant to Section 13 of the Plan only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(b)
Issuance of Shares. For purposes of Section 5(a) and Section 5(e) of the Plan, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. If after the Effective Date (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right (or after the Effective Date, a stock appreciation right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or after the Effective Date, a stock appreciation right granted under a Prior Plan); (ii) Shares used to pay the exercise price of an Option (or after the Effective Date, an option granted under a Prior Plan) or the purchase price, if any, for an Award (or after the Effective Date, an award granted under a Prior Plan); (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Award (or after the Effective Date, an award granted under a Prior Plan); or (iv) Shares repurchased on the open market with the proceeds of an Option (or after the Effective Date, an option granted under a Prior Plan) exercise.

(c)
Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of Awards (computed as of the date of grant in accordance with applicable financial accounting rules) granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed $600,000.

(d)
Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms

2024 PROXY STATEMENT	B-5

of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or other service providers of such acquired or combined company before such acquisition or combination and shall be subject to such other terms and limitations as required by the stock exchange on which the Shares are then listed or traded.
(e)
Award Vesting/Exercisability/Distribution Limitations. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully earned Nonemployee Director cash compensation obligations, and (iii) Awards to Nonemployee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Administrator may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Gross Share Reserve; and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

6. Options
(a)
Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Options hereunder until such Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)
Price. The Administrator will establish the exercise price per Share under each Option, which in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise, or in such other form as is acceptable to the Administrator.

(c)
No Repricing Without Stockholder Approval. Other than in connection with a change in the Company's capitalization (as described in Section 13 of the Plan), the Administrator may not, without prior approval of the Company's shareholders, seek to effect any repricing of any previously granted underwater Option by: (i) amending or modifying the terms of the Option to lower the exercise price; (ii) canceling the underwater Option and granting either (A) replacement Options having a lower exercise price or (B) Restricted Stock, Restricted Stock Units, Performance Awards or Stock Awards in exchange; or (iii) cancelling or repurchasing the underwater Options for cash or other securities. An Option will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(d)
Provisions Applicable to Options. Subject to Section 5(e), the date on which Options become exercisable shall be determined at the sole and absolute discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. No dividends or dividend equivalents shall be paid or granted in respect of Shares subject to Options and no holder of an Option shall be entitled to any dividends with respect to the Shares subject to Options unless and until such Options have vested and have been exercised in accordance with the terms of the Plan and the applicable Award Agreement and such Shares are reflected as issued and outstanding.

(e)
Term of Options and Termination of Employment. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the Participant's Termination of Employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

2024 PROXY STATEMENT	B-6

(1)
General. If a Participant's Termination of Employment is for any reason other than the Participant's death, Disability, Retirement or termination for Cause, Options granted to the Participant may continue to be exercised in accordance with their terms for the lesser of (i) a period of three (3) months after such Termination of Employment or (ii) the period ending on the latest date on which such Options could have been exercised without regard to this Section 6(e)(1), but only to the extent the Participant was entitled to exercise the Options on the date of such termination.

(2)
Death. If a Participant dies either while an employee or officer of the Company or a Subsidiary or member of the Board, or after the Termination of Employment other than for Cause but during the time when the Participant could have exercised an Option, the Options issued to such Participant shall become fully vested (in the case of Termination of Employment due to death) and exercisable by the personal representative of such Participant or other successor to the interest of the Participant for the lesser of (i) a period of one (1) year after the Participant's death or (ii) the period ending on the latest date on which such Options could have been exercised without regard to this Section 6(e)(2), but only to the extent the Participant was entitled to exercise the Options on the date of such termination.

(3)
Disability. If a Participant's Termination of Employment is due to Disability, then all of the Participant's Options shall immediately fully vest, and the Options held by the Participant at the time of such Termination of Employment shall be exercisable by the Participant or the personal representative of such Participant for the lesser of (i) a period of one (1) year after the Participant's Termination of Employment or (ii) the period ending on the latest date on which such Options could have been exercised without regard to this Section 6(e)(3), but only to the extent the Participant was entitled to exercise the Options on the date of such termination.

(4)
Participant Retirement. Upon a Participant's Retirement as an employee of the Company and its Subsidiaries or Retirement from service as a member of the Board, then all of the Participant's Options shall immediately fully vest, and the Options held by the Participant at the time of such Retirement shall be exercisable by the Participant or the personal representative of such Participant during the remaining term of the Options.

(5)
Termination for Cause. If a Participant is terminated for Cause, the Participant shall have no further right to exercise any Options previously granted. The Administrator or officers designated by the Administrator shall determine, in its or their reasonable discretion, whether a termination is for Cause.

(f)
Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent (10%) of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (as defined in this subsection (f)) (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights
(a)
General. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6 of the Plan. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 of the Plan and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Sections 5(e) and 6 of the Plan and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

2024 PROXY STATEMENT	B-7

(b)
No Repricing Without Stockholder Approval. Other than in connection with a change in the Company's capitalization (as described in Section 13 of the Plan), the Administrator may not, without prior approval of the Company's shareholders, seek to effect any repricing of any previously granted underwater Stock Appreciation Right by: (i) amending or modifying the terms of the Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Stock Appreciation Right and granting either (A) replacement Stock Appreciation Rights having a lower exercise price or (B) Restricted Stock, Restricted Stock Units, Performance Awards or Stock Awards in exchange; or (iii) cancelling or repurchasing the underwater Stock Appreciation Rights for cash or other securities. A Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

8. Restricted Stock and Restricted Stock Units
(a)
Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)
Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number; (ii) the purchase price of the Shares, if any, and the means of payment; (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested; (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator; (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units; and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)
Vesting and Performance Criteria. Subject to Section 5(e), the grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include performance-based criteria established pursuant to Section 14 of the Plan or otherwise by the Administrator.

(d)	Termination of Employment. Unless the Administrator provides otherwise:
(i)
General. In the event of Termination of Employment for any reason other than death, Disability or Retirement, any Restricted Stock or Restricted Stock Units still subject in full or in part to restrictions at the date of such Termination of Employment shall automatically be forfeited and returned to the Company.

(ii)
Death, Retirement or Disability. In the event a Participant's Termination of Employment is because of death, Disability or Retirement, the restrictions remaining on any or all Shares remaining subject to a Restricted Stock or Restricted Stock Unit Award shall lapse.

(e)
Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f)
Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company's stock ledger.

2024 PROXY STATEMENT	B-8

(g)	Dividends and Distributions.
(i)
Participants in whose name Restricted Stock is granted shall be entitled to receive dividends and other distributions paid with respect to those Shares only to the extent provided by the Administrator, in which case the Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

(ii)
Notwithstanding the foregoing Section 8(g)(1), any cash or stock dividends and dividend equivalents with respect to Restricted Stock and Restricted Stock Units will be withheld by the Company for the Participant's account and will be paid, if at all, (i) in the case of Restricted Stock, upon the satisfaction of any restrictions imposed on the Restricted Stock in respect of which the dividends were paid (including, if applicable, the achievement of applicable performance measure(s)) and (ii) in the case of Restricted Stock Units, at the time the Shares and/or cash underlying such Restricted Stock Units is paid, and any dividends deferred in respect of any Restricted Stock and Restricted Stock Units will be forfeited upon the forfeiture of such Restricted Stock and Restricted Stock Units. Any noncash dividends or distributions paid with respect to Restricted Stock and Restricted Stock Units shall be subject to the same restrictions as those relating to the Restricted Stock and Restricted Stock Units.

(h)
Payment of Restricted Stock Units. In all events, unless payment with respect to a Restricted Stock Unit is deferred in a manner consistent with Section 409A of the Code, the Shares and/or cash underlying such Restricted Stock Unit shall be paid to the Participant no later than two and one-half months following the end of the year in which the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture.

(i)
Legending of Restricted Stock. The Administrator may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Wolverine World Wide, Inc. Stock Incentive Plan of 2024 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.
9. Stock Awards
(a)
Grant. Stock Awards may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator, consistent with the 5% limit set forth in Section 5(e) of the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Administrator.

(b)
Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 9 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award (and shall have no rights to dividends or dividend equivalents prior to such time); provided, however, that the Administrator may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate.

10. Incentive Bonuses
(a)
General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b)
Incentive Bonus Document. Unless otherwise determined by the Administrator, the terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus; (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment; (iii) the term of the performance period as to which performance shall be

2024 PROXY STATEMENT	B-9

measured for determining the amount of any payment; (iv) the timing of any payment earned by virtue of performance; (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment; (vi) forfeiture provisions; and (vii) such further terms and conditions, in each case not inconsistent with this Plan (including Section 5(e), if applicable), as may be determined from time to time by the Administrator.
(c)
Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amounts payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.

(d)
Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares (with any such Share payment subject to the dividend and dividend equivalent limitations as set forth in section 8(g)(ii)), as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. In all events, unless payment of an Incentive Bonus is deferred in a manner consistent with Section 409A of the Code, any Incentive Bonus shall be paid to the Participant no later than two and one-half months following the end of the year in which the Incentive Bonus is no longer subject to a substantial risk of forfeiture.

(e)
Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement or other document evidencing the Award, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

11. Deferral of Gains
(a)
Deferral of Payment. The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole and absolute discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator or the Board.

(b)
Conditions of Deferral. Notwithstanding anything herein to the contrary, if the Administrator permits any initial or subsequent deferral elections pursuant to Section 11(a) of this Plan, subject to the requirements of Section 409A of the Code, the terms of this Plan and the applicable Award Agreement and any applicable deferral election form, the Participant may elect to defer payment (that would otherwise occur upon the lapse of a substantial risk of forfeiture) for a fixed period of time measured from the date the Award is granted; provided, however, that in each case (i) the deferral election is made before the end of the election period established by the Administrator, and (ii) to the extent compliant with Section 409A of the Code, payment of any vested Award that the Participant has elected to defer will be made regardless of any deferral election (including any subsequent deferral election) within thirty (30) days of a change in control or the Participant's separation from service (including death). For purposes of this Section 11, “change in control” and “separation from service” shall be defined in the applicable Award Agreement and have the meanings set forth in Section 409A of the Code and the regulations thereunder (and, with respect to the definition of “separation from service”, after giving effect to the presumptions contained therein), and, notwithstanding anything herein to the contrary, if the Administrator allows deferral elections under an Award Agreement subject to Section 409A of the Code, neither Disability nor Retirement shall accelerate the time of payment of any Award (even if it accelerates vesting) unless there has been a “separation from service” or “disability” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (and, with respect to the definition of “separation from service”, after giving effect to the presumptions contained therein). To the extent applicable, this provision, the Plan and any Awards hereunder are intended to comply with Section 409A of the Code and shall be interpreted accordingly. Should any payments made in accordance with the Plan to a specified employee, as defined by Section 409A of the Code, be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant’s separation from service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of separation from service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date of separation from service or the date of the Participant’s death, to the extent necessary in order to avoid the imposition of taxes under Section 409A of the Code.

2024 PROXY STATEMENT	B-10

12. Conditions and Restrictions Upon Securities Subject to Awards
The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its sole and absolute discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law; (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements; (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
13. Adjustment of and Changes in the Stock
(a)
General. The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares outstanding. Such adjustment may be designed to comply with Sections 409A and 424 of the Code as applicable, or may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company's security holders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole and absolute discretion.
No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the Shares subject to the Award shall be rounded up to the nearest whole share for Awards other than Options and Stock Appreciation Rights, and shall be rounded down to the nearest whole Share with respect to Options and Stock Appreciation Rights. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
(b)
Change in Control. Subject to and limited by the requirements of subsections (i) and (ii) below, the Administrator shall determine the effect of a Change in Control on outstanding Awards. Such effects, which need not be the same for every Participant, may include, without limitation: (x) the substitution for the Shares subject to any outstanding Award, or portion thereof, of stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, and/or (y) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change in Control in an amount equal to the value of the consideration to be received by holders of Shares in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof. Notwithstanding the foregoing, Awards shall be treated as follows in connection with a Change in Control:

(i)
Double-Trigger Acceleration of Vesting of Time-Based Awards. The following provisions shall apply to Awards that are subject to vesting based on continuous employment or service: To the extent an Award is assumed or substituted by an acquiror in connection with a Change in Control as contemplated by Section 13(b) above, such Award shall not immediately vest upon a Change in Control and instead shall continue to vest in accordance with its terms, provided, however, that if a Participant experiences a Termination of Employment by the Company without Cause or by the Participant for Good Reason, in either case, within the twenty-four- (24-) month period immediately following the Change in Control, the Award shall immediately vest and become exercisable or shall be settled upon such qualifying termination. The Participant's rights under this Section 13(b)(i) are in addition

2024 PROXY STATEMENT	B-11

to any other rights Participant has in the event of death, Disability or Retirement. Notwithstanding anything in this Section 13(b)(i) to the contrary, if, at any time during the vesting period of an Award, the Participant is or becomes eligible to terminate his or her employment with the Company or its Subsidiaries due to Retirement (without regard to the application of any Factor or any Determination Period) the Award shall immediately vest in full upon the Change in Control. In the event of acceleration in connection with a Termination of Employment as contemplated by this Section 13(b)(i), all outstanding Options and Stock Appreciation Rights shall remain outstanding and exercisable during the remaining original terms thereof;
(ii)
Treatment of Performance Awards. The following provisions shall apply to Awards not covered by Section 13(b)(i): If a Change in Control occurs prior to the end date of a performance period for a Performance Award, to the extent the Performance Award is outstanding immediately prior to such Change in Control, such Award will vest (A) based on actual performance through the date of the Change in Control as determined by the Administrator (treating the Change in Control as the end of the applicable performance period), without proration for the time elapsed in such performance period prior to such Change in Control for purposes of determining performance, but, in the discretion of the Administrator, prorated for purposes of elapsed time in a manner consistent with subsection (B), below, (B) assuming that target level of performance is attained and prorated based on the number of days in the performance period that elapsed prior to the Change in Control over the total number of days in the performance period, or (C) a combination of (A) and (B) (without double counting). Any portion of the Performance Award (or the full Award, as applicable) that does not vest in connection with a Change in Control as contemplated herein will automatically terminate upon such Change in Control; and

(iv)
Cash Payment for Stock Options/Stock Appreciation Rights. Without the consent of any Participant affected thereby, the Administrator may determine that some or all Participants holding outstanding vested and exercisable Options and/or Stock Appreciation Rights shall receive, with respect to some or all of the Shares subject to such Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control, cash in an amount equal to the greater of the excess of (A) the highest sales price of the shares on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Shares) on the date immediately prior to the effective date of such Change in Control or (B) the highest price per share actually paid in connection with any Change in Control over the exercise price per share of such Options and/or Stock Appreciation Rights.

14. Performance-Based Compensation
(a)
General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on performance criteria established by the Administrator, including, without limitation, standards of financial performance and/or personal performance evaluations.

(b)
Performance Criteria. For purposes of this Plan, the performance criteria selected by the Administrator may include, without limitation, an objectively determinable measure of performance relating to any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division, line or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to an index or indices or a designated comparison group or groups, in each case as specified by the Administrator: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization); (ii) income, net income or operating income; (iii) revenues; (iv) net sales; (v) return on sales; (vi) return on equity; (vii) return on capital (including return on total capital or return on invested capital); (viii) return on assets or net assets; (ix) earnings per share; (x) economic or business value added measurements; (xi) return on invested capital; (xii) return on operating revenue; (xiii) cash flow (before or after dividends); (xiv) stock price; (xv) total stockholder return; (xvi) market capitalization; (xvii) economic value added; (xviii) debt leverage (debt to capital); (xix) operating profit or net operating profit; (xx) operating margin or profit margin; (xxi) cash from operations; (xxii) market share; (xxiii) product development or release schedules; (xxiv) new product innovation; (xxv) cost reductions; (xxvi) customer acquisition or retention; (xxvii) customer service; (xxviii) customer satisfaction; or (xxix) any other performance target established by the Administrator as it deems appropriate. In the event that, during any performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Administrator, in its sole and absolute discretion, of distorting the applicable performance criteria involving the Company, including, without limitation, changes in accounting standards, the Administrator may adjust or modify, as determined by the Administrator, in its sole and absolute discretion, the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the Participants’ Awards under the Plan for such performance period attributable to such transaction, circumstance or event. All determinations that the Administrator makes shall be conclusive and binding on all persons for all purposes. The Administrator retains the right to reduce any Award below the maximum amount that could be paid based on the degree to which the performance criteria related to such Award were attained.

2024 PROXY STATEMENT	B-12

15. Transferability
Unless the Administrator determines otherwise, each Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. To the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided, however, that (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee's continued employment or service shall continue to be determined with reference to the Grantee's employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 15.
16. Suspension, Termination or Recovery of Awards and Payments Thereunder
Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Company's chief executive officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 16, the Authorized Officer, Administrator or the Board may suspend the Participant's rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.
If the Administrator or an Authorized Officer determines a Participant has committed an Act of Misconduct, then except as otherwise provided by the Administrator, including through any agreement approved by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator's sole and absolute discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.
In addition to the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with the Company's Policy for Recovery of Incentive Compensation or any successor or additional clawback or recoupment policy, as such policy or policies may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Act.
17. Compliance with Laws and Regulations
This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue, deliver or remove any restrictions on Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole and absolute discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company's obligations with respect to tax equalization for Participants employed outside their home country.
2024 PROXY STATEMENT	B-13

18. Withholding
To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the grant, vesting or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.
19. Administration of the Plan
(a)
Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that no such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer and that any delegation of the power to grant Awards to an officer shall otherwise be consistent with the requirements of Section 157(c) of the Delaware General Corporation Law. The Compensation Committee hereby designates the Company's chief executive officer, the Company's chief financial officer, the Secretary of the Company, and the head of the Company's human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary and/or to one or more agents.

(b)
Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 13 of the Plan; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable. For the avoidance of doubt, notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, re-granted through cancellation or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company's capitalization as described in Section 13 of the Plan) without the approval of the Company's stockholders.

2024 PROXY STATEMENT	B-14

(c)
Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)
Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(e)
Indemnification of Administrator. Neither any member nor former member of the Administrator nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Administrator shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Administrator's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any employee, officer, agent or expert employed or retained by the Administrator or the Company.

20. Amendment of the Plan or Awards
The Board may amend, alter or discontinue this Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13 of the Plan, no such amendment shall, without the approval of the stockholders of the Company:
(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;
(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 6(a) of the Plan;
(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights;
(d)	extend the term of this Plan;
(e)	change the class of persons eligible to be Participants; or
(f)
otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements (or the listing requirements of any successor exchange that is the primary stock exchange for trading of Shares).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder's consent, provided that no such consent shall be required if the Administrator determines in its sole and absolute discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. In addition, the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code, unless the Board expressly determines to amend the Plan to be subject to Section 409A of the Code.
21. No Liability of Company
The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder and (b) any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise, settlement of any Award granted hereunder.
2024 PROXY STATEMENT	B-15

22. Non-Exclusivity of Plan
Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
23. Governing Law
This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
24. Waiver of Jury Trial
By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
25. No Right to Employment, Reelection or Continued Service
Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant's employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 20 of the Plan, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.
26. Unfunded Plan
The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.
Effective as of May 2, 2024
2024 PROXY STATEMENT	B-16

WOLVERINE worldwide

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 1, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WWW2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 1, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V35791-P05447

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WOLVERINE WORLD WIDE, INC.

The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals 2, 3 and 4.

		For	Against	Abstain
1.	Election of Directors:			
	1a. Stacia Andersen	☐	☐	☐
	1b. Brenda J. Lauderback	☐	☐	☐
	1c. DeMonty Price	☐	☐	☐
2.	An advisory resolution approving compensation for the Company's named executive officers.	☐	☐	☐
3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2024.	☐	☐	☐
4.	Proposal to approve the Stock Incentive Plan of 2024.	☐	☐	☐

IMPORTANT - Please sign exactly as your name(s) appear(s) on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. **If shares are held jointly, each holder must sign.**

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive, NE
Rockford, Michigan 49351

Wolverine World Wide, Inc. will be holding its Annual Meeting of Shareholders on May 2, 2024, at 10:00 a.m. EDT in a virtual format designed to provide shareholders the same rights and opportunities to participate that they would have at an in-person meeting. To attend the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/WWW2024 and enter the 16-digit control number found on the reverse side of this proxy card.

The enclosed Notice of 2024 Annual Meeting of Shareholders provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the proxy card.

As always, Wolverine encourages you to vote these shares before the Annual Meeting.

Telephone and Internet Voting
On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote will be recorded as if you mailed in your proxy card.

Thank you in advance for your participation in our 2024 Annual Meeting.

Wolverine World Wide, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

V35792-P05447

WOLVERINE WORLD WIDE, INC.
Annual Meeting of Shareholders
May 2, 2024 10:00 A.M. EDT
This Proxy is solicited by the Board of Directors

The undersigned shareholder hereby appoints Christopher Hufnagel and David A. Latchana, and each of them, each with full power of substitution, as proxies to represent the undersigned shareholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the shareholder would be entitled to vote on all matters that properly come before the Annual Meeting of Shareholders to be held virtually on Thursday, May 2, 2024, at 10:00 a.m. Eastern Daylight Time, and any adjournment or postponement of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified herein. If this Proxy is properly executed but no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of Proposals 2, 3 and 4. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

(CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE.)